As filed with the Securities and Exchange Commission on ____________, 2006. Registration No. 333-130686

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

AMENDMENT NO. 6

TO

FORM SB-2
REGISTRATION STATEMENT
Under
The Securities Act of 1933
________________________
QUEST OIL CORPORATION
(Name of small business issuer in its charter)

Nevada (State or jurisdiction of incorporation or organization)	1381 (Primary Standard Industrial Classification Code Number)	98-0207745 (I.R.S. Employer Identification No.)

Approximate date of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.
_________________

580 2nd Street, Suite 102, Encinitas, CA 92024 (888) 772-1288 (US only)

 (Address and telephone number of principal executive offices and principal place of business)
_________________________________________________

 Joseph F. Wallen, 580 2nd Street, Suite 102, Encinitas, CA 92024 (888) 772-1288 (US only)

(Name, address and telephone number of agent for service)
_____________________

Copies to:

Mark L. Baum, Esq., The Baum Law Firm, PC, 580 2nd Street, Suite 102, Encinitas, California 92024 (888) 772-1288 (US only)
_______________

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1) (12)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value (3)	25,000,000	0.80	20,000,000	2,534
Common Stock, $.001 par value (4)	12,500,000	0.46	5,750,000	729
Common Stock, $.001 par value (5)	12,500,000	0.56	7,000,000	887
Common Stock, $.001 par value (6)	2,500,000	0.80	2,000,000	253
Common Stock, $.001 par value (7)	1,250,000	0.46	575,000	73
Common Stock, $.001 par value (8)	1,250,000	0.56	700,000	89
Common Stock, $.001 par value (9)	2,500,000	0.40	1,000,000	127
Common Stock, $.001 par value (10)	73,424,479	0.40	29,369,792	3,721
Common Stock, $.001 par value (11)	400,000	0.37	148,000	19
Total	131,324,479			8,431(13)

(1) Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of stock splits or stock dividends which occur during this continuous offering.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, with respect to shares of common stock issuable upon the conversion of outstanding warrants or conversion of outstanding notes, the higher of (1) the average sales price (which was $0.37 on December 16, 2005) or (2) the exercise price of such warrants or the conversion price of such notes.

(3) Represents shares of common stock issuable upon the exercise of Series A Warrants held by certain selling security holders at an exercise price of $0.80 per share.

(4) Represents shares of common stock issuable upon the exercise of Series B Warrants held by certain selling securityholders at an exercise price of $0.46 per share.

(5)  Represents shares of common stock issuable upon the exercise of Series C Warrants held by certain selling securityholders at an exercise price of $0.56 per share.

(6) Represents shares of common stock issuable upon the exercise of Placement Agent Series A Warrants held by certain selling securityholders at an exercise price of $0.80 per share.

(7)  Represents shares of common stock issuable upon the exercise of Placement Agent Series B Warrants held by certain selling securityholders at an exercise price of $0.46 per share.

(8) Represents shares of common stock issuable upon the exercise of Placement Agent Series C Warrants held by certain selling securityholders at an exercise price of $0.56 per share.

(9) Represents shares of common stock issuable upon the exercise of Placement Agent Series D Warrants held by certain selling securityholders at an exercise price of $0.40 per share.

(10) Represents 200% of the shares of common stock to be used by us to pre-pay the outstanding principal amount of the Senior Secured Convertible Notes and Zero Coupon Convertible Notes held by certain selling securityholders, together with all accrued and unpaid interest thereon, based upon a conversion price of $0.40 per share.

(11) Represents shares of common stock previously issued to certain selling securityholders as payment for legal and consulting services.

(12) Pursuant to registration rights agreement with certain holders of our senior secured convertible notes and zero coupon convertible notes, we have agreed to register, and are registering: (i) 200% of the number of shares of common stock necessary to convert or prepay the outstanding principal amount of the notes, together with all accrued and unpaid interest thereon, at a per share price equal to $0.40; and (ii) 100% of the common stock underlying the Warrants held by certain selling securityholders.

(13) Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor the selling shareholders are soliciting an offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted.

PROSPECTUS (Subject to Completion)

Dated June 1, 2006

131,324,479 Shares

Quest Oil Corporation

Common Stock

This prospectus relates to the offer and sale of 131,324,479 shares of our common stock by the selling securityholders identified in this prospectus, of which 57,500,000 may be issued and sold only upon the exercise of certain warrants. The selling securityholders will determine when they will sell their shares, and in all cases, will sell their shares at the current market price or at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling securityholders or upon conversion of the notes. We may, however, receive up to $37,025,000 from the exercise of the warrants. We have agreed to pay the Placement Agent a cash fee equal to ten percent (10%) of the proceeds we receive from the exercise of the warrants.

Our common stock currently trades on the OTC Bulletin Board under the symbol “QOIL.” On May 30, 2006 the last reported sale price of the common stock on the OTC Bulletin Board was $0.16 per share.

Investing in our common stock involves risks, and investors should not buy these shares unless they can afford to lose their entire investment. Please see “Risk Factors” beginning on page 10 to read about certain factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____________, 2006

TABLE OF CONTENTS

Additional Information	………………………………………………………………	5
Summary Information	………………………………………………………………	6
Risk Factors	………………………………………………………………	10
Use of Proceeds	………………………………………………………………	16
Determination of Offering Price	………………………………………………………………	16
Selling Security Holders	………………………………………………………………	17
Plan of Distribution	………………………………………………………………	23
Legal Proceedings	………………………………………………………………	25
Directors, Executive Officers, Promoters and Control Persons	………………………………………………………………	25
Security Ownership of Certain Beneficial Owners and Management	………………………………………………………………	27
Description of Securities	………………………………………………………………	28
Interests of Named Experts and Counsel	………………………………………………………………	31
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	………………………………………………………………	31
Organization Within Last Five Years	………………………………………………………………	31
Description of Business	………………………………………………………………	31
Management’s Discussion and Analysis Or Plan of Operation	………………………………………………………………	35
Description of Property	………………………………………………………………	39
Certain Relationships and Related Transactions	………………………………………………………………	39
Market for Common Equity and Related Stockholder Matters	………………………………………………………………	39
Executive Compensation	………………………………………………………………	40
Financial Statements	………………………………………………………………	42
Changes In Disagreements With Accountants On Accounting and Financial Disclosure	………………………………………………………………	42
Part II	………………………………………………………………
Indemnification of Directors and Officers	………………………………………………………………	Part II, Page 1
Other Expenses of Issuance and Distribution	………………………………………………………………	Part II, Page 3
Recent Sales of Unregistered Securities	………………………………………………………………	Part II, Page 3
Exhibits	………………………………………………………………	Part II, Page 7
Undertakings	………………………………………………………………	Part II, Page 9

Additional Information

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act), and therefore file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the SEC). Such reports, proxy statements and other information filed by us may be inspected and copied at the Public Reference Section of the SEC at 100 F. Street, N.E., Judiciary Plaza, Washington, D.C. 20549-1004. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

Cautionary Statement Concerning
Forward-Looking Information

This prospectus contains forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. These are statements that relate to future periods and include statements regarding our future strategic, operational and financial plans, potential acquisitions, anticipated or projected revenues, expenses and operational growth, markets and potential customers for our products and services, plans related to sales strategies and efforts, the anticipated benefits of our relationships with strategic partners, growth of our competition, our ability to compete, the adequacy of our current facilities and our ability to obtain additional space, use of future earnings, and the feature, benefits and performance of our current and future products and services.

You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” “seek” or “continue” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including those described in this prospectus under the heading “Risk Factors” beginning on page 10. These and other factors may cause our actual results to differ materially from any forward-looking statement. We caution you not to place undue reliance on these forward-looking statements.

We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance. Forward-looking statements are only predictions. The forward-looking events discussed in this prospectus, the documents to which we refer you and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. For these statements, we claim the protection of the “bespeaks caution” doctrine. The forward-looking statements speak only as of the date hereof, and we expressly disclaim any obligation to publicly release the results of any revisions to these forward-looking statements to reflect events or circumstances after the date of this filing.

Factors that may affect forward-looking statements.    A wide range of factors could materially affect future developments and performance of our business. This prospectus describes significant factors affecting specific business operations and the financial results of these operations. General factors affecting our operations include:

• Changes in business plans

• Changes in U.S., global or regional economic conditions

• Changes in U.S. and global financial and equity markets, including market disruptions and significant interest rate fluctuations

• Increased competitive pressures

• Legal developments that may affect our business

• Technological developments that may affect our business

• Changes in government regulations relating to the oil and gas industry

This list of factors that may affect future performance and the accuracy of forward-looking statements are illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

Summary Information

Recent Developments

On or about March 20, 2006, our legal counsel, The Baum Law Firm, PC, in connection with our fiscal year end, discovered that there was not a legal and valid adoption by a majority of the directors of the company, of the resolution appointing Mr. William Huntington Stinson to our board of directors and as our President and Chief Executive Officer. Mr. Stinson’s nomination followed the resignation of Mr. Cameron King from all positions he held with the company. Following Mr. King’s resignation, there were four members of our board: Mr. Jim Irwin, Mr. Joseph F. Wallen, Mr. Douglas Brown and Mr. Doug Blackman.

On March 31, 2006, Mr. Blackman resigned from his position on our board of directors.

On March 31, 2006, pursuant to Section 4 of our Bylaws, Mr. Joseph Wallen nominated, and our board appointed, Mr. James B. Panther, II and Mr. Chris Philips as directors of the company. All of our directors approved the appointments of Messrs. Panther, II and Philips to our board.

On March 31, 2006, following the discovery that Mr. Stinson was not a validly appointed officer of the company, pursuant to Section 4 of our Bylaws, our board appointed Mr. James B. Panther, II as our interim President and Chief Executive Officer.

On April 2, 2006, a majority of the voting members of our board, Wallen, Irwin, Brown and Philips, voted to terminate Mr. William Huntington Stinson from his position as Chief Operating Officer of the company.

On April 4, 2006, we filed a Petition and Application For Temporary Restraining Order, Temporary Injunction and Permanent Injunction, and Request for Order for Deposition to Investigate Claims against our former Chief Operating Officer, William Huntington Stinson, Nana Asomani-Arko and Norman S. Neidell in the 11th Judicial District in the District Court of Harris County, Texas.

On April 10th, 2006, a settlement was reached in the Petition lawsuit and read into the court record. As a condition for our dismissing the lawsuit, Mr. Stinson agreed, in part, as follows: (i) that Mr. Stinson did not dispute the authority of our board of directors that was appointed in our March 31, 2006 board resolution; (ii) that Mr. Stinson would assist in transferring control of company monies he had control of into a company account that he was not a signatory; and (iii) that as of the date of the settlement, Mr. Stinson did not claim to be a member of our board of directors or an officer of the company.

On April 18, 2006, we filed a non-suit in the Petition lawsuit, dismissing the case against all defendants.
On April 19, 2006, Jim Irwin resigned from his position on our board of directors. Currently, four persons serve on our board of directors: Douglas Brown, James B. Panther, II, Chris Phillips and Joseph F. Wallen.

On April 21, 2006, pursuant to the terms of the settlement agreement with Mr. Stinson, we appeared at 9:00 a.m. at our Houston, Texas office for the scheduled meeting with Mr. Stinson which had been confirmed by Mr. Stinson’s former counsel. Mr. Stinson failed to appear for the meeting.

On April 24, 2006, our board of directors resolved that because: (i) we had in good faith attempted to comply with the terms of the settlement agreement with Mr. Stinson; (ii) Mr. Stinson failed to attend the meeting; (iii) there were significant costs associated with making additional attempts to meet with Mr. Stinson; and (iv) the members of the Board of Directors were disinterested in doing any business with Mr. Stinson, we would not make any further attempts to deal directly with Mr. Stinson relative to complying with this term of the settlement agreement.

On April 24, 2006, we received a compensation demand from Mr. Stinson claiming wages owed from August 2005 through April 2006. On April 12, 2006, we receive a compensation demand from N.S. Neidell & Associates claiming that we owned him compensation for his services. We do not believe that either Mr. Stinson or Mr. Neidell are legally entitled to the compensation they claim.

On April 24, 2006, we entered into, and our board of directors approved, an employment agreement with James B. Panther II, who for a term of 24 months, shall serve as our President and Chief Executive Officer.

On April 24, 2006, we entered into, and our board of directors approved, an employment agreement with Mark L. Baum, Esq. who, for a term of 24 months, shall serve as our General Counsel.

On April 24, 2006, we entered into, and our board of directors approved, a 12 month employment agreement with Joseph Wallen to serve as our Chief Financial Officer.

On April 24, 2006, we entered into, and our board of directors approved, a 24 month consulting agreement with Business Consulting Group Unlimited, Inc. Under the terms of the agreement, BCGU will provide the Company with a part-time Controller, bookkeeping, reception, clerical, filing, data management and staffing services.

On April 24, 2006, we entered into, and our board of directors approved, our 2006 Directors Annual Compensation Program.

On April 24, 2006, we entered into, and our board of directors approved, a 3 year sublease agreement with Business Consulting Group Unlimited, Inc., allowing us to have access to the entire BCGU office space.

On May 24, 2006, we canceled the February 15 , 2006, Memorandum with L-TEXX Petroleum, LP, L-TEXX Management, LLC and Longleaf Production, LLC. The cancellation terminated our possible acquisition of the Longleaf entities and/or their assets.

Our Company

Quest Oil Corporation is in the business of acquiring and participating in exploration stage oil and gas properties around the globe. Our executive offices are currently located at: 580 2nd Street, Suite 102, Encinitas, CA 92024, Our telephone number is (888) 772-1288 (US only). We maintain a website at www.questoil.com, however, the information in, or that can be accessed through, our web site, is not part of this prospectus.

The Offering

Securities Offered	Up to 131,324,479 shares of our common stock
Offering Price	The shares being registered hereunder are being offered by the selling securityholders from time to time at the then current market price.
Dividend Policy	We do not anticipate paying dividends on our common stock in the foreseeable future.
Use of Proceeds	The shares offered herein are being sold by the selling securityholders and as such, we will not receive any of the proceeds of the offering (see, “Use of Proceeds” section).
Material Risk Factors
The offering involves a high degree of risk, elements of which include possible lack of profitability, competition, death or incapacity of management and inadequate insurance coverage. There is a risk to investors due to the speculative nature of this investment, historical losses from operations, a shortage of capital, lack of dividends, dilution factors, control by present shareholders and economic conditions in general. There is a material risk that we may have insufficient funding to engage in any or all of the proposed activities.

We are considered an exploration stage company, and our principal operations have only recently began to produce revenues.
OTC Bulletin Board symbol for common stock:	“QOIL”

This offering relates to the offer and sale of up to 131,324,479 shares of our common stock by the selling securityholders identified in this prospectus. The selling securityholders will determine when they will sell their shares, and in all cases, will sell their shares at the current market price or at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling securityholders or upon conversion of the notes. We may, however, receive up to $37,025,000 from the exercise of the warrants.

The Investors

On October 6, 2005, we entered into a convertible note financing transaction with twenty five (25) accredited investors pursuant to which the investors agreed to loan us an aggregate principal amount of $8 million. The notes are released in two tranches of which $6 million was received at closing and the balance of $2 million will be released to us upon the successful effectiveness of a registration statement. At their election, the investors are also entitled to invest up to an additional $2 million. Each investor will receive a Zero Coupon Note equal to 5% of total amount invested by each investor. We have agreed to issue to the investors senior secured convertible notes, zero coupon convertible notes and common stock purchase warrants.

The Notes

The shares which the selling securityholders are offering are issuable to the selling securityholders upon conversion of notes held by certain selling securityholders and upon the exercise of warrants held by certain selling securityholders.

Senior Secured Convertible Notes

The senior secured convertible notes issued at the initial closing are due October 6, 2007, and bear interest, in arrears, at a rate per annum equal to ten percent (10%), payable annually on October 1 of each year commencing October 1, 2006 at our option in (A) cash, (B) additional senior secured convertible promissory notes, or (C) in registered shares of our common stock. Interest is computed on the basis of a 360-day year of twelve (12) 30-day months.

Commencing on the fifth (5th) month following the issuance of the senior secured convertible notes and continuing thereafter on the first (1st) business day of each month we are required to pay an amount to each note holder equal to 1/20th of the original principal amount of the senior secured convertible notes plus any accrued but unpaid interest. Payment may be made at our option in cash or registered shares of our common stock. If we elect to make payments in registered shares of our common stock, the number of shares issued to the note holder shall be discounted to eighty-seven and one-half percent (87.5%) of the average of the closing bid price of our common stock for the ten (10) trading days immediately preceding the payment date. Payment may be made in registered shares of our common stock only if: (A) the registration statement providing for the resale of the shares of common stock issuable upon conversion of the senior convertible notes is effective and has been effective, without lapse or suspension of any kind, for a period of twenty (20) consecutive calendar days, (B) trading in our common stock has not been suspended by the Securities and Exchange Commission or the OTC Bulletin Board (or other exchange or market on which our common stock is trading), (C) we are in material compliance with the terms and conditions of the senior secured convertible notes and other financing documents, and (D) the issuance of shares of common stock to each note holder does not violate the note holder’s 4.9% or 9.9% ownership cap restrictions.

The senior secured convertible notes are convertible at any time, at the option of the note holders, into such number of fully paid and non-assessable shares of our common stock as is determined by dividing (x) that portion of the outstanding principal balance plus any accrued but unpaid interest under the notes at the date that the note holder elects to convert by (y) the conversion price of forty cents ($0.40) which is subject to adjustment.

We may cause the conversion of the senior secured convertible notes if, at any time following the effective date of the registration statement which registers the shares underlying the notes, the closing bid price exceeds $0.80 for a period of ten (10) consecutive trading days and the average daily trading volume for such ten (10) consecutive trading day period exceeds 250,000 shares of common stock subject to certain conditions. Upon mandatory conversion, the principal amount of the senior secured convertible notes plus all accrued and unpaid interest shall convert into a number of fully paid and nonassessable shares of common stock equal to the quotient of (i) the principal amount of the notes plus all accrued and unpaid interest outstanding on the mandatory conversion date divided by (ii) the conversion price in effect on the mandatory conversion date.

So long as the registration statement is effective, in the event that the closing bid price of the common stock is greater than $0.40 and less than $1.25, the maximum number of shares of common stock that may be issued upon conversion of the notes shall not exceed the greater of (1) twenty-five percent (25%) of the aggregate trading volume for the prior fifteen (15) days or (2) twenty percent (20%) of the original principal amount of the notes.

Prepayment of the senior secured convertible notes may be required at the option of the note holder subject to certain conditions. In addition, so long as ten (10%) of the original principal amount of the notes are outstanding, we can require prepayment of the notes by paying in cash, all or portion of the outstanding principal amount of the notes together with all accrued and unpaid interest thereon with thirty (30) days prior written notice to the note holder at a price equal to one hundred twenty-five percent (125%) of the aggregate principal amount of the notes plus any accrued but unpaid interest.

The senior secured convertible notes are secured by a security agreement that we and our subsidiaries entered into with the investors. The security agreement grants the investors a secured interest in all of the collateral, as defined in the agreement, of the company and its subsidiaries until such time as our obligations under the senior secured convertible notes have been meet. In addition to the security agreement, Quest Canada Corp., our wholly owned Canadian subsidiary has entered into a guarantee and indemnity agreement with the investors, whereby Quest Canada has guaranteed payment of the notes and agreed to indemnify the investors against losses arising from our failure to meet the obligations of the notes. Quest Canada has also entered into a pledge and debenture agreement with the investors whereby Quest Canada has pledged $15 million in favor of the investors as a continuing collateral security for the payment and fulfillment of the notes. We and our wholly owned subsidiary, Wallstin Petroleum, LLC have entered into a deed of trust, security agreement, financing statement and assignment of rents and leases with the investors whereby some of our Texas properties, rents, royalties and proceeds have been conveyed to the trustee as collateral security for the notes.

We have made the first three required principal and interest payments in cash pursuant to the terms of the notes. However, due to our current cash position, we do not intend to make any additional principal and interest payments in cash to the investors. Making the payments in cash would impair our ability to operate on a day-to-day basis. Should this Registration Statement become effective, we will be able to make any delinquent and future principal and interest payments under the terms of the notes to the investors in the form of registered shares of our common stock.

The fact that we will not make the June 2006 principal and interest payments to our investors in cash will mean that we will be in default under the terms of the notes. Such a default may provide the basis for the investors to force the liquidation of our assets.

Zero Coupon Notes

The zero coupon convertible notes are also due on October 6, 2007 and have terms which are substantially similar to the senior secured convertible notes. However, the zero coupon convertible notes do not bear interest.

Warrants

Also in connection with the transactions, we issued to each of the note holders, and to the Placement Agent, four types of warrants to acquire shares of our common stock, which are classified as “Series A,” “Series B,” “Series C” and “Placement Agent Series A,” “Placement Agent Series B,” “Placement Agent Series C,” and “Placement Agent Series D” Warrants. As discussed below, all warrants have substantially similar terms and conditions except for the exercise prices, the expiration dates and the absence of a call provision.

We issued to each of the note holders and to the Placement Agent, “Series A” warrants entitling the investors and the Placement Agent to acquire an aggregate of 27,500,000 shares of our common stock at an exercise price of $0.80 per share. The warrants issued to the investors have a “cashless exercise” provision which may be utilized by the holder only if one year has elapsed since the date of issuance of the warrant and a registration statement registering the common stock underlying the warrant is not in effect as required. The warrants issued to the Placement Agent have a “cashless exercise” provision which may be utilized by the holder without restriction. Subject to certain conditions, including the effectiveness of a registration statement providing for the resale of the common stock underlying the warrants, we may call the Series A warrants at any time so long as the value of our common stock is greater than $1.60 for a period of 10 consecutive days immediately prior to the call notice and the average daily trading volume during the 10 day call notice period exceeds 250,000 shares of common stock. The Series A warrants issued to the note holders are exercisable for a period of three (3) years. The Placement Agent Series A warrants are exercisable for a period of five (5) years.

We issued to each of the note holders and to the Placement Agent, “Series B” warrants entitling the investors and the Placement Agent to acquire an aggregate of 13,750,000 shares of our common stock at an exercise price of $0.46 per share. The warrants issued to the investors have a “cashless exercise” provision which may be utilized by the holder only if one year has elapsed since the date of issuance of the warrant and a registration statement registering the common stock underlying the warrant is not in effect as required. The warrants issued to the Placement Agent have a “cashless exercise” provision which may be utilized by the holder without restriction. Subject to certain conditions, including the effectiveness of a registration statement providing for the resale of the common stock underlying the warrants, we may call the Series B warrants at any time so long as the value of our common stock is greater than $0.56 for a period of 10 consecutive days immediately prior to the call notice and the average daily trading volume during the 10 day call notice period exceeds 250,000 shares of common stock. The Series B warrants issued to the note holders are exercisable for a period of two (2) years following the effective date of the registration statement providing for the resale of the shares of common stock underlying the warrants and the shares of common stock issuable upon conversion of the notes. The Placement Agent Series B warrants are exercisable for a period of five (5) years.

We issued to each of the note holders and to the Placement Agent, “Series C” warrants which entitle the investors and the Placement Agent to acquire an aggregate of 13,750,000 shares of our common stock at an exercise price of $0.56 per share. The warrants issued to the investors have a “cashless exercise” provision which may be utilized by the holder only if one year has elapsed since the date of issuance of the warrant and a registration statement registering the common stock underlying the warrant is not in effect as required. The warrants issued to the Placement Agent have a “cashless exercise” provision which may be utilized by the holder without restriction. The Series C warrants issued to the note holders are exercisable for a period of seven (7) years. There is no call provision in the Series C warrants. However, the Series C warrants are only exercisable for the number of shares of common stock that has been issued to the warrant holder pursuant to the warrant holder’s exercise of its Series B Warrant. The Placement Agent Series C warrants are exercisable for a period of seven (7) years.

We issued to the Placement Agent, Placement Agent “Series D” warrants which entitle the Placement Agent to acquire an aggregate of 2,500,000 shares of our common stock at an exercise price of $0.40 per share with a “cashless exercise” provision which may be utilized by the holder without restriction. The Placement Agent Series D warrants are exercisable for a period of five (5) years.

Assuming the total principal amount of each senior secured note and each zero coupon note held by each of the selling securityholders is converted into common stock at a conversion price of $0.40 and all the converted shares are sold in this offering, the outstanding shares will be increased by 20,400,000. Assuming all warrants held by the selling securityholders are exercised and all shares underlying the warrants are sold in this offering, the outstanding shares will be increased by an additional 57,500,000.

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks.

Our former Chief Operating Officer, William Huntington Stinson and Mr. Norman S. Neidell may have a potential lawsuit against us.

Our former Chief Operating Officer, William Huntington Stinson and Norman S. Neidell may have claims against us for certain monies they claimed they were owed in connection to their services as our Chief Operating Officer and as an alleged outside consultant. We believe that Mr. Stinson is claiming approximately $41,500 and Mr. Neidell is claiming approximately $18,000.

Our Acadia North well “10-22” was shut in and not producing for approximately one month.

Due to forces of nature, Well 10-22 was shut in from on March 22, 2006 until April 24, 2006. Well 10-22 is currently operating, but at a reduced rate of production. Well 10-22 contributed $1,126,859 in revenues for our third quarter. As of March 31, 2006, Well 10-22 has total production of 215.38 MMCF. We make no guarantee that Well 10-22 will stay in production.

We are currently in default on our Senior Secured Convertible Promissory Notes and Zero Coupon Notes.

On October 6, 2005, we entered into a senior secured convertible note financing transaction with twenty five (25) accredited investors pursuant to which the investors agreed to loan us an aggregate principal amount of $8 million. The notes are released in two tranches of which $6 million was received at closing and the balance of $2 million will be released to us upon the successful effectiveness of a registration statement. We are in default under the terms of the notes for failing to obtain an effective registration statement within the time period prescribed under the terms of the notes. Our default could: (i) trigger the “cashless exercise” provision of the Series A, B & C warrants which would allow the warrants to be exercised by the holder without any funds being paid to us; or (ii) cause the notes to become immediately due and payable. If all of the notes were to become immediately due and payable, we would not have sufficient cash on hand to pay the notes and such demands for payment could potentially cause the company to become insolvent. In addition, because we have failed to obtain an effective registration statement within the time period prescribed by the Note and Warrant Purchase Agreement, the investors could view our failure as a breach of Section 4.1 of the Note and Warrant Purchase Agreement and, therefore, provide a basis for the investors not to provide the second $2 million tranche of the original $8 million investment.
                                                                                                                                                                                                                                                                                                                                                                                                      We are in default under the terms of the Senior Secured Convertible due to our failure to make the required principal and interest payments.

We are required to make monthly principal and interest payments under the terms of our Senior Secured Convertible Promissory Notes. If a registration statement registering the shares underlying the notes is not effective, we are required to make the monthly payments in cash instead of registered shares of our common stock. Because this Registration Statement is not effective, we have made the first three required principal and interest payments in cash pursuant to the terms of the notes. However, due to our current cash position, we do not intend to make any additional principal and interest payments in cash to the investors. Making the payments in cash would impair our ability to operate on a day-to-day basis. Should this Registration Statement become effective, we will be able to make any delinquent and future principal and interest payments under the terms of the notes to the investors in the form of registered shares of our common stock. The fact that we will not make the June 2006 principal and interest payments to our investors in cash will mean that we will be in default under the terms of the notes. Such a default may provide the basis for the investors to force a liquidation of our assets because all of our assets are secured by the notes. In the case of the liquidation of our assets, our common shareholders will likely lose all of their investment in our common stock.

The warrants issued pursuant to the October 6, 2005 Senior Secured Promissory Note and Zero Coupon Note financing contain a “cashless exercise” provision which may not bring in any cash to the company.

Pursuant to the October 6, 2005 senior secured convertible note financing transaction with twenty five (25) accredited investors, we issued Series A, B and C warrants. We also issued Series A, B, C and D warrants to the Placement Agent. Assuming all of the warrants are exercised for cash, we may receive up to $37,025,000 from the exercise of the warrants. However, the Series A, B and C warrants issued to the investors contain a “cashless exercise” provision whereby the holders may exercise the warrant without payment to us. The “cashless exercise” provision may be utilized by the holder only if one year has elapsed since the date of issuance of the warrant and a registration statement registering the common stock underlying the warrant is not in effect as required. The Series A, B, C and D warrants issued to the Placement Agent also contain a “cashless exercise” provision which may be utilized by the holder without restriction.

There may be a conflict of interest between Messrs. Panther, II and Baum and the company.

Messrs. James B. Panther, II and Mark L. Baum, Esq. are officers of the company as well as principals of Business Consulting Group Unlimited Inc. which has been retained to provide internal business operations services. A potential conflict may arise between the duties of Messrs. Panther, II and Baum while acting as an officer of the company and while acting simultaneously as principals of Business Consulting Group Unlimited, Inc.

We are not subject to the corporate governance rules of any national securities exchange.

Our common stock is not listed or quoted on the New York Stock Exchange, the Nasdaq National Market or the American Stock Exchange.  As a result, we are not subject to the corporate governance requirements of those regulatory organizations. These requirements are generally intended to increase the likelihood that boards will make decisions in the best interests of stockholders. Specifically, we are not required to have a majority of our directors be independent or to have compensation, nominating and corporate governance committees comprised solely of independent directors. As a result, our stockholders are not afforded the protections of these corporate governance requirements.

The agreements we entered in connection with our October 2005 financing contain covenants and restrictions that may limit our ability to operate our business.

The agreements relating to our October 2005 financing limit our ability to, among other things: declare or pay dividends or distributions on any equity securities, create or incur additional indebtedness, create additional liens on our assets and repurchase common stock.  These restrictions could adversely affect our ability to borrow additional funds or raise additional equity to fund our future operations. In addition, if we fail to comply with any of the covenants contained in the agreements or otherwise default under the documents, the holders may accelerate the indebtedness, and we may not have sufficient funds available to make the required payments.  We are currently in breach of certain of the terms of these documents.

We are an exploration stage company and we have limited history.

We are an exploration stage company that has limited operations. Our plans and businesses are “proposed” and “intended” but we may not be able to successfully implement them. Our primary business purpose is to acquire and participate in exploration stage oil and gas properties around the globe. As of the date of this prospectus, our operations are limited to two operating projects. As an exploration stage company, our prospects are subject to all of the risks, expenses, and uncertainties frequently encountered by companies in the oil and gas business. In addition, we are subject to all of the risks, uncertainties, expenses, delays, problems, and difficulties typically encountered in the establishment of a new business. We expect that unanticipated expenses, problems, and technical difficulties will occur and that they will result in material delays in the development of our projects. We may not obtain sufficient capital or achieve a significant level of operations and, even if we do, we may not be able to conduct such operations on a profitable basis.

There is a limited trading market for our common stock.

Our common stock is traded on the OTC Bulletin board under the symbol “QOIL” There has been limited trading activity in our common stock recently, and when it has traded, the price has fluctuated widely. We consider our common stock to be “thinly traded” and any last reported sale prices may not be a true market-based valuation of the common stock. A consistently active trading market for our common stock may not develop at any time in the future. Stockholders may experience difficulty selling their shares if they choose to do so because of the illiquid market and limited public float for our common stock. It is possible that even a limited public market for our common stock will not be sustained after the date of this prospectus or at a time at which you may desire to sell your shares.

Trading in our securities could be subject to extreme price fluctuations that could adversely affect your investment.

The market prices for securities of energy related companies, particularly those that are not profitable, have been historically highly volatile. Publicized events and announcements may have a significant impact on the market price of our common stock. In addition, the stock market from time to time experiences extreme price and volume fluctuations which particularly affect the market prices for emerging and energy companies, such as ours, and which are often unrelated to the operating performance of the affected companies.

These broad market fluctuations may adversely affect the ability of a stockholder to dispose of our common stock at a price equal to or above the price at which the common stock was purchased. In addition, in the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted against that company. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources, which could materially adversely affect our business, financial condition and results of operations.

Our common stock is considered to be a “penny stock” and, as such, the market for our common stock may be further limited by certain SEC rules applicable to penny stocks.

As long as the price of our common stock remains below $5.00 per share or we have net tangible assets of $2,000,000 or less, our shares of common stock are likely to be subject to certain “penny stock” rules promulgated by the SEC. Those rules impose certain sales practice requirements on brokers who sell penny stock to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000). For transactions covered by the penny stock rules, the broker must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to the sale. Furthermore, the penny stock rules generally require, among other things, that brokers engaged in secondary trading of penny stocks provide customers with written disclosure documents, monthly statements of the market value of penny stocks, disclosure of the bid and asked prices and disclosure of the compensation to the brokerage firm and disclosure of the sales person working for the brokerage firm. These rules and regulations make it more difficult for brokers to sell our shares of our common stock and limit the liquidity of our securities.

Substantial sales of our common stock may impact the market price of our common stock.

Future sales of substantial amounts of our common stock, including shares that we may issue upon exercise of warrants, could adversely affect the market price of our common stock. Further, if we raise additional funds through the issuance of common stock or securities convertible into or exercisable for common stock, the percentage ownership of our stockholders will be reduced and the price of our common stock may fall.

Outstanding secured convertible notes may substantially increase the number of outstanding shares of our common stock.

On October 6, 2005, we entered into a convertible note financing transaction with twenty five (25) accredited investors pursuant to which the investors agreed to loan us an aggregate principal amount of $8,000,000. We agreed to issue to the investors; senior secured convertible notes, zero coupon convertible notes and common stock purchase warrants. The senior secured convertible notes are due October 6, 2007, and bear interest, in arrears, at a rate per annum equal to ten percent (10%), payable annually on October 1 of each year commencing October 1, 2006 at our option in (A) cash, (B) additional senior secured convertible promissory, or (C) in registered shares of our common stock. Interest is computed on the basis of a 360-day year of twelve (12) 30-day months. The senior secured convertible notes are convertible at any time, at the option of the note holder, into such number of fully paid and non-assessable shares of our common stock as is determined by dividing (x) that portion of the outstanding principal balance plus any accrued but unpaid interest under the notes at the date that the note holder elects to convert by (y) the conversion price of forty cents ($0.40) which is subject to adjustment.

We do not expect to pay dividends for the foreseeable future.

For the foreseeable future, it is anticipated that earnings, if any, that may be generated from our operations will be used to finance our operations and that cash dividends will not be paid to holders of our common stock.

Any projections used in this prospectus may not be accurate.

Any and all projections and estimates contained in this prospectus or otherwise prepared by us are based on information and assumptions which management believes to be accurate; however, they are mere projections and no assurance can be given that actual performance will match or approximate the projections.

As a result of our intensely competitive industry, we may not gain enough market share to be profitable.

The oil and gas industry is intensely competitive. We have numerous competitors in the United States and elsewhere. Because we are pursuing potentially large markets, our competitors include major, multinational oil and gas companies. Many of these competitors have greater financial, research and other resources than we do. If we are unable to compete successfully, we may never be able to sell enough products at a price sufficient to permit us to generate profits.

We may not have sufficient funds to operate our business and may not be able to obtain additional financing.

If we do not operate within our budget, we will require additional funds to continue our business. We may not be able to obtain additional financing as needed, on acceptable terms, or at all, which would force us to delay our plans for growth and implementation of our strategy which could seriously harm our business, financial condition, and results of operations. If we need additional funds, we may seek to obtain them primarily through stock or debt financings. Those additional financings could result in dilution to our stockholders.

We may need to raise additional money before we achieve profitability; if we fail to raise additional money, it could be difficult to continue our business.

Based on our current plans, we believe that we may not have sufficient financial resources to meet our operating expenses and capital requirements. We may seek additional funding through public or private financing or through collaborative arrangements with strategic partners.

You should be aware that in the future:

• we may not obtain additional financial resources when necessary or on terms favorable to us, if at all;

• any available additional financing may not be adequate; and

• we may be required to sell shares of our common stock at extremely discounted prices in order for us to obtain additional financing.

If we cannot raise additional funds when needed, or on acceptable terms, we will not be able to continue to operate.

We require substantial capital requirements to finance our operations.

We have substantial anticipated capital requirements. Although we believe we have sufficient capital to fund current operations, we may require additional capital for future operations. We plan to finance anticipated ongoing expenses and capital requirements with funds generated from the following sources:

• cash provided by operating activities;

• available cash and cash investments; and

• capital raised through debt and equity offerings.

Although we believe the funds provided by these sources will be sufficient to meet our anticipated cash requirements, the uncertainties and risks associated with future performance and revenues will ultimately determine our liquidity and our ability to meet anticipated capital requirements. If declining prices cause our anticipated revenues to decrease, we may be limited in our ability to replace our proved reserves, to maintain current production levels and to undertake or complete future drilling and acquisition activities. As a result, our production and revenues would decrease over time and may not be sufficient to satisfy our projected capital expenditures. We may not be able to obtain additional financing in such a circumstance.

The oil and natural gas market is volatile and exposes us to financial risks.

Our profitability, cash flow and the carrying value of our oil and gas properties are highly dependent on the market prices of oil and natural gas. Historically, the oil and natural gas markets have proven cyclical and volatile as a result of factors that are beyond our control. These factors include changes in tax laws, the level of consumer product demand, weather conditions, the price and availability of alternative fuels, the price and level of imports and exports of oil and natural gas, worldwide economic, political and regulatory conditions, and action taken by the Organization of Petroleum Exporting Countries. Any significant decline in oil and natural gas prices or any other unfavorable market conditions could have a material adverse effect on our financial condition and on the carrying value of our proved reserves consequently, we may not be able to generate sufficient cash flows from operations to meet our obligations and to make planned capital expenditures.

Failure to fund continued capital expenditures could adversely affect results.

If our anticipated revenues substantially decrease as a result of lower oil and gas prices or otherwise, we may have a limited ability to expend the capital necessary to replace our proved reserves or to maintain production at expected levels, resulting in a decrease in production over time. We expect that we will continue to make capital expenditures for the acquisition, exploration and development of oil and gas. Historically, we have financed these expenditures primarily with proceeds from debt and equity financings. We believe that we will have sufficient cash flow from operations and financings to fund capital expenditures. However, if our cash flow from anticipated operations is not sufficient to satisfy our capital expenditure requirements, there can be no assurance that additional debt or equity financing or other sources of capital will be available to meet these requirements. If we are not able to fund our capital expenditures, our interests in some of our properties may be reduced or forfeited and our future cash generation may be materially adversely affected as a result of the failure to find and develop additional oil and gas fields.

We depend heavily on key personnel, and loss of the services of one or more of our key executives or a significant portion of any prospective local management personnel could weaken our management team adversely affecting our operations.

Our success largely depends on the skills, experience and efforts of our senior management, particularly our interim President, Chief Executive Officer and Director, James B. Panther, II, our Chief Financial Officer and Director, Joseph F. Wallen, and our Director, Chris Phillips, CPA. The loss of services of one or more members of our senior management or of a significant portion of any of our local management staff could weaken significantly our management expertise and our ability to operate efficiently. We do not maintain key man life insurance policies on any of our officers, although we may obtain such insurance policies in the future.

There are warrants to purchase up to 67,604,606 shares of our common stock currently outstanding.

We have granted warrants to purchase an aggregate of 67,604,606 shares of our common stock to various persons and entities, of which warrants to purchase up to 67,604,606 shares of our common stock are currently exercisable. The exercise prices on these warrants range from $0.1503 per share to $0.80 per share. If issued, the shares underlying the warrants would significantly increase the number of shares of our common stock currently outstanding and will dilute the holdings and voting rights of our existing stockholders.

Issuing preferred stock with rights senior to those of our common stock could adversely affect holders of common stock.

Our charter documents give our board of directors the authority to issue series of preferred stock without a vote or action by our stockholders. The board also has the authority to determine the terms of preferred stock, including price, preferences and voting rights. The rights granted to holders of preferred stock may adversely affect the rights of holders of our common stock. For example, a series of preferred stock may be granted the right to receive a liquidation preference - a pre-set distribution in the event of a liquidation - that would reduce the amount available for distribution to holders of common stock. In addition, the issuance of preferred stock could make it more difficult for a third party to acquire a majority of our outstanding voting stock. As a result, common stockholders could be prevented from participating in transactions that would offer an optimal price for their shares.

Costs of legal matters, environmental liabilities and regulation could exceed estimates.

We may become parties to a number of legal and administrative proceedings involving environmental and/or other matters pending in various courts or agencies. These include proceedings associated with facilities currently or previously owned, operated or used by us and include claims for personal injuries and property damages. Our current operations may involve management of regulated materials and are subject to various environmental laws and regulations. These laws and regulations obligate us and/or our subsidiaries to clean up various sites at which petroleum and other hydrocarbons, chemicals, low-level radioactive substances and/or other materials have been disposed of or released. It is not possible for us to estimate reliably the amount and timing of all future expenditures related to environmental and legal matters and other contingencies because:

• some sites are in the early stages of investigation, and other sites may be identified in the future

• cleanup requirements are difficult to predict at sites where remedial investigations have not been completed or final decisions have not been made regarding cleanup requirements, technologies or other factors that bear on cleanup costs

• environmental laws frequently impose joint and several liability on all potentially responsible parties, and it can be difficult to determine the number and financial condition of other potentially responsible parties and their share of responsibility for cleanup costs

• environmental laws and regulations are continually changing, and court proceedings are inherently uncertain

 • some legal matters are in the early stages of investigation or proceeding or their outcomes otherwise may be difficult to predict, and other legal matters may be identified in the future

Our estimates may prove to be inaccurate and future net cash flows are uncertain.

Our estimates of the quantities of proved reserves and our projections of both future production rates and the timing of development expenditures are uncertain and may prove to be inaccurate. You should not construe these proved reserve estimates as the current market value of our oil and natural gas proved reserves. Any downward revisions of these estimates could adversely affect our financial condition. We also make certain assumptions regarding future oil and natural gas prices, production levels, and operating and development costs that may prove incorrect when judged against our actual experience. Any significant variance from these assumptions could greatly affect our estimates of proved reserves, future net cash flows and our ability to borrow funds.

We compete against significant players in the oil and natural gas industry, and our failure in the long-term to complete future acquisitions successfully could reduce our earnings and cause revenues to decline.

The oil and natural gas industry is highly competitive. Our ability to acquire properties and to discover additional proved reserves depends on our ability to consummate transactions in this highly competitive environment. We compete with major oil companies, other independent oil and natural gas companies, and individual producers and operators. Many of these competitors have access to greater financial and personnel resources than those to which we have access. Moreover, the oil and natural gas industry competes with other industries in supplying the energy and fuel needs of industrial, commercial and other consumers. Increased competition causing oversupply or depressed prices could materially adversely affect our revenues.

The oil and natural gas market is heavily regulated.

We are subject to various federal, state and local laws and regulations. These laws and regulations govern safety, exploration, development, taxation and environmental matters that are related to the oil and natural gas industry. To conserve oil and natural gas supplies, regulatory agencies may impose price controls and may limit our production. Certain laws and regulations require drilling permits, govern the spacing of wells and the prevention of waste, and limit the total number of wells drilled or the total allowable production from successful wells. Other laws and regulations govern the handling, storage, transportation and disposal of oil and natural gas and any byproducts produced in oil and natural gas operations. These laws and regulations could materially adversely impact our operations and our revenues.

Laws and regulations that affect us may change from time to time in response to economic or political conditions. Thus, we must also consider the impact of future laws and regulations that may be passed in the jurisdictions where we operate. We anticipate that future laws and regulations related to the oil and natural gas industry will become increasingly stringent and cause us to incur substantial compliance costs.

The nature of our operations exposes us to environmental liabilities.

Our operations create the risk of environmental liabilities. We may incur liability to governments or to third parties for any unlawful discharge of oil, gas or other pollutants into the air, soil or water. We could potentially discharge oil or natural gas into the environment in any of the following ways:

• from a well or drilling equipment at a drill site

• from a leak in storage tanks, pipelines or other gathering and transportation facilities

• from damage to oil or natural gas wells resulting from accidents during normal operations

• from blowouts, cratering or explosions

Environmental discharges may move through the soil to water supplies or adjoining properties, giving rise to additional liabilities. Some laws and regulations could impose liability for failure to obtain the proper permits for, to control the use of, or to notify the proper authorities of a hazardous discharge. Such liability could have a material adverse effect on our financial condition and our results of operations and could possibly cause our operations to be suspended or terminated on such property.

We may also be liable for any environmental hazards created either by the previous owners of properties that we purchase or lease or by acquired companies prior to the date we acquire them. Such liability would affect the costs of our acquisition of those properties. In connection with any of these environmental violations, we may also be charged with remedial costs. Pollution and similar environmental risks generally are not fully insurable.

Although we do not believe that our environmental risks are materially different from those of comparable companies in the oil and natural gas industry, we cannot assure you that environmental laws will not result in decreased production, substantially increased costs of operations or other adverse effects to our combined operations and financial condition.

Our operations entail inherent casualty risks for which we may not have adequate insurance.

Our business plan anticipates that we will continually acquire, explore and develop new oil and natural gas proved reserves to replace those produced and sold. There is no assurance that we will be successful with our drilling, acquisition or exploration activities. Casualty risks and other operating risks could cause proved reserves and revenues to decline.

Our operations are subject to inherent casualty risks such as fires, blowouts, cratering and explosions. Other risks include pollution, the uncontrollable flows of oil, natural gas, brine or well fluids, and the hazards of marine and helicopter operations such as capsizing, collision and adverse weather conditions. These risks may result in injury or loss of life, suspension of operations, environmental damage or property and equipment damage, all of which would cause us to experience substantial financial losses.

Our drilling operations involve risks from high pressures and from mechanical difficulties such as stuck pipes, collapsed casings and separated cables. Although we carry insurance that we believe is in accordance with customary industry practices, we are not fully insured against all casualty risks incident to our business. We do not carry business interruption insurance. Should an event occur against which we are not insured, that event could have a material adverse effect on our financial position and our results from operations.

We may not be able to market effectively our oil and natural gas production.

We may encounter difficulties in the marketing of our oil and natural gas production. Effective marketing depends on factors such as the existing market supply and demand for oil and natural gas and the limitations imposed by governmental regulations. The proximity of our proved reserves to pipelines and the available capacity of such pipelines and other transportation, processing and refining facilities also affect our marketing efforts. When we discover hydrocarbons in commercial quantities, a substantial period of time may elapse before we begin commercial production. If pipeline facilities in an area are insufficient, we may have to wait for the construction or expansion of pipeline capacity before we can market production from that area. Also, natural gas wells may be shut in for lack of market demand or because of the inadequate capacity or unavailability of natural gas pipelines or gathering systems.

Terrorist attacks and threats or actual war may negatively affect our business, financial condition and results of operations.

Our business is affected by general economic conditions and fluctuations in consumer confidence and spending, which can decline as a result of numerous factors outside of our control, such as terrorist attacks and acts of war. Recent terrorist attacks in the United States, as well as events occurring in response to or in connection with them, including future terrorist attacks against U.S. targets, rumors or threats of war, actual conflicts involving the United States or its allies, or military or trade disruptions impacting our suppliers or our customers, may adversely impact our operations. Strategic targets such as energy-related assets may be at greater risk of future terrorist attacks than other targets in the United States. These occurrences could have an adverse impact on energy prices, including prices for our natural gas and crude oil production. In addition, disruption or significant increases in energy prices could result in government-imposed price controls. It is possible that any or a combination of these occurrences could have a material adverse effect on our business, financial condition and results of operations.

Natural gas and oil drilling is a speculative activity and involves numerous risks and substantial and uncertain costs that could adversely affect us.

Drilling for natural gas and oil involves numerous risks, including the risk that no commercially productive natural gas or oil reservoirs will be discovered. The cost of drilling, completing and operating wells is substantial and uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors beyond our control, including:

• unexpected or adverse drilling conditions

• elevated pressure or irregularities in geologic formations

• equipment failures or accidents

• adverse weather conditions

• compliance with governmental requirements

• shortages or delays in the availability of drilling rigs, crews and equipment

Even if drilled, our completed wells may not produce proved reserves of natural gas or oil that are economically viable or that meet our earlier estimates of economically recoverable proved reserves. Our overall drilling success rate or our drilling success rate for activity within a particular project area may decline. Unsuccessful drilling activities could result in a significant decline in our production and revenues and materially harm our operations and financial condition by reducing our available cash and resources.

We are subject to various operating and other casualty risks that could result in liability exposure or the loss of production and revenues.

The natural gas and oil business involves operating hazards such as:

• well blowouts

• mechanical failures

• explosions

• uncontrollable flows of oil, natural gas or well fluids

• fires

• geologic formations with abnormal pressures

• pipeline ruptures or spills

• releases of toxic gases

• other environmental hazards and risks

Any of these hazards and risks can result in the loss of hydrocarbons, environmental pollution, personal injury claims and other damage to our properties and the property of others.

Currency risks and fluctuations could negatively impact our company.

We anticipate that some of our revenues may be received in Canadian dollars or other currencies other than US Dollars depending on where in the world we are producing oil & gas. Foreign currency can fluctuate against the US dollar in which the Company’s financial statements are prepared. There is no assurance that any currency exchange will be favorable and given that some of our major expenses are fixed in US dollars, our operating results could be negatively impacted by such currency fluctuations.

Use of Proceeds

We will not receive any proceeds from the sale of the shares by the selling securityholders. Any net proceeds from the exercise of warrants are intended to be used to fund our operations as described in the section entitled “Plan of Operation.”

Determination of Offering Price

Our common stock trades on the OTC Bulletin Board under the symbol “QOIL” The following table shows the high and low bid prices for our common stock for each quarter since April 1, 2004 as reported by the OTC Bulletin Board. We consider our stock to be “thinly traded” and any reported sale prices may not be a true market-based valuation of the stock. Some of the bid quotations from the OTC Bulletin Board set forth below may reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

April 1, 2005 to March 31, 2006 (OTC Bulletin Board) High Bid Low Bid
First quarter       $ .64    $ .09
Second quarter       .85    .21
Third quarter        .70    .26
Fourth quarter       .45    .27

April 1, 2004 to March 31, 2005 (OTC Bulletin Board) High Bid Low Bid
First quarter (1)                        $ -        $ -
Second quarter                         .77         .37
Third quarter1                         .25        .60
Fourth quarter                        . 95        .13

(1) Our shares of common stock began trading on June 10, 2004.

As of December 9, 2005, there were approximately 3,672 record holders of our common stock.

We have not paid any cash dividends since our inception and do not contemplate paying dividends in the foreseeable future. It is anticipated that earnings, if any, will be retained to retire debt and for the operation of the business.

Shares eligible for future sale could depress the price of our common stock, thus lowering the value of a buyer’s investment. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for shares of our common stock.

Our revenues and operating results may fluctuate significantly from quarter to quarter, which can lead to significant volatility in the price and volume of our stock. In addition, stock markets have experienced extreme price and volume volatility in recent years. This volatility has had a substantial effect on the market prices of securities of many smaller public companies for reasons unrelated or disproportionate to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

Selling Security Holders

This prospectus relates to the offer and sale of up to 131,324,479 shares of our common stock by the selling securityholders identified below. Except as indicated below, none of the selling securityholders are or have been affiliates of ours.

The selling securityholders will determine when they will sell their shares, and in all cases, will sell their shares at the current market price or at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares sold by the selling securityholders. We may, however, receive up to $37,025,000 from the exercise of the warrants. We have agreed to pay the Placement Agent a cash fee equal to ten percent (10%) of the proceeds we receive from the exercise of the warrants.

We are registering the shares for resale by the selling securityholders in accordance with registration rights granted to the selling securityholders. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel in connection with this offering, but the selling securityholders will pay any underwriting discounts, selling commissions and similar expenses relating to the sale of the shares, as well as the fees and expenses of their counsel. In addition, we have agreed to indemnify the selling securityholders and certain affiliated parties, against certain liabilities, including liabilities under the Securities Act, in connection with the offering. Certain selling securityholders have agreed to indemnify us against certain losses. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors or officers, or persons controlling our Company, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Pursuant to registration rights agreement with certain holders of our senior secured convertible notes and zero coupon convertible notes, we have agreed to register, and are registering: (i) 200% of the number of shares of common stock necessary to convert or prepay the outstanding principal amount of the notes, together with all accrued and unpaid interest thereon, at a per share price equal to $0.40; and (ii) 100% of the common stock underlying the Warrants held by certain selling securityholders.

We will file a prospectus supplement to name any successors to any named selling securityholder who is able to use the prospectus to resell the securities.

Summary Tables for Selling Securityholders

Beneficial Ownership

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date of this prospectus by each of the selling securityholders.

	Shares Beneficially Owned Prior to Offering (1)
Name	Number of Shares Owned (3)	Number of Shares Offered	Shares Beneficially Owned After Offering (2)	Percentage of Class Owned After Offering (2)

AJW Offshore, Ltd.	2,497,188	2,497,188	0	*
AJW Partners, LLC	581,406	581,406	0	*
AJW Qualified Partners, LLC	1,620,313	1,620,313	0	*
New Millenium Capital Partners II, LLC	66,719	66,719	0	*
Bristol Investment Fund, Ltd.	3,812,500	3,812,500	0	*
DKR Soundshore Oasis Holding Fund Ltd.	2,287,500	2,287,500	0	*
Enable Growth Partners, LP	5,083,333	5,083,333	0	*
Enable Opportunity Partners, LP	1,270,833	1,270,833	0	*
Gemini Master Fund, Ltd.	1,906,250	1,906,250	0	*
JGB Capital L.P.	3,812,500	3,812,500	0	*
Alpha Capital Aktiengesellschaft	7,834,262	3,812,500	4,021,762	*
Double U Master Fund, LP	6,354,167	6,354,167	0	*
Harborview Master Fund, LP	1,906,250	1,906,250	0	*
Monarch Capital Fund, Ltd.	1,906,250	1,906,250	0	*
Nite Capital, LP	6,223,152	3,812,500	2,410,652	*
F. Berdon Co., LP	476,563	476,563	0	*
Paul Masters, IRA	476,563	476,563	0	*
Platinum Partners, LLC	4,868,252	2,859,375	2,008,877	*
Grey K Fund, LP	1,105,625	1,105,625	0	*
Grey K Offshore Fund, Ltd.	800,625	800,625	0	*
RHP Master Fund, Ltd.	6,608,333	6,608,333	0	*
Ellis International, Ltd., Inc.	1,906,250	1,906,250	0	*
SDS Capital Group SPC, Ltd.	3,812,500	3,812,500	0	*
SRG Capital, LLC	4,765,625	4,765,625	0	*
Vicis Capital Master Fund	12,708,333	12,708,333	0	*
MidSouth Capital, Inc. (4)	18,750	18,750	0	*
Windward Capital Advisors, LLC (4)	84,375	84,375	0	*
Hefcap Holdings, LLC (4)	84,375	84,375	0	*
Richard Henri Kreger (4)	992,970	992,970	0	*
J. Rory Rohan (4)	992,970	992,970	0	*
Midtown Partners & Co., LLC (4)	5,042,186	5,042,186	0	*
Bob Christian (4)	175,001	175,001	0	*
Martinez-Ayme Securities, Inc. (4)	109,376	109,376	0	*
Business Consulting Group Unlimited, Inc. (5)	375,000	375,000	0	*
Phillip E. Koehnke (5)	25,000	25,000	0	*

Totals	92,591,295	84,150,004

* Less than one percent (1%).

(1) Includes shares underlying presently outstanding convertible notes, based upon a conversion price of $0.40 per share, and exercisable warrants.

(2) Assumes all of the offered shares are sold.

(3)  Pursuant to an agreement entered into between us and the selling securityholders, each selling securityholder may not own at any one time, more than 4.99% of our outstanding common stock. The number of shares included herein also includes the note shares and warrant shares to be issued to the selling securityholders upon the second closing of the financing agreements which shall occur upon the effectiveness of this registration statement.
(4)	Acted as the Placement Agent, member of the selling group or Registered Representative of the Placement Agent for the transactions described herein.

(5)	Previously issued common stock as compensation for legal or consulting services.

Summary of Shares Underlying Convertible Notes and Warrants

The following table represents, for each of the selling securityholders: (i) the number shares issuable upon conversion of principal on convertible notes, based upon a conversion price of $0.40 per share, (ii) shares underlying Series A Warrants exercisable at $0.80 per share, (iii) shares underlying Series B Warrants exercisable at $0.46 per share, (iv) shares underlying Series C Warrants exercisable $0.56 per share, and (v) shares underlying Series D Warrants exercisable $0.40 per share.

Name	Number Of Shares Issuable Upon Conversion or Repayment of Convertible Notes (1)	Number Of Shares Underlying Series A Warrants (1)	Number Of Shares Underlying Series B Warrants (1)	Number Of Shares Underlying Series C Warrants (1)	Number Of Shares Underlying Series D Warrants (1)

AJW Offshore, Ltd.	2,404,652	818,750	409,375	409,375	0
AJW Partners, LLC	559,862	190,625	95,313	95,313	0
AJW Qualified Partners, LLC	1,560,270	531,250	265,625	265,625	0
New Millenium Capital Partners II, LLC	64,246	21,875	10,938	10,938	0
Bristol Investment Fund, Ltd.	3,671,224	1,250,000	625,000	625,000	0
DKR Soundshore Oasis Holding Fund Ltd.	2,202,734	750,000	375,000	375,000	0
Enable Growth Partners, LP	4,894,965	1,666,667	833,333	833,333	0
Enable Opportunity Partners, LP	1,223,741	416,667	208,333	208,333	0
Gemini Master Fund, Ltd.	1,835,612	625,000	312,500	312,500	0
JGB Capital L.P.	3,671,224	1,250,000	625,000	625,000	0
Alpha Capital Aktiengesellschaft	3,671,224	1,250,000	625,000	625,000	0
Double U Master Fund, LP	6,118,707	2,083,333	1,041,667	1,041,667	0
Harborview Master Fund, LP	1,835,612	625,000	312,500	312,500	0
Monarch Capital Fund, Ltd.	1,835,612	625,000	312,500	312,500	0
Nite Capital, LP	3,671,224	1,250,000	625,000	625,000	0
F. Berdon Co., LP	458,903	156,250	78,125	78,125	0
Paul Masters, IRA	458,903	156,250	78,125	78,125	0
Platinum Partners, LLC	2,753,418	937,500	468,750	468,750	0
Grey K Fund, LP	1,064,655	362,500	181,250	181,250	0
Grey K Offshore Fund, Ltd.	770,957	262,500	131,250	131,250	0
RHP Master Fund, Ltd.	6,363,455	2,166,667	1,083,333	1,083,333	0
Ellis International, Ltd., Inc.	1,835,612	625,000	312,500	312,500	0
SDS Capital Group SPC, Ltd.	3,671,224	1,250,000	625,000	625,000	0
SRG Capital, LLC	4,589,030	1,562,500	781,250	781,250	0
Vicis Capital Master Fund	12,237,413	4,166,667	2,083,333	2,083,333	0
MidSouth Capital, Inc.	0	6,250	3,125	3,125	6,250
Windward Capital Advisors, LLC	0	28,125	14,063	14,063	28,125
Hefcap Holdings, LLC	0	28,125	14,063	14,063	28,125
Richard Henri Kreger	0	330,990	165,495	165,495	330,990
J. Rory Rohan	0	330,990	165,495	165,495	330,990
Midtown Partners & Co., LLC	0	1,680,729	840,364	840,364	1,680,729
Bob Christian	0	58,334	29,167	29,167	58,334
Martinez-Ayme Securities, Inc.	0	36,459	18,229	18,229	36,459
Business Consulting Group Unlimited, Inc.	0	0	0	0	0
Phillip E. Koehnke	0	0	0	0	0

Totals	73,424,479	27,500,000	13,750,000	13,750,000	2,500,000

(1)
Represents the additional: (i) number of shares issuable upon conversion or repayment of principal on convertible notes, based upon a conversion price of $0.40 per share, (ii) shares underlying Series A Warrants exercisable at $0.80 per share, (iii) shares underlying Series B Warrants exercisable at $0.46 per share, (iv) shares underlying Series C Warrants exercisable at $0.56 per share, and (v) shares underlying Series D Warrants exercisable at $0.40 per share, each of which will be issued to the selling securityholders in the event the selling securityholders elect to invest up to an additional $2 million.

Voting and Investing Control over Securities

The following table identifies: (i) the individual or entity that has voting and investing control over the securities held by each selling securityholder; and (ii) whether the individual or entity is a broker-dealer or an affiliate of a broker-dealer.

Name of Selling Securityholder	Individual or entity that has voting and investing control over the securities held by each selling Securityholder		Disclosure as broker-dealer or as an affiliate of a broker-dealer
AJW Offshore, Ltd.	Corey	Ribotsky
AJW Partners, LLC	Corey	Ribotsky
AJW Qualified Partners, LLC	Corey	Ribotsky
New Millenium Capital Partners II, LLC	Corey	Ribotsky
Bristol Investment Fund, Ltd. (5)	Paul	Kessler
DKR Soundshore Oasis Holding Fund Ltd. (1)	Seth	Fisher
Enable Growth Partners, LP	Mitch	Levine
Enable Opportunity Partners, LP	Brendan T.	O'Neil
Gemini Master Fund, Ltd.	Steve	Winters
JGB Capital L.P. (8)	Brett	Cohen
Alpha Capital Aktiengesellschaft	Ari	Kluger
Double U Master Fund, LP (2)	Isaac	Winehouse
Harborview Master Fund, LP (3)	Richard	Rosenblum and David Stefansky
Monarch Capital Fund, Ltd.	Carl	Jacobson
Nite Capital, LP (6)	Keith	Goodman
F. Berdon Co., LP	Rick	Berdon
Paul Masters, IRA	Paul	Masters
Platinum Partners, LLC	Mark	Nordlicht
Grey K Fund, LP	Robert	Koltun
Grey K Offshore Fund, Ltd.	Andrew	Farago
RHP Master Fund, Ltd. (4)	See Note (4)
Ellis International, Ltd., Inc.	Jay	Spinner
SDS Capital Group SPC, Ltd.	Steven	Derby
SRG Capital, LLC (7)	Edwin	Mecage and Tai May Lee
Vicis Capital Master Fund	Shad L.	Stastney
MidSouth Capital, Inc.	Tim	Moody	Broker-dealer(9)
Windward Capital Advisors, LLC	H. David	Coherd
Hefcap Holdings, LLC	Robert L.	Rosenstein
Richard Henri Kreger	Richard	Kreger	Broker-dealer(10)
J. Rory Rohan	J. Rory	Rohan	Broker-dealer(10)
Midtown Partners & Co., LLC	Richard	Diamond	Broker-dealer(9)
Bob Christian	Bob	Christian	Broker-dealer(10)
Martinez-Ayme Securities, Inc.	Ray	Martinez	Broker-dealer(9)
Business Consulting Group Unlimited, Inc.	Mark L.	Baum
Phillip E. Koehnke	Phillip E.	Koehnke

(1)
DKR SoundShore Oasis Holding Fund Ltd., the “Fund,” is a master fund in a master-feeder structure. The Fund's “Investment Manager” is DKR Oasis Management Company LP. Pursuant to an investment management agreement among the Fund, the feeder funds and the Investment Manager, the Investment Manager has the authority to do any and all acts on behalf of the Fund, including voting any shares held by the Fund. Mr. Seth Fischer is the managing partner of Oasis Management Holdings LLC, one of the general partners of the Investment Manager. Mr. Fischer has ultimate responsibility for trading with respect to the Fund. Mr. Fischer disclaims beneficial ownership of the shares.

(2)
Double U Master Fund L.P. is a master fund in a master-feeder structure with B&W Equities, LLC as its general partner. Isaac Winehouse is the manager of B&W Equities, LLC and Mr. Winehouse has ultimate responsibility of trading with respect to Double U Master Fund L.P. Mr. Winehouse disclaims beneficial ownership of the shares being registered hereunder.

(3)
Harborview Master Fund L.P. is a master fund in a master-feeder structure whose general partner  is Harborview Advisors LLC.  Richard Rosenblum and David Stefansky are the managers of  Harborview Advisors LLC and have ultimate responsibility for  trading with respect to Harborview Master Fund L.P. Messrs. Rosenblum and Stefansky disclaim beneficial ownership of  the shares being registered hereunder.

(4)
RHP Master Fund, Ltd. is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such agreement, Rock Hill Investment Management directs the voting and disposition of shares owned by RHP Master Fund. Messrs. Wayne Bloch and Peter Lockhart own all of the interests in RHP General Partner. The aforementioned entities and individuals disclaim beneficial ownership of the Company’s Common Stock owned by the RHP Master Fund.

(5)
Bristol Capital Advisors, LLC is the investment manager to Bristol Investment Fund, Ltd.  Paul Kessler is the manager of Bristol Capital Advisors, LLC and as such has voting and investment control over the securities held by Bristol Investment Fund, Ltd.  Mr. Kessler disclaims beneficial ownership of these securities.

(6)
Keith Goodman, Manager of the General Partner of Nite Capital, LP, has voting control and investment discretion over the securities held by Nite Capital, LP.  Mr. Goodman disclaims beneficial ownership of the shares held by Nite Capital, LP.

(7)
Edwin Mecabe and Tai May Lee, two members of SRG Capital, LLC, have been empowered by a resolution of the board of directors of Gerber Capital Management, Inc., the managing member of SRG Capital, LLC, to share voting and investment power over the securities. Both Edwin Mecabe and Tai May Lee disclaim beneficial ownership of the securities being registered hereto.

(8)
Brett Cohen is the manager JGB Capital L.P. and has voting control and investment discretion over the securities held by JGB Capital L.P. Mr. Cohen disclaims beneficial ownership of the shares held by JGB Captial L.P.

(9)	Selling securityholder is a registered broker-dealer and received its securities as compensation for investment banking services in connection with the convertible note financing.

(10)	Selling securityholder is an employee of a registered broker-dealer and received his securities as compensation for investment banking services in connection with the convertible note financing.

This offering relates to the offer and sale of up to 131,324,479 shares of our common stock by the selling securityholders identified in this prospectus. The selling securityholders will determine when they will sell their shares, and in all cases, will sell their shares at the current market price or at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling securityholders or upon conversion of the notes. We may, however, receive up to $37,025,000 from the exercise of the warrants.

The Investors

On October 6, 2005, we entered into a convertible note financing transaction with twenty five (25) accredited investors pursuant to which the investors agreed to loan us an aggregate principal amount of $8 million. The notes are released in two tranches of which $6 million was received at closing and the balance of $2 million will be released to us upon the successful effectiveness of a registration statement. At their election, the investors are also entitled to invest up to an additional $2 million. Each investor will receive a Zero Coupon Note equal to 5% of total amount invested by each investor. We agreed to issue to the investors; senior secured convertible notes, zero coupon convertible notes and common stock purchase warrants.

The Notes

The shares which the selling securityholders are offering are issuable to the selling securityholders upon conversion of notes held by certain selling securityholders and upon the exercise of warrants held by certain selling securityholders.

Senior Secured Convertible Notes

The senior secured convertible notes issued at the initial closing are due October 6, 2007, and bear interest, in arrears, at a rate per annum equal to ten percent (10%), payable annually on October 1 of each year commencing October 1, 2006 at our option in (A) cash, (B) additional senior secured convertible promissory notes, or (C) in registered shares of our common stock. Interest is computed on the basis of a 360-day year of twelve (12) 30-day months.
Commencing on the fifth (5th) month following the issuance of the senior secured convertible notes and continuing thereafter on the first (1st) business day of each month we are required to pay an amount to each note holder equal to 1/20th of the original principal amount of the senior secured convertible notes plus any accrued but unpaid interest. Payment may be made at our option in cash or registered shares of our common stock. If we elect to make payments in registered shares of our common stock, the number of shares issued to the note holder shall be discounted to eighty-seven and one-half percent (87.5%) of the average of the closing bid price of our common stock for the ten (10) trading days immediately preceding the payment date. Payment may be made in registered shares of our common stock only if: (A) the registration statement providing for the resale of the shares of common stock issuable upon conversion of the senior convertible notes is effective and has been effective, without lapse or suspension of any kind, for a period of twenty (20) consecutive calendar days, (B) trading in our common stock has not been suspended by the Securities and Exchange Commission or the OTC Bulletin Board (or other exchange or market on which our common stock is trading), (C) we are in material compliance with the terms and conditions of the senior secured convertible notes and other financing documents, and (D) the issuance of shares of common stock to each note holder does not violate the note holder’s 4.9% or 9.9% ownership cap restrictions.

The senior secured convertible notes are convertible at any time, at the option of the note holders, into such number of fully paid and non-assessable shares of our common stock as is determined by dividing (x) that portion of the outstanding principal balance plus any accrued but unpaid interest under the notes at the date that the note holder elects to convert by (y) the conversion price of forty cents ($0.40) which is subject to adjustment.

We may cause the conversion of the senior secured convertible notes if, at any time following the effective date of the registration statement which registers the shares underlying the notes, the closing bid price exceeds $0.80 for a period of ten (10) consecutive trading days and the average daily trading volume for such ten (10) consecutive trading day period exceeds 250,000 shares of common stock subject to certain conditions. Upon mandatory conversion, the principal amount of the senior secured convertible notes plus all accrued and unpaid interest shall convert into a number of fully paid and nonassessable shares of common stock equal to the quotient of (i) the principal amount of the notes plus all accrued and unpaid interest outstanding on the mandatory conversion date divided by (ii) the conversion price in effect on the mandatory conversion date.

So long as the registration statement is effective, in the event that the closing bid price of the common stock is greater than $0.40 and less than $1.25, the maximum number of shares of common stock that may be issued upon conversion of the notes shall not exceed the greater of (1) twenty-five percent (25%) of the aggregate trading volume for the prior fifteen (15) days or (2) twenty percent (20%) of the original principal amount of the notes.

Prepayment of the senior secured convertible notes may be required at the option of the note holder subject to certain conditions. In addition, so long as ten (10%) of the original principal amount of the notes are outstanding, we can require prepayment of the notes by paying in cash, all or portion of the outstanding principal amount of the notes together with all accrued and unpaid interest thereon with thirty (30) days prior written notice to the note holder at a price equal to one hundred twenty-five percent (125%) of the aggregate principal amount of the notes plus any accrued but unpaid interest.

The senior secured convertible notes are secured by a security agreement that we and our subsidiaries entered into with the investors. The security agreement grants the investors a secured interest in all of the collateral, as defined in the agreement, of the company and its subsidiaries until such time as our obligations under the senior secured convertible notes have been meet. In addition to the security agreement, Quest Canada Corp., our wholly owned Canadian subsidiary has entered into a guarantee and indemnity agreement with the investors, whereby Quest Canada has guaranteed payment of the notes and agreed to indemnify the investors against losses arising from our failure to meet the obligations of the notes. Quest Canada has also entered into a pledge and debenture agreement with the investors whereby Quest Canada has pledged $15 million in favor of the investors as a continuing collateral security for the payment and fulfillment of the notes. We and our wholly owned subsidiary, Wallstin Petroleum, LLC have entered into a deed of trust, security agreement, financing statement and assignment of rents and leases with the investors whereby some of our Texas properties, rents, royalties and proceeds have been conveyed to the trustee as collateral security for the notes.

We have made the first three required principal and interest payments in cash pursuant to the terms of the notes. However, due to our current cash position, we do not intend to make any additional principal and interest payments in cash to the investors. Making the payments in cash would impair our ability to operate on a day-to-day basis. Should this Registration Statement become effective, we will be able to make any delinquent and future principal and interest payments under the terms of the notes to the investors in the form of registered shares of our common stock.

The fact that we will not make the June 2006 principal and interest payments to our investors in cash will mean that we will be in default under the terms of the notes. Such a default may provide the basis for the investors to force the liquidation of our assets.

Zero Coupon Notes

The zero coupon convertible notes are also due on October 6, 2007 and have terms which are substantially similar to the senior secured convertible notes. However, the zero coupon convertible notes do not bear interest.

Warrants

Also in connection with the transactions, we issued to each of the note holders, and to the Placement Agent, four types of warrants to acquire shares of our common stock, which are classified as “Series A,” “Series B,” “Series C” and “Placement Agent Series A,” “Placement Agent Series B,” “Placement Agent Series C,” and “Placement Agent Series D” Warrants. As discussed below, all warrants have substantially similar terms and conditions except for the exercise prices, the expiration dates and the absence of a call provision.

We issued to each of the note holders and to the Placement Agent, “Series A” warrants entitling the investors and the Placement Agent to acquire an aggregate of 27,500,000 shares of our common stock at an exercise price of $0.80 per share. The warrants issued to the investors have a “cashless exercise” provision which may be utilized by the holder only if one year has elapsed since the date of issuance of the warrant and a registration statement registering the common stock underlying the warrant is not in effect as required. The warrants issued to the Placement Agent have a “cashless exercise” provision which may be utilized by the holder without restriction. Subject to certain conditions, including the effectiveness of a registration statement providing for the resale of the common stock underlying the warrants, we may call the Series A warrants at any time so long as the value of our common stock is greater than $1.60 for a period of 10 consecutive days immediately prior to the call notice and the average daily trading volume during the 10 day call notice period exceeds 250,000 shares of common stock. The Series A warrants issued to the note holders are exercisable for a period of three (3) years. The Placement Agent Series A warrants are exercisable for a period of five (5) years.

We issued to each of the note holders and to the Placement Agent, “Series B” warrants entitling the investors and the Placement Agent to acquire an aggregate of 13,750,000 shares of our common stock at an exercise price of $0.46 per share. The warrants issued to the investors have a “cashless exercise” provision which may be utilized by the holder only if one year has elapsed since the date of issuance of the warrant and a registration statement registering the common stock underlying the warrant is not in effect as required. The warrants issued to the Placement Agent have a “cashless exercise” provision which may be utilized by the holder without restriction. Subject to certain conditions, including the effectiveness of a registration statement providing for the resale of the common stock underlying the warrants, we may call the Series B warrants at any time so long as the value of our common stock is greater than $0.56 for a period of 10 consecutive days immediately prior to the call notice and the average daily trading volume during the 10 day call notice period exceeds 250,000 shares of common stock. The Series B warrants issued to the note holders are exercisable for a period of two (2) years following the effective date of the registration statement providing for the resale of the shares of common stock underlying the warrants and the shares of common stock issuable upon conversion of the notes. The Placement Agent Series B warrants are exercisable for a period of five (5) years.

We issued to each of the note holders and to the Placement Agent, “Series C” warrants which entitle the investors and the Placement Agent to acquire an aggregate of 13,750,000 shares of our common stock at an exercise price of $0.56 per share. The warrants issued to the investors have a “cashless exercise” provision which may be utilized by the holder only if one year has elapsed since the date of issuance of the warrant and a registration statement registering the common stock underlying the warrant is not in effect as required. The warrants issued to the Placement Agent have a “cashless exercise” provision which may be utilized by the holder without restriction. The Series C warrants issued to the note holders are exercisable for a period of seven (7) years. There is no call provision in the Series C warrants. However, the Series C warrants are only exercisable for the number of shares of common stock that has been issued to the warrant holder pursuant to the warrant holder’s exercise of its Series B Warrant. The Placement Agent Series C warrants are exercisable for a period of seven (7) years.

We issued to the Placement Agent, Placement Agent “Series D” warrants which entitle the Placement Agent to acquire an aggregate of 2,500,000 shares of our common stock at an exercise price of $0.40 per share with a “cashless exercise” provision which may be utilized by the holder without restriction. The Placement Agent Series D warrants are exercisable for a period of five (5) years.

Assuming the total principal amount of each senior secured note and each zero coupon note held by each of the selling securityholders is converted into common stock at a conversion price of $0.40 and all the converted shares are sold in this offering, the outstanding shares will be increased by 20,400,000. Assuming all warrants held by the selling securityholders are exercised and all shares underlying the warrants are sold in this offering, the outstanding shares will be increased by an additional 57,500,000.

Plan of Distribution

This prospectus covers the resale by selling securityholders of shares of our common stock issuable to the selling securityholders or their respective pledges, donees, transferees, or other successors in interest upon conversion of notes held by certain selling securityholders and upon the exercise of warrants held by certain selling securityholders.

Pursuant to registration rights agreement with certain holders of our senior secured convertible notes and zero coupon convertible notes, we have agreed to register, and are registering: (i) 200% of the number of shares of common stock necessary to convert or prepay the outstanding principal amount of the notes, together with all accrued and unpaid interest thereon, at a per share price equal to $0.40; and (ii) 100% of the common stock underlying the Warrants held by certain selling securityholders.

The selling securityholders may sell the shares of common stock either directly or through a broker-dealer in one or more of the following kinds of transactions:

• transactions in the over-the-counter market;

• transactions on a stock exchange that lists our common stock;

• transactions negotiated between selling securityholders and purchasers, or otherwise;

• through the writing of options on the shares;

• short sales; or

• any combination thereof.

The sale price to the public may be:

• the market price prevailing at the time of sale;

• a price related to such prevailing market price;

• at negotiated prices; or

• such other price as the selling stockholders determine from time to time.

Broker-dealers may charge commissions to the selling securityholders and the company selling common stock and to purchasers buying shares sold by a selling stockholder or the company. Neither we nor the selling securityholders can presently estimate the amount of such compensation. We know of no existing arrangements between us and selling securityholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. Certain selling securityholders and any underwriters, broker-dealers or agents that participate in the distribution of securities may be “underwriters” within the meaning of the Securities Act, and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

To the extent required by laws, regulations or agreements we have made, we will file a prospectus supplement during the time the selling securityholders are offering or selling shares covered by this prospectus in order to add or correct important information about the plan of distribution for the shares and in accordance with our obligation to file post-effective amendments to the prospectus as required by Item 512 of Regulation S-B. In addition to any other applicable laws or regulations, selling securityholders must comply with regulations relating to distributions by selling securityholders, including Regulation M under the Securities Exchange Act of 1934. Regulation M prohibits selling securityholders from offering to purchase and purchasing our common stock at certain periods of time surrounding their sales of shares of our common stock under this prospectus. Some states may require that registration, exemption from registration or notification requirements be met before selling securityholders may sell their common stock. Some states may also require selling securityholders to sell their common stock only through broker-dealers.

We have agreed to bear the expenses (other than broker’s commissions and similar charges) of the registration of the shares, including legal and accounting fees, which we expect to total approximately $55,000. The selling securityholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such Rule. Offers or sales of the shares have not been registered or qualified under the laws of any country other than the United States. To comply with certain states’ securities laws, if applicable, the shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. There can be no assurance that the selling securityholders will sell any or all of the shares offered hereunder.

We have agreed to indemnify the selling securityholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling securityholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

This prospectus relates to the offer and sale of 131,324,479 shares of our common stock by the selling securityholders identified in this prospectus, or their respective pledges, donees, transferees, or other successors in interest, of which 57,500,000 may be issued and sold only upon the exercise of certain warrants. The selling securityholders will determine when they will sell their shares, and in all cases, will sell their shares at the current market price or at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling securityholders. We may, however, receive up to $37,025,000 from the exercise of the warrants. We have agreed to pay the Placement Agent a cash fee equal to ten percent (10%) of the proceeds we receive from the exercise of the warrants.

Legal Proceedings

On April 4, 2006, our board authorized the retention of the law firm of Zimmerman, Axelrad, Meyer, Stern & Wise, P.C. of Houston, Texas to represent the company as litigation counsel. Zimmerman, on behalf of the company, filed a Petition and Application For Temporary Restraining Order, Temporary Injunction and Permanent Injunction, and Request for Order for Deposition to Investigate Claims against our former Chief Operating Officer, William Huntington Stinson, Nana Asomani-Arko and Norman S. Neidell in the 11th Judicial District in the District Court of Harris County, Texas. The litigation arose from a dispute with our former Chief Operations Officer, William Huntington Stinson, concerning his alleged appointment as a Director, President, and Chief Executive Officer of the company.

On Thursday, April 6, 2006, our request for a Temporary Restraining Order was heard and denied by the Court. At the time that the denial for a Temporary Restraining Order was issued, the Presiding Judge set the hearing for our Temporary Injunction request for Monday, April 10, 2006. On the morning of April 10, 2006, after denying a Motion and Request for Continuance filed by Mr. Stinson, Judge Mark Davidson commenced the Temporary Injunction hearing. During the middle of Mr. Stinson’s examination, Mr. Stinson’s counsel initiated settlement discussions.

On the afternoon of April 10th, 2006, a settlement was reached and read into the court record. As a condition for our dismissing the lawsuit, Mr. Stinson agreed, in part, as follows: (i) that Mr. Stinson did not dispute the authority of our board of directors that was appointed in our March 31, 2006 board resolution (which was reported in Section 5.02 of our Current Report on Form 8-K filed on April 7, 2006); (ii) that Mr. Stinson would assist in transferring control of company monies he had control of (and which were “frozen”) into a company account that he was not a signatory; and (iii) that as of the date of the settlement, Mr. Stinson did not claim to be a member of our board of directors or an officer of the company.

As a part of the settlement, we agreed to: (i) hold a meeting, attended by two members of our board of directors to discuss a proposal made by Mr. Stinson regarding the possibility of him continuing to provide services to the company; (ii) subject to our financial claims against Messrs. Stinson and Neidell, pay Messrs. Stinson and Neidell or their assigns, certain monies they claimed they were owed in connection to their service as our Chief Operating Officer and outside consultant, respectively.

On April 21, 2006, pursuant to the terms of the settlement agreement with Mr. Stinson, we appeared at 9:00 a.m. at our Houston, Texas office for the scheduled meeting with Mr. Stinson which had been confirmed by Mr. Stinson’s former counsel. Mr. Stinson failed to appear for the meeting. On April 24, 2006, our board of directors resolved that because: (i) we had in good faith attempted to comply with the terms of the settlement agreement with Mr. Stinson; (ii) Mr. Stinson failed to attend the meeting; (iii) there were significant costs associated with making additional attempts to meet with Mr. Stinson; and (iv) the members of the Board of Directors were disinterested in doing any business with Mr. Stinson, we would not make any further attempts to deal directly with Mr. Stinson relative to complying with this term of the settlement agreement.

On April 18, 2006, the Company filed a non-suit in the above lawsuit, dismissing the case against all defendants.

On April 24, 2006, we received a compensation demand from Mr. Stinson claiming wages owed from August 2005 through April 2006. On April 12, 2006, we receive a compensation demand from N.S. Neidell & Associates claiming that we owned him compensation for his services. We do not believe that either Mr. Stinson or Mr. Neidell are legally entitled to the compensation they claim.

Currently, we are not a party to any pending legal proceedings.

Directors, Executive Officers, Promoters And Control Persons

Executive Officer and Directors

In accordance with Section 3 of our Bylaws, our directors are elected at each annual meeting of our shareholders. However, if an annual meeting is not held, or if directors are not elected at the annual meeting, the directors may be elected at any special meeting of our shareholders. Vacancies in the board of directors may be filled by a majority of the remaining directors or by a sole remaining director. Our officers are appointed by our board of directors.

On March 31, 2006, pursuant to Section 4 of our Bylaws, one of our directors, Mr. Joseph Wallen nominated, and our board appointed by unanimous decision, Mr. Panther, II as a director of the company. On April 2, 2006, our board appointed Mr. Panther, II as our President and Chief Executive Officer. No other candidates were presented to the board at the time of Mr. Panther, II’s appointment.

Our current executive officers and directors, the positions held by them, and their ages are as follows:

Name    Age  Position

James B. Panther, II 33 Director and President and Chief Executive Officer

Joseph F. Wallen   49  Chief Financial Officer and Director

Chris Phillips, C.P.A.                     34  Director

James Douglas Brown                  54  Director

Mark L. Baum, Esq.                      33  General Counsel

James B. Panther, II
Director, President and Chief Executive Officer

Mr. Panther, II is our President, Chief Executive Officer and one of our directors. Mr. Panther, II is not a full time employee and has other outside commitments. His career has focused on managing fund raising, financing, M & A, and advisory services in a merchant banking environment. In addition to acting as our President, Chief Executive Officer, and director, Mr. Panther, II heads, and is a principal of, Business Consulting Group Unlimited, Inc.’s Capital Markets Group where he brings a combination of corporate finance, operational, and strategic experience to the firm since joining in 2001. BCGU currently owns 375,000 shares of our common stock. Prior to BCGU, Mr. Panther, II was Managing Director of Brighton Capital Partners, LLC, a merchant banking firm, from 1998 to 2001. Prior to joining Brighton Capital Partners, LLC, Mr. Panther, II was Managing Partner of Bristol Partners from 1994 to 1998 where he was responsible for portfolio investments. Mr. Panther, II holds B.A. in Finance from Boston College and a General Course Degree in Economics from the University of Granada, Granada, Spain.  He is fluent in English and Spanish.

Joseph F. Wallen
Director and Chief Financial Officer

Mr. Wallen is our Chief Financial Officer.  Mr. Wallen is a Graduate of the University of Texas at San Antonio Business School and has spent the last 26 years performing operations and administrative functions for numerous mid-tier oil and gas companies.  Although his main focus has been in the Texas oil and gas industry, Mr. Wallen has worked in the prolific Altamont-Bluebell Field in the Uintah Basin of Utah.  He handled the financial and field operations for Roadrunner Oil Inc, an independent operator.  His duties included the monthly government filings, maintaining daily communications with field personnel, internal accounting and lease operation.  Mr. Wallen is well placed to understand the intricacies of oil and gas accounting and field operations. Mr. Wallen co-founded Tauren Exploration (Texas) in February 1992 and through 1997 where he was responsible for all accounting functions of the company, including the field operations, communications and scheduling of field personnel and the drilling and production of the oil/gas leases, all monthly government filings. In June 1997, Mr. Wallen joined Road Runner Oil Inc (Utah) where he was responsible for all administrative operations of the oil field in the Uintah County, Utah through August 2002 after the sale of the Road Runner properties, Mr. Wallen consulted for several oil and gas companies in operations and financial functions from August 2002 until March 2004. In March 2004 Mr. Wallen started his own company known as Wallstin Petroleum which was acquired by Quest Oil Corporation in August 2005 at which time Mr. Wallen began working for Quest Oil Corporation as its Chief Financial Officer.

Chris Phillips, C.P.A.
Director

Mr. Phillips is one of our directors. Since 2004, Mr. Phillips has been the President and CEO of Apogee Financial Investments, Inc. a merchant bank which owns 100% of Midtown Partners & Co., LLC, a NASD licensed broker-dealer. From 2000 he has been the managing member of TotalCFO, LLC which provides consulting and CFO services to a number of companies and high wealth individuals. Presently, he is a Board Member of Telzuit Medical Technologies, Inc. (TZMT) and an advisory board member for a number of other public and private companies.  Mr. Phillips holds a Bachelors of Science Degree in Accounting and Finance and a Masters of Accountancy with a concentration in Tax from the University of Florida. Mr. Phillips is a Florida licensed Certified Public Accountant and Real Estate Salesperson. Mr. Phillips is also a principal of Midtown Partners & Co., LLC, the Broker Dealer which acted as the placement agent for the convertible note financing transaction.

James Douglas Brown
Director

Mr. Brown is one of our Directors.  He is a graduate of the University of Edinburgh. From 1998 until the present, Mr. Brown serves as a director of LIM Asia Arbitrage fund, one of the oldest hedge funds in Asia. During this same time frame, Mr. Brown also became a director with Eastern Grasmere Limited, a Russian equity fund and Inyx Inc, a medium sized specialty pharmaceutical company. From 2003 until the present date, Mr. Brown sits on the board of directors for Inyx, Inc. and LIM Asia. In 2005, Mr. Brown became a director of Quest Oil Corporation. On April 24, 2006, Mr. Brown was nominated and approved to serve a one year term as the Chairman of our Compensation Committee.

Mark L. Baum, Esq.
General Counsel

Mr. Baum is our General Counsel. He is not a full time employee and has other outside commitments. In 2002, Mr. Baum founded Business Consulting Group Unlimited, Inc., a Southern California-based merchant banking firm. Mr. Baum is a licensed attorney in the State of California and the principal attorney for The Baum Law Firm, PC a firm which he founded in 1998 and has been operating on an ongoing basis. Mr. Baum has more than 11 years experience in creating, financing and growing development stage enterprises in a variety of industries. Mr. Baum has participated in numerous public spin-offs, venture fundings, private-to-public mergers, corporate restructurings, asset acquisitions and asset divestitures. Mr. Baum’s law practice focuses on securities laws and related issues for small-cap and micro-cap publicly reporting companies. Mr. Baum is also a director of PNG Ventures, Inc. a publicly traded company.

Information about our Board and its Committees.

Audit Committee

On April 24, 2006, our Board of Directors approved the creation of an Audit Committee. Mr. Chris Phillips, CPA is the current Chairman of the Committee, serving a one year term until the end of 2006.

Compensation Committee

On April 24, 2006, our Board of Directors approved the creation of a Compensation Committee. Mr. James Douglas Brown is the current Chairman of the Committee, serving a one year term until the end of 2006.

Advisory Board

On April 24, 2006, our Board of Directors approved the creation of an Advisory Board. As of the date of this Registration Statement, there are no members of the Advisory Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and stockholders holding more than 10% of our outstanding common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in beneficial ownership of our common stock. Executive officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on review of the copies of such reports furnished to us for the period ended December 31, 2005, the Section 16(a) reports required to be filed by our executive officers, directors and greater-than-10% stockholders were not filed on a timely basis.

Code of Ethics

Effective May 18, 2005, our board of directors adopted the Quest Oil Corporation Code of Business Conduct and Ethics. The board of directors believes that our Code of Business Conduct and Ethics provides standards that are reasonably designed to deter wrongdoing and to promote the following: (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (2) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submits to, the Securities and Exchange Commission; (3) compliance with applicable governmental laws, rules and regulations; the prompt internal reporting of violations of the Code of Business Conduct and Ethics to an appropriate person or persons; and (4) accountability for adherence to the Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics is attached as an exhibit to this Registration Statement, and we will provide a copy of our Code of Business Conduct and Ethics by mail to any person without charge upon written request to us at: 580 2nd Street, Suite 102, Encinitas, CA 92024

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of the 68,673,099 issued and outstanding shares of our common stock as of April 24, 2006 by the following persons:

(1) each person who is known to be the beneficial owner of more than five percent (5%) of our issued and  outstanding shares of common stock;
(2) each of our directors and executive officers; and
(3) all of our directors and executive officers as a group.

Name And Address	Number Of Shares Beneficially Owned	Percentage Owned

Joseph F. Wallen (1)	650,750	.00947
James B. Panther, II (1) (3)	(2) 375,000	.00546
Chris Phillips (1)	2,200	.00003
Mark L. Baum, Esq.(1)(4)	(5) 375,000	.00546
James Douglas Brown (1)	0	.00000

All directors and officers as a group	1,402,950	.02042

(1) The address is 580 2nd Street, Suite 102, Encinitas, CA 92024.
(2) James B. Panther, II is a principal of Business Consulting Group Unlimited, Inc. which owns 375,000 shares of our common stock.
(3) Pursuant to Mr. Panther, II’s employment agreement with us, he will receive compensation of 4,000,000 “cashless” common stock purchase warrants. The warrants are exercisable for a term of 5 years at an    exercise price equal to 110% of the closing market price as of April 24, 2006 and shall vest at a rate of 2,000,000 upon execution of the agreement and 500,000 every 90 days thereafter. As of the date of this    Registration Statement, these securities, although due and payable, have not been issued.
(4) Mark L. Baum, Esq. is a principal of Business Consulting Group Unlimited, Inc. which owns 375,000 shares of our common stock.
(5) Pursuant to Mr. Baum’s employment agreement with us, he will receive compensation of 4,000,000 “cashless” common stock purchase warrants. The warrants are exercisable for a term of 5 years at an    exercise price equal to 110% of the closing market price as of April 24, 2006 and shall vest at a rate of 2,000,000 upon execution of the agreement and 500,000 every 90 days thereafter. As of the date of this    Registration Statement, these securities, although due and payable, have not been issued.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. The number of shares and the percentage beneficially owned by each individual listed above include shares that are subject to options held by that individual that are immediately exercisable or exercisable within 60 days from the date of this prospectus and the number of shares and the percentage beneficially owned by all officers and directors as a group includes shares subject to options held by all officers and directors as a group that are immediately exercisable or exercisable within 60 days from the date of this prospectus.

Certain Relationships and Related Transactions.

Formation of Quest Canada Corp., a Canadian subsidiary. In November, 2004, we formed Quest Canada Corp., our wholly owned subsidiary, for the purpose of holding our Canadian oil and gas projects. Quest Canada Corp. is the contracting entity for the Acadia North Project in Alberta.

Acquisition of Wallstin Petroleum, LLC. On August 5, 2005, we entered into a Membership Interest Exchange Agreement with all the members of Wallstin Petroleum LLC, a Texas limited liability company. Pursuant to the terms of the agreement, the members agreed to exchange 100% of their membership interest in Wallstin Petroleum LLC for a total of 1,500,000 restricted shares of common stock. The shares were issued under Rule 144.

 Our Subsidiaries. We currently own the following wholly owned subsidiaries: Quest Canada Corporation; Wallstin Petroleum LLC; and Petrostar Oil Services Inc. Quest Canada Corporation was created for the purpose of holding Alberta oil and gas property acquisitions.  Wallstin Petroleum LLC was acquired for their management abilities and contacts in Texas.  Petrostar Oil Services Inc. was created for the purpose of servicing the oil and gas properties in Texas.

Description of Securities

Common Stock

The selling securityholders are selling shares of our common stock, the general terms and provisions of which are summarized below. This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the provisions of our charter and bylaws.

Authorized Shares

Under our charter, we have the authority to issue 450,000,000 shares of common stock, $.001 par value. As of the date of this prospectus, 68,673,099 shares are issued and outstanding.

Outstanding Notes

On October 6, 2005, we entered into a convertible note financing transaction with twenty five (25) accredited investors pursuant to which the investors agreed to loan us an aggregate principal amount of $8 million. The notes are released in two tranches of which $6 million was received at closing and the balance of $2 million will be released to us upon the successful effectiveness of a registration statement. At their election, the investors are also entitled to invest up to an additional $2 million. Each investor will receive a Zero Coupon Note equal to 5% of total amount invested by each investor. We agreed to issue to the investors; senior secured convertible notes, zero coupon convertible notes and common stock purchase warrants.

The Notes

The shares which the selling securityholders are offering are issuable to the selling securityholders upon conversion of notes held by certain selling securityholders and upon the exercise of warrants held by certain selling securityholders.

Senior Secured Convertible Notes

The senior secured convertible notes issued at the initial closing are due October 6, 2007, and bear interest, in arrears, at a rate per annum equal to ten percent (10%), payable annually on October 1 of each year commencing October 1, 2006 at our option in (A) cash, (B) additional senior secured convertible promissory notes, or (C) in registered shares of our common stock. Interest is computed on the basis of a 360-day year of twelve (12) 30-day months.

Commencing on the fifth (5th) month following the issuance of the senior secured convertible notes and continuing thereafter on the first (1st) business day of each month we are required to pay an amount to each note holder equal to 1/20th of the original principal amount of the senior secured convertible notes plus any accrued but unpaid interest. Payment may be made at our option in cash or registered shares of our common stock. If we elect to make payments in registered shares of our common stock, the number of shares issued to the note holder shall be discounted to eighty-seven and one-half percent (87.5%) of the average of the closing bid price of our common stock for the ten (10) trading days immediately preceding the payment date. Payment may be made in registered shares of our common stock only if: (A) the registration statement providing for the resale of the shares of common stock issuable upon conversion of the senior convertible notes is effective and has been effective, without lapse or suspension of any kind, for a period of twenty (20) consecutive calendar days, (B) trading in our common stock has not been suspended by the Securities and Exchange Commission or the OTC Bulletin Board (or other exchange or market on which our common stock is trading), (C) we are in material compliance with the terms and conditions of the senior secured convertible notes and other financing documents, and (D) the issuance of shares of common stock to each note holder does not violate the note holder’s 4.9% or 9.9% ownership cap restrictions.

The senior secured convertible notes are convertible at any time, at the option of the note holders, into such number of fully paid and non-assessable shares of our common stock as is determined by dividing (x) that portion of the outstanding principal balance plus any accrued but unpaid interest under the notes at the date that the note holder elects to convert by (y) the conversion price of forty cents ($0.40) which is subject to adjustment.

We may cause the conversion of the senior secured convertible notes if, at any time following the effective date of the registration statement which registers the shares underlying the notes, the closing bid price exceeds $0.80 for a period of ten (10) consecutive trading days and the average daily trading volume for such ten (10) consecutive trading day period exceeds 250,000 shares of common stock subject to certain conditions. Upon mandatory conversion, the principal amount of the senior secured convertible notes plus all accrued and unpaid interest shall convert into a number of fully paid and nonassessable shares of common stock equal to the quotient of (i) the principal amount of the notes plus all accrued and unpaid interest outstanding on the mandatory conversion date divided by (ii) the conversion price in effect on the mandatory conversion date.

So long as the registration statement is effective, in the event that the closing bid price of the common stock is greater than $0.40 and less than $1.25, the maximum number of shares of common stock that may be issued upon conversion of the notes shall not exceed the greater of (1) twenty-five percent (25%) of the aggregate trading volume for the prior fifteen (15) days or (2) twenty percent (20%) of the original principal amount of the notes.

Prepayment of the senior secured convertible notes may be required at the option of the note holder subject to certain conditions. In addition, so long as ten (10%) of the original principal amount of the notes are outstanding, we can require prepayment of the notes by paying in cash, all or portion of the outstanding principal amount of the notes together with all accrued and unpaid interest thereon with thirty (30) days prior written notice to the note holder at a price equal to one hundred twenty-five percent (125%) of the aggregate principal amount of the notes plus any accrued but unpaid interest.

The senior secured convertible notes are secured by a security agreement that we and our subsidiaries entered into with the investors. The security agreement grants the investors a secured interest in all of the collateral, as defined in the agreement, of the company and its subsidiaries until such time as our obligations under the senior secured convertible notes have been meet. In addition to the security agreement, Quest Canada Corp., our wholly owned Canadian subsidiary has entered into a guarantee and indemnity agreement with the investors, whereby Quest Canada has guaranteed payment of the notes and agreed to indemnify the investors against losses arising from our failure to meet the obligations of the notes. Quest Canada has also entered into a pledge and debenture agreement with the investors whereby Quest Canada has pledged $15 million in favor of the investors as a continuing collateral security for the payment and fulfillment of the notes. We and our wholly owned subsidiary, Wallstin Petroleum, LLC have entered into a deed of trust, security agreement, financing statement and assignment of rents and leases with the investors whereby some of our Texas properties, rents, royalties and proceeds have been conveyed to the trustee as collateral security for the notes.

We have made the first three required principal and interest payments in cash pursuant to the terms of the notes. However, due to our current cash position, we do not intend to make any additional principal and interest payments in cash to the investors. Making the payments in cash would impair our ability to operate on a day-to-day basis. Should this Registration Statement become effective, we will be able to make any delinquent and future principal and interest payments under the terms of the notes to the investors in the form of registered shares of our common stock.

The fact that we will not make the June 2006 principal and interest payments to our investors in cash will mean that we will be in default under the terms of the notes. Such a default may provide the basis for the investors to force the liquidation of our assets.

Zero Coupon Notes

The zero coupon convertible notes are also due on October 6, 2007 and have terms which are substantially similar to the senior secured convertible notes. However, the zero coupon convertible notes do not bear interest.

Warrants

Also in connection with the transactions, we issued to each of the note holders, and to the Placement Agent, four types of warrants to acquire shares of our common stock, which are classified as “Series A,” “Series B,” “Series C” and “Placement Agent Series A,” “Placement Agent Series B,” “Placement Agent Series C,” and “Placement Agent Series D” Warrants. As discussed below, all warrants have substantially similar terms and conditions except for the exercise prices, the expiration dates and the absence of a call provision.

We issued to each of the note holders and to the Placement Agent, “Series A” warrants entitling the investors and the Placement Agent to acquire an aggregate of 27,500,000 shares of our common stock at an exercise price of $0.80 per share. The warrants issued to the investors have a “cashless exercise” provision which may be utilized by the holder only if one year has elapsed since the date of issuance of the warrant and a registration statement registering the common stock underlying the warrant is not in effect as required. The warrants issued to the Placement Agent have a “cashless exercise” provision which may be utilized by the holder without restriction. Subject to certain conditions, including the effectiveness of a registration statement providing for the resale of the common stock underlying the warrants, we may call the Series A warrants at any time so long as the value of our common stock is greater than $1.60 for a period of 10 consecutive days immediately prior to the call notice and the average daily trading volume during the 10 day call notice period exceeds 250,000 shares of common stock. The Series A warrants issued to the note holders are exercisable for a period of three (3) years. The Placement Agent Series A warrants are exercisable for a period of five (5) years.

We issued to each of the note holders and to the Placement Agent, “Series B” warrants entitling the investors and the Placement Agent to acquire an aggregate of 13,750,000 shares of our common stock at an exercise price of $0.46 per share. The warrants issued to the investors have a “cashless exercise” provision which may be utilized by the holder only if one year has elapsed since the date of issuance of the warrant and a registration statement registering the common stock underlying the warrant is not in effect as required. The warrants issued to the Placement Agent have a “cashless exercise” provision which may be utilized by the holder without restriction. Subject to certain conditions, including the effectiveness of a registration statement providing for the resale of the common stock underlying the warrants, we may call the Series B warrants at any time so long as the value of our common stock is greater than $0.56 for a period of 10 consecutive days immediately prior to the call notice and the average daily trading volume during the 10 day call notice period exceeds 250,000 shares of common stock. The Series B warrants issued to the note holders are exercisable for a period of two (2) years following the effective date of the registration statement providing for the resale of the shares of common stock underlying the warrants and the shares of common stock issuable upon conversion of the notes. The Placement Agent Series B warrants are exercisable for a period of five (5) years.

We issued to each of the note holders and to the Placement Agent, “Series C” warrants which entitle the investors and the Placement Agent to acquire an aggregate of 13,750,000 shares of our common stock at an exercise price of $0.56 per share. The warrants issued to the investors have a “cashless exercise” provision which may be utilized by the holder only if one year has elapsed since the date of issuance of the warrant and a registration statement registering the common stock underlying the warrant is not in effect as required. The warrants issued to the Placement Agent have a “cashless exercise” provision which may be utilized by the holder without restriction. The Series C warrants issued to the note holders are exercisable for a period of seven (7) years. There is no call provision in the Series C warrants. However, the Series C warrants are only exercisable for the number of shares of common stock that has been issued to the warrant holder pursuant to the warrant holder’s exercise of its Series B Warrant. The Placement Agent Series C warrants are exercisable for a period of seven (7) years.

We issued to the Placement Agent, Placement Agent “Series D” warrants which entitle the Placement Agent to acquire an aggregate of 2,500,000 shares of our common stock at an exercise price of $0.40 per share with a “cashless exercise” provision which may be utilized by the holder without restriction. The Placement Agent Series D warrants are exercisable for a period of five (5) years.

Assuming the total principal amount of each senior secured note and each zero coupon note held by each of the selling securityholders is converted into common stock at a conversion price of $0.40 and all the converted shares are sold in this offering, the outstanding shares will be increased by 20,400,000. Assuming all warrants held by the selling securityholders are exercised and all shares underlying the warrants are sold in this offering, the outstanding shares will be increased by an additional 57,500,000.

Dividends

  Subject to any preferential rights of any series of preferred stock, holders of shares of common stock will be entitled to receive dividends on the stock out of assets legally available for distribution when, as and if authorized and declared by our Board of Directors. The payment of dividends on the common stock will be a business decision to be made by our Board of Directors from time to time based upon results of our operations and our financial condition and any other factors as our Board of Directors considers relevant. Payment of dividends on the common stock may be restricted by loan agreements, indentures and other transactions entered into by us from time to time. Any material contractual restrictions on dividend payments will be described in the applicable prospectus supplement. We do not anticipate the payment of cash dividends on our common stock in the foreseeable future.

Voting Rights

Holders of common stock are entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any series of preferred stock, the holders of the shares possess all voting power. Our charter does not provide for cumulative voting for the election of directors. As a result, under Nevada law, the holders of more than one-half of the outstanding shares of common stock generally will be able to elect all the directors of the company then standing for election and holders of the remaining shares will not be able to elect any director.

Liquidation Rights

Subject to any preferential rights of any series of preferred stock, holders of shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up.

Absence of Other Rights

Holders of common stock have no preferential, preemptive, conversion or exchange rights.

Miscellaneous

All shares of common stock being offered by the prospectus will be fully paid and not liable to further calls or assessment by us.
Transfer Agent and Registrar

The transfer agent and registrar for our common stock is:

Empire Stock Transfer, Inc.
7251 West Lake Mead Blvd., Suite 300
Las Vegas, NV 89128
702.562.4091
Fax 702.562.4081

Interests of Named Experts and Counsel

The Baum Law Firm, PC and certain affiliates of The Baum Law Firm, PC have been issued shares of our common stock being offered by the prospectus. Mark L. Baum, Esq., 100% shareholder of the Baum Law Firm, PC is the beneficial owner of 190,000 shares of our common stock. Mr. Baum is also a principal of Business Consulting Group Unlimited, Inc. which owns 375,000 shares of our common stock.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and, is therefore, unenforceable.

Organization Within Last Five Years

Related Transactions

We have financed our operations, in part, by receiving advances and by issuing various unsecured demand and term notes to various officers, directors or their affiliated companies, with no, variable and fixed interest rates.

During the period ended December 31, 2005, we paid or accrued management fees of $481,075 and rent and office expenses of $21,400 to a company related to Mr. Cameron King, our former Chief Executive Officer. In addition, during the year ended March 31, 2005 we issued 3,000,000 and 2,000,000 restricted common shares and 250,000 free trading shares to the company controlled by our former Chief Executive Officer and committed to issue an additional 500,000 restricted common shares.

At December 31, 2005, $357,292 was included in accounts payable was owed to a company related to and controlled by the former Chief Executive Officer; and

We believe that the foregoing transactions were in our best interests. Consistent with Title 7, Chapter 78, Section 78.140 of the Nevada Revised Statues, it is our current policy that all transactions between us and our officers, directors and their affiliates will be entered into only if such transactions are approved by a majority of the disinterested directors, are approved by vote of the stockholders, or are fair to us as a corporation as of the time it is authorized, approved or ratified by the board. We will conduct an appropriate review of all related party transactions on an ongoing basis. We intend to create an audit committee to review for potential conflicts of interest.

Transactions with Promoters

None.

Description of Business

Our Company

Quest Oil Corporation is in the business of acquiring and participating in exploration stage oil and gas properties around the globe.

Our executive offices are currently located at 580 2nd Street, Suite 102, Encinitas, CA 92024 and telephone number (888) 772-1288 (US only). We maintain a website at www.questoil.com.
Corporate History

We were originally incorporated in the State of Nevada on January 19, 1999, under the name of Luna Technologies, Inc. We have changed our name several times as follows: Luna Medical Technologies, Inc. (May 31, 1999), Lanwerx Entertainment, Inc. (May 19, 2003), GameState Entertainment, Inc. (September 24, 2003) and Quest Oil Corporation (September 7, 2004).

Currently, we own the following wholly owned subsidiaries: Quest Canada Corporation; Wallstin Petroleum LLC; and Petrostar Oil Services, Inc. Quest Canada Corporation was created for the purpose of holding Alberta oil and gas property acquisitions.  Wallstin Petroleum LLC was acquired for their management expertise and contacts in Texas.  Petrostar Oil Services Inc. was created for the purpose of servicing the oil and gas properties in Texas.

Our Business

Overview and Philosophy

We are a growing independent oil and gas company that intends to actively utilize secondary and enhanced oil recovery, or “EOR,” methods to increase production and proved reserves at our existing properties and future acquisitions. Our primary focus is crude oil and our target acquisitions are onshore U.S. properties and natural gas production in the plains of Alberta, Canada. Our focus on domestic, mature oil fields and proven gas reserves reduces exploration risks and logistical uncertainties inherent in international operations. We use secondary water flooding and EOR methods for our oil leases and advanced 3D seismic acquisition to strategize our horizontal drilling programs.

Our philosophy in regards to acquisition of any properties, joint-venture deals or farm-ins continues to be operating the properties ourselves unless we can team with a quality partner. When we are not operators, we will only pick up a small interest, 10% or less. This will be done in areas we deem probable candidates for future expansion and plan to become operators. This approach accelerates the learning curve in areas where we have no previous operational experience and can take advantage of operators that have been in the area for several years. We still firmly believe in operating our own properties and think by operating, we can control the evolution of our business model and control the direction we want to take the company. Properties that we acquire are for the purposes of developing and are an essential element in our growth strategy. Our philosophy in regards to our prospect portfolio will change to include some higher risk plays that have the potential for real growth of the Company.

Our Texas properties are an excellent example of significant growth opportunities.  Major energy companies and large independents continue to focus their attention and resources toward the exploration and production of large fields.  In the past several years, the major companies have been divesting themselves of their mature, smaller oil fields. During recent years, the energy industry has predominately focused on natural gas exploration and production, and has been significantly less focused on crude oil.  The recent economics of the oil and gas market have improved as prices have risen substantially.  These conditions provide ample opportunities for smaller independent companies such as Quest to acquire and exploit mature North American petroleum leases.  Our emphasis on EOR methods positions us in a unique niche segment in the oil and gas industry.  Our acquisition targets are proven, mature oil fields that possess significant proved reserves.

Summary of Current Projects

We currently hold interests in six oil and gas properties: the Acadia North and Empress properties in Alberta, Canada; and the Hawkeye, Nettie Gardner, and Midkiff lease properties in Texas, and the Odom-Martin Ranch No. 1 well in Texas. Our Canadian ownership is held by Transaction in trust for Quest Canada Corp. for sections 1, 11, 12 and 23 and by Morraine Resources for sections 22 and 34.

Mergers, acquisitions, and farm-ins have added additional potential for adding proved gas reserves most notably the two additional sections of sections of land in the Acadia Project area.  We will be updating the proved reserve estimates from Chapman Engineering once the new 3D seismic data collected and processed over our current five sections in Acadia North is interpreted.

We successfully brought Acadia North well “10-22 ” on-line effective October 15, 2005. The well was producing an average of 1.82 MMCF for a total of 130 MMCF of natural gas since production began. However, due to forces of nature, Well 10-22 was shut in from on March 22, 2006 until April 24, 2006. Well 10-22 is currently operating but at a reduced rate of production. Well 10-22 contributed $1,126,859 in revenues for our third quarter. As of March 31, 2006, Well 10-22 has total production of 215.38 MMCF.

In addition, with the purchase of the Midkiff Field that is contiguous with the Hawkeye Field, we realized significant increase in our oil holdings. The oil located in our Hawkeye, Nettie Gardner, and Midkiff leases are located in Eastland and McCulloch counties, in Central Texas. Reports prepared by Gleason Engineering on each of these acquisitions indicate that oil was recoverable from previously produced reservoirs, primarily the Adams Branch Limestone. These properties were acquired not for their existing production in the Shallow Adams Branch Limestone but their upside potential in the deeper reservoirs, including the Caddo Limestone, Marble Falls Limestone, Ellenberger, and the Barnett Shale. While these zones have not been evaluated on our leases, the Marble Falls and Caddo limestones are known to be productive in the area. All surrounding leased lands are productive in the Adams Branch limestone in the immediate area. A discovery in any one of the deeper zones could increase our proved reserve base significantly. Our Hawkeye, Midkiff and Nettie Gardner leases are mature and have established infrastructure consisting of approximately 200 well heads with oil and gas behind pipe.

Seven drilling locations have been surveyed on the Texas properties. Five wells on the Nettie Gardner lease (Exoc Field) and two in the Hawkeye Field area are planned as soon as practical. Approval to start the Nettie Gardner drilling program by the Texas Railroad Commission has been received. The Nettie Gardner program involves the drilling to eleven hundred feet through the Gardner sand zone, the main productive unit in the field. The primary objective is the Jennings’s gas sand at approximately 950 feet which overlies the Gardner sand. This sand was productive in the Gardner No.1 well and placed online by the previous operator with a one-mile feeder line into the main gas pipeline to the east. A dispute with the buyer on pricing scenario led to the abandonment of the well and dismantling of the line. The Jennings gas sand is also present in the Gardner No.2 well and preliminary analyses indicate that it will be productive. The development scenario includes putting the five new drills online, a re-completion of the Gardner No.1 well, perfing the Jennings sand in the Gardner No.1 well and placing all seven wells online.

Our financial results depend on a number of factors with the biggest factor being commodity prices. Commodity prices are largely out of our control and are anticipated to remain volatile for the foreseeable future. Natural gas prices in particular have been particularly volatile for the past four years and are anticipated to be so during the next four or five years. Other factors such as pipeline availability, changes in market demand, weather, capacity constraints, and inventory storage levels can affect deliverability.

This instability of prices has led us to formulate plans to periodically enter into price-risk-management scenarios. These scenarios will include futures, options, swaps, and collars on some portion of our production. We believe these scenarios will help us, in the near future, to reduce our exposure to price fluctuations.

We will continue to invest a substantial portion of our operating cash flows into acquiring producing/infill drilling opportunities and the acquisition of 3D seismic data to thoroughly evaluate opportunities.

Exploration Activities

Acadia North Project, Alberta

The Acadia Project was first announced in December 2004, by signing a farm-in agreement with Vega Resources for two sections 34-25-02W4M and 22-25-02W4M in February 2005.  The lease is located approximately 160 miles east of the City of Calgary, Alberta. On September 9, 2005 we announced the successful bid for section 23-25-2W4M with drilling right from surface to basement.  Section 23 was released from Husky Oil and returned to Crown for sale.  Section 23 is a known producer.

In the third quarter we reached a significant milestone with the successful tie-in and commencement of production from gas well 10-22 on October 15, 2005. Production started at a rate of 2 million cubic feet of gas per day (mmcfd) and achieved an average flow rate of 1.82 mmcfd for the quarter.  A total of 130 MMscf was produced from well 10-22 contributing to our entire revenue of $1,126,859 for the quarter.

On November 16, 2005 the Company was successful in our bid for Section 11, Twp 26 Rge 2 W4M and Section 12, Twp 26 Rge 2 W4M.  The Acadia North project now consists of five sections for a total 3,200 acres.

On December 7, 2005, PetroSearch was retained to manage and conduct 3D seismic acquisition over 10 square miles in the Acadia Valley.  Acquisition of data was completed in early January 2006 and we are in the process of evaluating the date to interpret the hydrocarbon reservoir delineation.  Once results are available and feasibility is determined, we will commence drilling operations.

In our third fiscal quarter we concluded a 3D acquisition program over our main Canadian project Acadia North. We incurred capital expenditures of approximately $750,000 with the collection of approximately 10 square miles of high quality 3D data. The purpose of this program was to accelerate the development of the Acadia North properties by coming up with possible alternative development scenarios including the use of medium-length laterals in the Viking sand reservoir section and assessing the deeper potential on our acreage.

We are currently in the process of interviewing industry recognized independent third party firms to review and analyze our three dimensional geophysical data in Acadia. Until the data has been properly analyzed by the third party firms, we do not intend to allocate any cash resources towards new drilling projects in Acadia.

Empress Prospect, Alberta

Our Empress leases consist of approximately four sections of Crown P&NG rights in Eastern Alberta approximately 160 miles due east of Calgary. This prospect is a combination oil and gas play with prospective reservoirs at several levels. Gas wells in the area have produced at rates of up to three million cubic feet a day at the Viking sandstone level. One well was drilled at the end of the third quarter. Testing of three oil and gas bearing zones has been completed and results are currently being processed to determine commercial viability and production levels.  The well is presently in “shut-in” status waiting for the scheduling of 3D seismic crews.  Upon completion of seismic acquisition, interpretation and feasibility studies, we will implement a drill program designed to exploit the gas bearing zones.

Hawkeye Property, Eastland County, Texas

We formally acquired Wallstin Petroleum, LLC, “Wallstin,” on August 8, 2005.  Wallstin brought with it a management team with industry experience in junior development plays and recognizing undervalued opportunities. Additionally, Wallstin’s relationships with leaseholders helped us acquire leases located in Eastland County, Texas and McCulloch County, Texas. This led to the acquisition of the Midkiff extension to the Hawkeye area.

The Eastland County, Texas leases, “Hawkeye/Midkiff,” consist of 11 oil leases totaling just over a thousand acres, more or less, with approximately 200 existing wells. On December 1, 2005 we purchased the Midkiff leases for $210,000.  This property consists of 1,070 acres consisting of 7 leases and 91 wells of which 69 are known producers, 16 are injection wells, and there are 8 water supply wells.  We own 100% of the working interest with an average 73% net revenue interest in all the leases.  Production on the Hawkeye/Midkiff occurs from the shallow Adams Branch Limestone in the Canyon Group at a depth of approximately 1,100 feet. Further analysis of the Hawkeye/Midkiff revealed that of the 200 existing wells there are approximately 140 capable of being placed on production. After the initial flush production, the estimated daily production per well on average is 4-5 barrels of oil per day. The addition of the Midkiff wells have lowered our production estimate per well from last quarter based on some of the preliminary production figures but we still anticipate a low initial capital expenditure per well to place them on production. These leases remain an attractive investment.

Nettie Gardner Property, McCulloch County, Texas

The McCulloch County, Texas lease, “Gardner,” consists of 116 acres, more or less, with 2 existing wells—one gas and one oil.  We have a 100% working interest with an 80% net revenue interest in the Gardner leases.  Production on the Gardner occurs from the Jennings gas sand and the Gardner oil sand at a total depth of 1,050 feet.  We have located a drilling contractor and will sign a drilling contract as soon as practical.  Five new wells are proposed on the Gardner lease consisting of five gas wells depending on whether the Jennings gas sand is present in all wells. The Gardner oil sand is present in all the wells in the area and will be completed if the Jennings sands are not encountered. A work-over project is planned for the existing gas well, the Gardner No. 1 well. This well will be cleaned up and placed back on production. The neutron-density log for Gardner No.2 well indicates that the Jennings sand above the Gardner sand contains gas and has not been perforated and should be as productive as the Jennings sand in the Gardner No.1 well. The initial plan after drilling and completion of the gas wells is still to place a dehydrator on the lease and establish gas production to the main gas line.

On February 1, 2006 we were notified by the Texas Railroad Commission that the five (5) well drilling program for Nettie Gardner lease was approved and an estimated spud date of February 8, 2006 was acknowledged by the drilling company. However we were unable to begin drilling at that time. We are currently in the process of renegotiating the “surface damage” clause of the Gardner lease and hope to reschedule the spud date as soon as the lease has been finalized. The Hawkeye field also received TRRC approval for two (2) deep wells into the Barnett Shale to test for deep gas.  Our spud of these wells is planed to commence following the Nettie Gardner drilling program.

Odum-Martin Ranch No. 1, Parker County, Texas

On February 6, 2006 we signed a joint venture participation agreement with Gaither Petroleum for a 4.5% interest in the Odum-Martin Ranch No. 1 horizontal well.  Other participants include Sauder Management Company, Triad Oil and Gas LLC, Ryder Scott Oil Company and Carrizo Oil and Gas Inc. (NASD:CRZO).  The well has been spud and when drilling begins, is expected to take a month to drill to TVD of 6,200 feet and MD of 9,500 feet.  Our commitment will be 4.5% of $3,000,000 or $135,000.

Other Activities

Petrostar Oil Services

In September 2005, we formed a drilling services company, known as Petrostar Oil Services, Inc. as our wholly owned subsidiary. At this time, Petrostar has purchased a service rig and this newly formed company will be our oil and gas service division to conduct the workover operations on the Hawkeye and Gardner leases.  The service rig is on the Hawkeye location ready to conduct workover operations.  In addition, Petrostar will generate revenues by conducting workover operations for third party companies when not operating on our leases.

Longleaf Transaction

On February 15 , 2006 executed a Memorandum with L-TEXX Petroleum, LP, L-TEXX Management, LLC and Longleaf Production, LLC. L-TEXX Petroleum, LP was formed in 1991 and Longleaf Production was formed in 1994. Both companies are managed by L-TEXX Management which are 100% privately owned by Mr. Bill Tucker and Mr. Thomas Noble.

The companies have represented to us that the properties have an aggregate production of approximately 150 barrels of oil equivalent per day from 52 wells in the Longwood and Waskom fields in Harrison County, Texas approximately 20 miles west of Shreveport on I-20. The wells are spread over 29 leases which have a total of 114 wells. The wells primarily produce from the Cotton Valley, Petit, Rodessa, Fredricksburg and Blossum formations. The leases average approximately 75% in terms of Net Revenue Interest and range from 70% - 80% NRI. The companies hold a 100% working interest in the leases except for one where their working interest is 75% in four wells. The L-TEXX Management headquarters are located in Arlington, Texas.

Pursuant to the terms of the Memorandum, we agreed to purchase 100% of each company including all: proven reserve assets, equipment and other assets, intellectual property, bank debt instruments, staff and management and existing oil in tanks as of the date of the closing.  The “deemed” purchase price is US$6.5 million, including a $100,000 non-refundable deposit, 2 million shares of our restricted common stock subject to certain liquidation restrictions and, $1,200,000 payable at the time of closing.  In addition, if at a date which is two years from the date of the closing, the 10 day average trailing closing price of our common stock is:  (i) between $1.50 and $2.50, we shall issue to the sellers such additional shares of our restricted common stock to bring the total value of the stock paid as consideration in the transaction equal to $5 million; or (ii) less than $1.50 the sellers will be entitled to a cash payment of US$5 million and the sellers shall return to the corporation, all common stock issued in the transaction.

We intended to incorporate the Longleaf Memorandum into a formal Acquisition Agreement which would close 45 days following an exclusive opportunity to conduct due diligence on Longleaf. As of the date of this Registration Statement, we have not closed on the Longleaf transaction and the 45 day exclusive period has passed.

On May 2, 2006, our general counsel, Mark L. Baum, Esq. was able to secure a binding agreement with Longleaf that provided us with: (i) the return of $50,000 of the deposit money; and (ii) an additional 30 day exclusive period, commencing at the time Longleaf transmits the $50,000 wire transfer to us, during which we could negotiate to purchase either Longleaf itself or Longleaf’s assets.

As of the date of this Registration Statement, we have terminated our relationship with Longleaf.

 Competition

We compete in the sale of oil and natural gas on the basis of price, and on the ability to deliver products.  The oil and natural gas industry is intensely competitive in all phases, including the exploration for new production and the acquisition of equipment and labor necessary to conduct drilling activities.  The competition comes from numerous major oil companies as well as numerous other independent operators.  There is also competition between the oil and natural gas industry and other industries in supplying the energy and fuel requirements of industrial, commercial and individual consumers.  We are a minor participant in the industry and compete in the oil and natural gas industry with many other companies having far greater financial, technical and other resources.

Governmental Regulation

Both Canada and the United States have regulatory provisions relating to permits for the drilling of wells, the spacing of wells, the prevention of oil and natural gas waste, allowable rates of production and other matters.  The amount of oil and natural gas produced is subject to control by regulatory agencies in each province and state that periodically assign allowable rates of production.  The Province of Alberta and Government of Canada also monitor and regulate the volume of natural gas that may be removed from the province and the conditions of removal.

The right to explore for and develop oil and natural gas on lands in Alberta, Saskatchewan and British Columbia is controlled by the governments of each of those provinces.  Changes in royalties and other terms of provincial leases, permits and reservations may have a substantial effect on our operations.  In addition to the foregoing, in the future, our Canadian operations may be affected from time to time by political developments in Canada and by Canadian Federal, provincial and local laws and regulations, such as restrictions on production and export, oil and natural gas allocation and rationing, price controls, tax increases, expropriation of property, modification or cancellation of contract rights, and environmental protection controls. Furthermore, operations may also be affected by United States import fees and restrictions.

Employees

We currently have seven employees among the parent and all subsidiary companies. We intend to hire additional personnel and our employees will be entitled to paid vacation, paid sick days, and personal days off depending on job classification, length of service, and other factors.  Our policy will be to recognize the cost of compensated absences when actually paid to employees.

We have not entered into a collective bargaining agreement with any union.  We have not experienced any work stoppages and consider the relations with the individuals working for us to be good.

Management’s Discussion and Analysis or Plan of Operation

The following discussion and analysis should be read in conjunction with our audited consolidated financial statements and related notes included in this report. The statements contained in this report that are not historic in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “believes,” or “plans” or comparable terminology are forward-looking statements based on current expectations and assumptions.

Various risks and uncertainties could cause actual results to differ materially from those expressed in forward-looking statements. Factors that could cause actual results to differ from expectations include, but are not limited to, those set forth under the section “Risk Factors” set forth in this report.

The forward-looking events discussed in this prospectus, the documents to which we refer you and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. For these statements, we claim the protection of the “bespeaks caution” doctrine. All forward-looking statements in this document are based on information currently available to us as of the date of this report, and we assume no obligation to update any forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

General

We are an independent exploration stage oil and natural gas company that explores for, acquires and develops oil and natural gas properties. Currently, our operations are currently focused in the United States and on the Canadian oil and gas fields of Alberta. We are also exploring other various global opportunities.
Corporate History

We were originally incorporated in the State of Nevada on January 19, 1999 under the name of Luna Technologies, Inc. We have changed our name several times as follows: Luna Medical Technologies, Inc. (May 31, 1999), Lanwerx Entertainment, Inc. (May 19, 2003), GameState Entertainment, inc. (September 24, 2003) and Quest Oil Corporation (September 7, 2004). In 2004, we formed Quest Canada Corp., a wholly owned Canadian subsidiary, which was created to serve as a holding company for our anticipated oil and gas projects in Alberta.  In August 2005, we acquired Wallstin Petroleum LLC. Petrostar Oil Services Inc. was created for the purpose of servicing the oil and gas properties in Texas.

Results of Operations

For the nine months ended December 31, 2005, we had a net loss of $3,284,188 compared to a net loss of $1,026,138 for the nine months ended December 31, 2004.  This increase in expenses is a result of the increase in business activities since we commenced oil and gas operations in October of 2004.  Cumulative from October 1, 2004 to December 31, 2005, we had a net loss of $3,845,618 relating to our oil and gas operations.  Contributing factors for the increased loss are the financing fees of $445,308 and interest of $1,006,075 on debt incurred in order to acquire properties and commence oil and gas activities.  Consulting fees were also $1,230,005 compared to $309,903 for the comparative period; however, $1,189,053 of the consulting fees were paid with shares of our common stock.

Liquidity and Capital Resources

At December 31, 2005 we had cash of $3,874,309 compared to $3,197 at March 31, 2005.  We had working capital of $3,764,523 as at December 31, 2005 compared to a working capital deficiency of $835,650 at March 31, 2005.

On October 6, 2005, we entered into a convertible note financing transaction with twenty five (25) accredited investors pursuant to which the investors agreed to loan us an aggregate principal amount of $8 million. The notes are released in two tranches of which $6 million was received at closing and the balance of $2 million will be released to us upon the successful effectiveness of a registration statement. At their election, the investors are also entitled to invest up to an additional $2 million. Each investor will receive a Zero Coupon Note equal to 5% of total amount invested by each investor. We agreed to issue to the investors, senior secured convertible notes, zero coupon convertible notes and common stock purchase warrants.

The senior secured convertible notes issued at the initial closing are due October 6, 2007, and bear interest, in arrears, at a rate per annum equal to ten percent (10%), payable annually on October 1 of each year commencing October 1, 2006 at our option in (A) cash, (B) additional senior secured convertible promissory notes, or (C) in registered shares of our common stock. Interest is computed on the basis of a 360-day year of twelve (12) 30-day months.

Commencing on the fifth (5th) month following the issuance of the senior secured convertible notes and continuing thereafter on the first (1st) business day of each month we are required to pay an amount to each note holder equal to 1/20th of the original principal amount of the senior secured convertible notes plus any accrued but unpaid interest. Payment may be made at our option in cash or registered shares of our common stock. If we elect to make payments in registered shares of our common stock, the number of shares issued to the note holder shall be discounted to eighty-seven and one-half percent (87.5%) of the average of the closing bid price of our common stock for the ten (10) trading days immediately preceding the payment date. Payment may be made in registered shares of our common stock only if: (A) the registration statement providing for the resale of the shares of common stock issuable upon conversion of the senior convertible notes is effective and has been effective, without lapse or suspension of any kind, for a period of twenty (20) consecutive calendar days, (B) trading in our common stock has not been suspended by the Securities and Exchange Commission or the OTC Bulletin Board (or other exchange or market on which our common stock is trading), (C) we are in material compliance with the terms and conditions of the senior secured convertible notes and other financing documents, and (D) the issuance of shares of common stock to each note holder does not violate the note holder’s 4.9% or 9.9% ownership cap restrictions.

The senior secured convertible notes are convertible at any time, at the option of the note holders, into such number of fully paid and non-assessable shares of our common stock as is determined by dividing (x) that portion of the outstanding principal balance plus any accrued but unpaid interest under the notes at the date that the note holder elects to convert by (y) the conversion price of forty cents ($0.40) which is subject to adjustment.

We may cause the conversion of the senior secured convertible notes if, at any time following the effective date of the registration statement which registers the shares underlying the notes, the closing bid price exceeds $0.80 for a period of ten (10) consecutive trading days and the average daily trading volume for such ten (10) consecutive trading day period exceeds 250,000 shares of common stock subject to certain conditions. Upon mandatory conversion, the principal amount of the senior secured convertible notes plus all accrued and unpaid interest shall convert into a number of fully paid and nonassessable shares of common stock equal to the quotient of (i) the principal amount of the notes plus all accrued and unpaid interest outstanding on the mandatory conversion date divided by (ii) the conversion price in effect on the mandatory conversion date.

So long as the registration statement is effective, in the event that the closing bid price of the common stock is greater than $0.40 and less than $1.25, the maximum number of shares of common stock that may be issued upon conversion of the notes shall not exceed the greater of (1) twenty-five percent (25%) of the aggregate trading volume for the prior fifteen (15) days or (2) twenty percent (20%) of the original principal amount of the notes.

Prepayment of the senior secured convertible notes may be required at the option of the note holder subject to certain conditions. In addition, so long as ten (10%) of the original principal amount of the notes are outstanding, we can require prepayment of the notes by paying in cash, all or portion of the outstanding principal amount of the notes together with all accrued and unpaid interest thereon with thirty (30) days prior written notice to the note holder at a price equal to one hundred twenty-five percent (125%) of the aggregate principal amount of the notes plus any accrued but unpaid interest.

The senior secured convertible notes are secured by a security agreement that we and our subsidiaries entered into with the investors. The security agreement grants the investors a secured interest in all of the collateral, as defined in the agreement, of the company and its subsidiaries until such time as our obligations under the senior secured convertible notes have been meet. In addition to the security agreement, Quest Canada Corp., our wholly owned Canadian subsidiary has entered into a guarantee and indemnity agreement with the investors, whereby Quest Canada has guaranteed payment of the notes and agreed to indemnify the investors against losses arising from our failure to meet the obligations of the notes. Quest Canada has also entered into a pledge and debenture agreement with the investors whereby Quest Canada has pledged $15 million in favor of the investors as a continuing collateral security for the payment and fulfillment of the notes. We and our wholly owned subsidiary, Wallstin Petroleum, LLC have entered into a deed of trust, security agreement, financing statement and assignment of rents and leases with the investors whereby some of our Texas properties, rents, royalties and proceeds have been conveyed to the trustee as collateral security for the notes.

The zero coupon convertible notes are also due on October 6, 2007 and have terms which are substantially similar to the senior secured convertible notes. However, the zero coupon convertible notes do not bear interest.

Also in connection with the transactions, we issued to each of the note holders, and to the Placement Agent, four types of warrants to acquire shares of our common stock, which are classified as “Series A,” “Series B,” “Series C” and “Placement Agent Series A,” “Placement Agent Series B,” “Placement Agent Series C,” and “Placement Agent Series D” Warrants. As discussed below, all warrants have substantially similar terms and conditions except for the exercise prices, the expiration dates and the absence of a call provision.

We issued to each of the note holders and to the Placement Agent, “Series A” warrants entitling the investors and the Placement Agent to acquire an aggregate of 27,500,000 shares of our common stock at an exercise price of $0.80 per share. The warrants issued to the investors have a “cashless exercise” provision which may be utilized by the holder only if one year has elapsed since the date of issuance of the warrant and a registration statement registering the common stock underlying the warrant is not in effect as required. The warrants issued to the Placement Agent have a “cashless exercise” provision which may be utilized by the holder without restriction. Subject to certain conditions, including the effectiveness of a registration statement providing for the resale of the common stock underlying the warrants, we may call the Series A warrants at any time so long as the value of our common stock is greater than $1.60 for a period of 10 consecutive days immediately prior to the call notice and the average daily trading volume during the 10 day call notice period exceeds 250,000 shares of common stock. The Series A warrants issued to the note holders are exercisable for a period of three (3) years. The Placement Agent Series A warrants are exercisable for a period of five (5) years.

We issued to each of the note holders and to the Placement Agent, “Series B” warrants entitling the investors and the Placement Agent to acquire an aggregate of 13,750,000 shares of our common stock at an exercise price of $0.46 per share. The warrants issued to the investors have a “cashless exercise” provision which may be utilized by the holder only if one year has elapsed since the date of issuance of the warrant and a registration statement registering the common stock underlying the warrant is not in effect as required. The warrants issued to the Placement Agent have a “cashless exercise” provision which may be utilized by the holder without restriction. Subject to certain conditions, including the effectiveness of a registration statement providing for the resale of the common stock underlying the warrants, we may call the Series B warrants at any time so long as the value of our common stock is greater than $0.56 for a period of 10 consecutive days immediately prior to the call notice and the average daily trading volume during the 10 day call notice period exceeds 250,000 shares of common stock. The Series B warrants issued to the note holders are exercisable for a period of two (2) years following the effective date of the registration statement providing for the resale of the shares of common stock underlying the warrants and the shares of common stock issuable upon conversion of the notes. The Placement Agent Series B warrants are exercisable for a period of five (5) years.

We issued to each of the note holders and to the Placement Agent, “Series C” warrants which entitle the investors and the Placement Agent to acquire an aggregate of 13,750,000 shares of our common stock at an exercise price of $0.56 per share. The warrants issued to the investors have a “cashless exercise” provision which may be utilized by the holder only if one year has elapsed since the date of issuance of the warrant and a registration statement registering the common stock underlying the warrant is not in effect as required. The warrants issued to the Placement Agent have a “cashless exercise” provision which may be utilized by the holder without restriction. The Series C warrants issued to the note holders are exercisable for a period of seven (7) years. There is no call provision in the Series C warrants. However, the Series C warrants are only exercisable for the number of shares of common stock that has been issued to the warrant holder pursuant to the warrant holder’s exercise of its Series B Warrant. The Placement Agent Series C warrants are exercisable for a period of seven (7) years.

We issued to the Placement Agent, Placement Agent “Series D” warrants which entitle the Placement Agent to acquire an aggregate of 2,500,000 shares of our common stock at an exercise price of $0.40 per share with a “cashless exercise” provision which may be utilized by the holder without restriction. The Placement Agent Series D warrants are exercisable for a period of five (5) years.

Assuming the total principal amount of each senior secured note and each zero coupon note held by each of the selling securityholders is converted into common stock at a conversion price of $0.40 and all the converted shares are sold in this offering, the outstanding shares will be increased by 20,400,000. Assuming all warrants held by the selling securityholders are exercised and all shares underlying the warrants are sold in this offering, the outstanding shares will be increased by an additional 57,500,000.

Our expectations are based on certain assumptions concerning the anticipated costs associated with any new projects.  These assumptions concern future events and circumstances that our officers believe to be significant to our operations and upon which our working capital requirements will depend.  Some assumptions will invariably not materialize and some unanticipated events and circumstances occurring subsequent to the date of this prospectus.

As of May 31, 2006, we have approximately $493,264 cash on hand and our wholly owned subsidiary, Quest Canada Corp has approximately $108,821 cash on hand. From operations, we estimate that we will net approximately $50,000 to $100,000 per month depending on production levels of our operating wells.  Given our current commitments and working capital, we believe that we can support our operations for the next 12 months and expand our business at a modest rate. We have received approval to drill 7 wells in Texas. Assuming we are able to successfully drill and bring the additional wells into operation, our anticipated revenues from our combined operations will increase.

Although we believe that we are able to operate without additional financing, in order to expand operations, we may continue to seek additional capital over the next 12 months from the additional sale of our securities. The amount and timing of our future capital requirements will depend upon many factors, including the level of funding received by us, anticipated private placements of our common stock, the level of funding obtained through other financing sources, and the timing of such funding. In the event we are unable to raise additional capital, we will be unable to expand operations as desired.

We intend to retain any future earnings to retire any existing debt, finance the expansion of our business and any necessary capital expenditures, and for general corporate purposes.

We are required to make monthly principal and interest payments under the terms of our Senior Secured Convertible Promissory Notes. If a registration statement registering the shares underlying the notes is not effective, we are required to make the monthly payments in cash instead of registered shares of our common stock. Because this Registration Statement is not effective, we have been required to make the first three payments is cash. The first three payments under the terms of the notes were as follows: $505,000, $364,875 and $362,250. However, due to our current cash position, we do not intend to make any additional principal and interest payments in cash to the investors. Making the payments in cash would impair our ability to operate on a day-to-day basis. Should this Registration Statement become effective, we will be able to make any delinquent and future principal and interest payments under the terms of the notes to the investors in the form of registered shares of our common stock. The fact that we will not make the June 2006 principal and interest payments to our investors in cash will mean that we will be in default under the terms of the notes. Such a default may provide the basis for the investors to force the liquidation of our assets. In the case of the liquidation of our assets, our common shareholders will likely lose all of their investment in our common stock.

Equipment

Equipment is recorded at historical cost.  The declining-balance method is used for the assets at the following annual rates:

Computer equipment   30%
Furniture and equipment                     20%
Well service equipment                       20%

Foreign Currency Transactions

Monetary assets and liabilities are translated at balance sheet date exchange rates; other assets and liabilities have been translated at the rates prevailing at the date of the transaction.  Revenue and expense items, except for amortization, are translated at the average rate of exchange for the year.  Amortization is converted using rates prevailing at dates of acquisition.  Gains and losses from foreign currency translation are included in the statement of operations.  All figures presented are in US dollars.

Critical Accounting Policies - Oil and Gas Activities

We follow the full cost method of accounting for our oil and gas activities; accordingly, all costs associated with the acquisition, exploration, and development of oil and gas properties are capitalized within the appropriate cost center.  Any internal costs that are capitalized are limited to those costs that can be directly identified with acquisition, exploration, and development activities undertaken by us for our own account, and do not include any costs related to production, general corporate overhead, or similar activities.

All capitalized costs within a cost center are depleted on the units-of-production method based on estimated proved reserves attributable to the oil and gas properties we own.

For each cost center, capitalized costs less accumulated depletion and related deferred income taxes, may not exceed the cost center ceiling. The cost center ceiling is equal to the sum of:  (a) the present value of estimated future net revenues from proved oil and gas reserves, less estimated future expenditures to be incurred in developing the proved reserves computed using a 10 percent discount factor; (b) the cost of properties not being amortized; (c) the lower of cost or fair market value of unproven properties included in the costs being amortized; and (d) income tax effects related to the differences between the book and tax basis of the properties.  Any excess is charged to expense during the period in which the excess occurs.

Sales of oil and gas properties, whether or not being amortized currently, are accounted for as adjustments of capitalized costs, with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas attributable to a cost center. Abandonments of oil and gas properties are accounted for as adjustments of capitalized costs, and are amortized and subject to the cost center ceiling limitation.

Future site restoration and abandonment costs of our petroleum and natural gas properties are provided for when a reasonable estimate can be made.  The estimated provision is reduced by expected equipment salvage values at the time of the abandonment. The resulting net estimated provision, if any, is charged against earnings over the remaining life our proved reserves on a unit-of production basis.  Actual expenditures are applied against the accumulated provision account.

On April 24, 2006, our board of directors authorized our President and Chief Executive Officer, James B. Panther, II, in connection with our March 31, 2006, Annual Report on Form 10-KSB, to engage firms to provide us with new independent reserve report for all of our properties.

Additional Accounting Disclosures

On April 24, 2006, our board of directors authorized our President and Chief Executive Officer, James B. Panther, II, in connection with our March 31, 2006, Annual Report on Form 10-KSB, to engage an independent forensic accounting firm to provide us with a forensic accounting of all of the company’s cash flows for the 12 months preceding March 31, 2006. As of the date of this Registration Statement, we have no information that would lead us to believe that there was a misappropriation of any company monies. The board of directors order of the forensic accounting is precautionary given the recent changes in management and to our board of directors.

Stock Based Compensation

The Company has elected to value stock based compensation granted at the fair value as determined using the Black-Scholes option valuation model.

Employees

We currently have seven employees among the parent and all subsidiary companies. We intend to hire additional personnel and our employees will be entitled to paid vacation, paid sick days, and personal days off depending on job classification, length of service, and other factors.  Our policy will be to recognize the cost of compensated absences when actually paid to employees.

We have not entered into a collective bargaining agreement with any union.  We have not experienced any work stoppages and consider the relations with the individuals working for us to be good.

Description of Property

At present, we do not own any property. Our executive offices are currently located at 580 2nd Street, Suite 102, Encinitas, CA 92024 and telephone number (888) 772-1288 (US only) and we rent a small office in Calgary, Alberta, Canada.

We have closed our offices located in Arlington, Texas, Houston, Texas and Vancouver, British Columbia, Canada. We remain obligated to our landlord in Houston, Texas. King Capital Corporation assumed our Vancouver lease beginning May 1, 2006, through the balance of the lease and provided us with a $35,000 note accruing interest at a rate of 8% as payment for the furniture and fixtures in the office.

Including rent and other miscellaneous expenditures, the ongoing monthly obligation until the end of the term of the lease is approximately $4,000 per month. It is possible that the Houston lease obligation will end before the term of the lease ends.

On April 24, 2006, our board of directors authorized a sub-lease of space from Business Consulting Group Unlimited, Inc. The sub-lease will provide us with access to approximately 2,800 sq. ft. of Class A office space in San Diego County, California. The term of the sub-lease is 3 years with monthly rent of $5,000 per month including, phone, computers, internet, utilities and office furniture rental.

Certain Relationships and Related Transactions

On April 24, 2006, our board of directors authorized a sub-lease of space from Business Consulting Group Unlimited, Inc., a Nevada corporation. Fifty percent of the common stock of BCGU is held by Mr. James B. Panther, II, one of our Directors and our Chief Executive Officer and President. The remaining fifty percent of the common stock of BCGU is held by Mark L. Baum, our General Counsel.

On April 24, 2006, we entered into a 24 month consulting agreement with BCGU. Under the terms of the agreement, BCGU will provide us with a part-time Controller, bookkeeping, reception, clerical, filing, data management and staffing services.

On April 24, 2006, we entered into a 24 month employment agreement with James B. Panther II to serve as our President and Chief Executive Officer. Mr. Panther, II holds 50% of the outstanding common stock of BCGU.

On April 24, 2006, we entered into a 24 month employment agreement with Mark L. Baum, Esq. to serve as our General Counsel. Mr. Baum holds 50% of the outstanding stock of BCGU.

For additional information, please see the heading above entitled: “Organization Within Last Five Years.”

Market for Common Equity and Related Stockholder Matters

Trading Symbol

Our common stock currently trades on the OTC Bulletin Board under the symbol “QOIL.”

Holders

As of December 9, 2005, there are approximately 3,672 holders of record of our common stock.

Dividends

We do not anticipate the payment of cash dividends on its common stock in the foreseeable future.

Securities authorized for issuance under equity compensation plans

The following provides information concerning compensation plans under which our equity securities are authorized for issuance as of the date of this prospectus:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	-0-	n/a	-0-
Equity compensation plans not approved by security holders (3)(4)	-0- (2)	n/a (2)	1,471,160

Total	0	n/a (2)	1,471,160

(1) We do not have any equity compensation plans approved by the security holders.

(2) Our 2004 Stock Incentive Plan and 2005 Stock Incentive Plan allows our board of directors to grant either stock options or compensation stock under the plans. To date, we have not granted any stock options under either plan. We have issued all of the available shares under our 2004 Stock Incentive plan.

(3) 2004 Stock Incentive Plan. Our board of directors adopted our 2004 Stock Incentive Plan on August 5, 2004. The purpose of the plan is to provide us with a means of compensating selected key employees, including officers, directors and consultants for their services rendered in connection with the development of the company with shares of our common stock. The total number of shares available for the grant of either stock options or compensation stock under the plan is 6,000,000 shares, subject to adjustment. To date, we have issued all 6,000,000 shares of common stock available under the 2004 plan.
(4) 2005 Stock Incentive Plan. Our board of directors adopted our 2005 Stock Incentive Plan on July 6, 2005. The purpose of the plan is to further align the interests of employees, directors and non-employee consultants with those of the stockholders by providing incentive compensation opportunities tied to the performance of our common stock and by promoting increased ownership of our common stock by such individuals. The 2005 plan is also intended to advance our interests and the interests of the stockholders of the company by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort we are largely dependent.

The total number of shares available for the grant of either stock options or compensation stock under the 2005 plan is 3,000,000 shares, subject to adjustment. To date, we have issued 1,723,840 shares of common stock available under the plan.

Our 2005 Stock Incentive Plan is administered by a committee comprised of one or more members of our board of directors, or if no such committee exists, our entire board.

The committee shall have such powers and authority as may be necessary or appropriate for the committee to carry out its functions as described in the plan. Subject to the express limitations of the plan, the committee shall have authority in its discretion to determine the eligible persons to whom, and the time or times at which, awards may be granted, the number of shares, units or other rights subject to each award, the exercise, base or purchase price of an award (if any), the time or times at which an award will become vested, exercisable or payable, the performance goals and other conditions of an award, the duration of the award, and all other terms of the award. Subject to the terms of the plan, the committee shall have the authority to amend the terms of an award in any manner that is not inconsistent with the plan, provided that no such action shall adversely affect the rights of a participant with respect to an outstanding award without the participant’s consent. All interpretations, determinations and actions by the committee shall be final, conclusive, and binding upon all parties.

If there shall occur any change with respect to the outstanding shares of our common stock by reason of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, or other distribution with respect to the shares of common stock, or any merger, reorganization, consolidation, combination, spin-off or other similar corporate change, or any other change affecting the common stock, the committee may, in the manner and to the extent that it deems appropriate and equitable to the participants and consistent with the terms of the plan, cause an adjustment to be made in (i) the maximum number and kind of shares provided, (ii) the number and kind of shares of common stock, or other rights subject to then outstanding awards, (iii) the exercise or base price for each share or other right subject to then outstanding awards, and (iv) any other terms of an award that are affected by the event.

Notwithstanding anything contained in the 2005 plan to cover the contrary, including any adjustments, the maximum aggregate number of shares of common stock that may be issued and sold under all awards granted under the plan shall be anti-dilutive in the event of a reverse stock split by the company and shall not result in any reduction in the number of shares available and authorized under the plan at the effective time of such reverse stock split(s).

The 2005 plan shall terminate on the tenth anniversary of the date of its adoption. Our board may, in its discretion and at any earlier date, terminate the plan. However, no termination of the plan shall adversely affect any award theretofore granted without the consent of the participant or the permitted transferee of the award.

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Executive Compensation

The following table sets forth the cash compensation paid to the Chief Executive Officer and to all other executive officers for services rendered, and to be rendered, through the fiscal years ending March 31, 2006 and 2005.

	Annual Compensation				Long-Term Compensation
						Common
						Shares
						Underlying	All
					Restricted	Options	Other
				Other Annual	Stock	Granted	Compen
Name and Position	Year	Salary	Bonus	Compensation	Awards ($)	(# Shares)	-sation

Roderick Bartlett (1)	2006	$22,500	-0-	-0-	-0-	------	-0-
Former Director,	2005	90,000	-0-	-0-	$150,000(3)	------	-0-
President and
Chief Executive Officer

Cameron King (2)	2006	$90,000	-0-	-0-	-0-	------	-0-
Former President,	2005	90,000	-0-	$12,500(5)	$100,000(4)	------	-0-
Chief Executive Officer
and Director

Joseph F. Wallen	2006	$60,000	-0-	-0-	-0-	------	-0-
Chief Financial Officer	2005	$-0-	-0-	-0-	-0-	------	-0-
and Director

William H. Stinson	2006	$120,000	-0-	-0-	-0-	------	-0-
Former President, Chief Executive Officer Chief Operating Officer and Director	2005	-0-	-0-	-0-	-0-	------	-0-

Douglas Blackman	2006	$42,000	-0-	-0-	-0-	------	-0-
Former Secretary and Director	2005	-0-	-0-	-0-	-0-	------	-0-
							-0-
James B. Panther, II	2006	$126,000(6)	-0-	-0-	-0-	4,000,000 (7)(6)	-0-
President, Chief Executive Officer and Director	2005	-0-	-0-	-0-	-0-	------

Chris Phillips, CPA	2006	$0	-0-	-0-	-0-	------	-0-
Director	2005	-0-	-0-	-0-	-0-	------	-0-

Mark L. Baum, Esq.	2006	$126,000(6)	-0-	-0-	-0-	4,000,000 (7)(6)	-0-
General Counsel	2005	-0-	-0-	-0-	-0-	------	-0-

(1)
Pursuant to the Chairman, President and CEO Compensation Agreement dated February 1, 2004 by and between the company, Mr. Bartlett and BPYA 966 Holdings, Ltd., Mr. Bartlett directed 100% of his compensation earned from the company to be paid to BPYA 966 Holding, Ltd. Mr. Bartlett is the sole owner of BPYA 966 Holdings, Ltd.

(2)
Pursuant to the Chief Financial Officer Compensation Agreement dated February 1, 2004 by and between the company, Mr. King and King Capital Corporation, Mr. King directed 100% of his compensation earned from the company to be paid to King Capital Corporation. Mr. King is the sole owner of King Capital Corporation.

(3)	Awarded 3,000,000 shares with a fair market value of $0.05 per share.

(4)	Awarded 2,000,000 shares with a fair market value of $0.05 per share.

(5)	Awarded 250,000 shares with a fair market value of $0.05 per share.

(6)	Received pursuant to an employment agreement dated April 24, 2006.

(7)	Granted warrants to purchase 4,000,000 shares of our common stock pursuant to an employment agreement dated April 24, 2006.

Option Grants and Exercises

There were no option grants or exercises by any of the executive officers named in the Summary Compensation Table above.

Employment and Consultant Agreements

As of the year ended March 31, 2005, we had entered into management agreements with Mr. Roderick Bartlett, our former President and Chief Executive Officer, and Mr. Cameron King our former President and Chief Executive Officer. On June 30, 2005, Mr. Bartlett resigned from his position as President and Chief Executive Officer and terminated his management agreement with us. On February 24, 2006, Mr. King resigned from his positions as Director, President and Chief Executive Officer and terminated his management agreement with us.

On April 2, 2006, our Board of Directors authorized, on a month to month basis, a $100 per day payment to our President and Chief Executive Officer, James B. Panther, II.

On April 24, 2006, our board of directors authorized a 2 year employment agreement with Mr. James B. Panther, II to serve as our President and Chief Executive Officer. Under the terms of the agreement Mr. Panther, II will receive: (i) an annual salary of $126,000; (ii) warrants to purchase up to 4,000,000 shares of our common stock; and (iii) a five percent (5%) carried working interest, net of any taxes and royalties, on a going forward basis, in any production that is brought online during his employment. The carried working interest continues for the life of the well.

On April 24, 2006, our board of directors authorized a 2 year employment agreement with Mr. Mark L. Baum, Esq. to serve as our General Counsel. Under the terms of the agreement Mr. Baum will receive: (i) an annual salary of $126,000 per year; (ii) warrants to purchase up to 4,000,000 shares of our common stock; and (iii) a five percent (5%) carried working interest, net of any taxes and royalties, on a going forward basis, in any production that is brought online during his employment. The carried working interest continues for the life of the well.

On April 24, 2006, our board of directors authorized a 1 year employment agreement with Mr. Joseph F. Wallen to serve as our Chief Financial Officer. Under the terms of the agreement, Mr. Wallen will receive: (i) an annual salary of $60,000; (ii) warrants to purchase up to 1,000,000 shares of our common stock; and (iii) a two and one half percent (2.5%) carried working interest, net of any taxes and royalties, on a going forward basis, in any production that is brought online during his employment. The carried working interest continues for the life of the well.

On April 24, 2006, our board of directors authorized a 2 year operating agreement with Business Consulting Group Unlimited, Inc. to provide controlling, bookkeeping, administrative support and general executive support services. Under the terms of the agreement, BCGU will receive $14,000 per month as compensation.

On April 24, 2006, our board of directors authorized a 6 month consulting agreement with Luis Leung to provide computer and systems support to us. Under the terms of the agreement, Mr. Leung will receive: (i) 250,000 shares of our common stock registered on Form S-8; and (ii) “cashless” Common stock purchase warrants to purchase 250,000 shares of the Company’s common stock at an exercise price equal to 110% of the closing market price of our common stock as of April 24, 2006. The warrants shall have a term of 5 years.

On April 24, 2006, our board of directors authorized a 6 month consulting agreement with Jerry Pence to provide us with acquisition assistance. Under the terms of the agreement, Mr. Pence will receive: (i) 150,000 shares of our common stock registered on Form S-8; and (ii) “cashless” Common stock purchase warrants to purchase 150,000 shares of the Company’s common stock at an exercise price equal to 110% of the closing market price of our common stock as of April 24, 2006. The warrants shall have a term of 5 years.

Compensation of Directors

All directors receive reimbursement for reasonable out-of-pocket expenses in attending board of directors meetings and for promoting our business. From time to time we may engage certain members of the board of directors to perform services on our behalf. In such cases, we compensate the members for their services at rates no more favorable than could be obtained from unaffiliated parties.

Financial Statements

Our financial statements and related notes are contained on “F” pages on at the end of this prospectus.

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

None.

Where You Can Find More Information

We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F. Street, N.E., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Our filings are also available on the Securities and Exchange Commission’s website on the Internet at http://www.sec.gov.

We will provide without charge to each person to whom requests a copy of this prospectus. Requests for copies should be directed to: 580 2nd Street, Suite 102, Encinitas, CA 92024 and telephone number (888) 772-1288 (US only).

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PART II

Indemnification of Directors and Officers

Nevada Statutes

Section 78.7502 of the Nevada Revised Statutes, as amended, provides for the indemnification of our officers, directors, employees and agents under certain circumstances as follows:

“1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a) Is not liable pursuant to NRS 78.138; or
(b)
Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a) Is not liable pursuant to NRS 78.138; or
(b)	Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.”

Section 78.751 of the Nevada Revised Statutes describes the authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses as follows:

“1.  Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

Part II, Page 1

(a) By the stockholders;
(b)	By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
(c)	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or
(d)	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2.  The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3.  The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.”

Charter Provisions

Our Amended Articles of Incorporation provide for indemnification of our officers and directors as follows:

ARTICLE TWELVE
LIABILITY OF DIRECTORS AND OFFICERS

No director or officer shall have any personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this Article Twelve shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of the Nevada Revised Statutes.

Bylaws

Our bylaws do not contain any provisions relating to the indemnity of our officers and directors.

Agreements

Pursuant to compensation agreements with selected officers and directors, we have agreed, to the maximum extent permitted by law, to defend, indemnify and hold harmless the officers and directors against any costs, losses, claims, suits, proceedings, damages or liabilities to which our officers and directors become subject to which arise out of or are based upon or relate to our officers and directors engagement by the company.

Part II, Page 2

Other Expenses of Issuance and Distribution

The following table sets forth estimated expenses to be incurred by us in connection with the issuance and distribution of all shares being registered. All such expenses are estimated except for the SEC registration fee.

Description of Expense	Amount ($)

SEC registration fee	13,122
Printing expenses	2,000
Fees and expenses of counsel for the Company	25,000
Fees and expenses of accountants for Company	10,000
Miscellaneous	5,000

Total	55,122

Recent Sales of Unregistered Securities

On April 24, 2006, our board of directors authorized the issuance of 75,000 of our common stock registered under our 2005 Stock Incentive Plan as the last quarterly payment under our prior Engagement Agreement with the Baum Law Firm.

On April 24, 2006, our board of directors authorized the issuance of 75,000 of our common stock registered under our 2005 Stock Incentive Plan as compensation for the fees incurred by the Baum Law Firm from March 3, 2006 through April 4, 2006.

On April 24, 2006, our board of directors authorized the following issuances of restricted shares of our common stock as compensation to our past directors as:

Joseph F. Wallen  200,000 shares
James Irwin  100,000 shares
Douglas Brown  200,000 shares
Douglas Blackman 25,000 shares

On April 24, 2006, our board of directors authorized director compensation for the 12 months following April 24, 2006. The compensation to each director consists of: (i) $10,000 for every 90 days of services, payable in shares of our common stock at 110% of the closing market price of our common stock as of April 24 2006; and (ii) 1,000,000 “cashless” common stock purchase warrants. The warrants are exercisable for a term of 5 years at an exercise price equal to 110% of the closing market price as of April 24, 2006 and shall vest at a rate of 250,000 warrants every 90 days.

On April 24, 2006, Kruse Consulting Corporation converted an outstanding note made by us in the amount of $113,817.56. The note was converted into 2,276,351 restricted shares of our common stock.

On April 24, 2006, we entered into an employment agreement with Mr. Joseph Wallen. Pursuant to the terms of the agreement, we issued to Mr. Wallen 1,000,000 “cashless” common stock purchase warrants. The warrants are exercisable for a term of 5 years at an exercise price equal to 110% of the closing market price as of April 24, 2006 and shall vest at a rate of 250,000 warrants every 90 days.

On April 24, 2006, we entered into a 2 year employment agreement with Mr. James B. Panther, II to serve as our President and Chief Executive Officer. Pursuant to the terms of the agreement, we issued to Mr. Panther, II 4,000,000 “cashless” common stock purchase warrants. The warrants are exercisable for a term of 5 years at an exercise price equal to 110% of the closing market price as of April 24, 2006 and shall vest at a rate of 2,000,000 upon execution of the agreement and 500,000 every 90 days thereafter.

On April 24, 2006, we entered into a 2 year employment agreement with Mr. Mark L. Baum, Esq. to serve as our General Counsel. Pursuant to the terms of the agreement, we issued to Mr. Baum 4,000,000 “cashless” common stock purchase warrants. The warrants are exercisable for a term of 5 years at an exercise price equal to 110% of the closing market price as of April 24, 2006 and shall vest at a rate of 2,000,000 upon execution of the agreement and 500,000 every 90 days thereafter.

On April 24, 2006, we entered into a Settlement Agreement with Mr. Darren Hayes concerning his past consulting arrangement with us. Pursuant to the terms of the agreement, we are required to pay Mr. Hayes a total of 225,000 shares of our common stock registered on Form S-8 as follows: 75,000 shares on May 1, 2006, 75,000 shares on June 1, 2006, and 75,000 shares on July 1, 2006.

On April 24, 2006, we entered into a 6 month Consulting Agreement with Luis Leung. Pursuant to the terms of the agreement, we agreed to pay Mr. Leung 250,000 shares of our common stock registered on Form S-8 and cashless common stock purchase warrant to purchase 250,000 shares of our common stock. The warrants are exercisable for a term of 5 years at an exercise price equal to 110% of the closing market price as of April 24, 2006.

  On April 24, 2006, we entered into a 6 month Consulting Agreement with Jerry Pence. Pursuant to the terms of the agreement, we agreed to pay Mr. Pence 150,000 shares of our common stock registered on Form S-8 and cashless common stock purchase warrant to purchase 250,000 shares of our common stock. The warrants are exercisable for a term of 5 years at an exercise price equal to 110% of the closing market price as of April 24, 2006.

On April 24, 2006, we entered into a 6 month Consulting Agreement with Cameron King our former CEO and President. Pursuant to the terms of the agreement, we agreed to pay Mr. King: (i) $5,000 per month payable in restricted shares of our common stock at closing market price as of the 1st trading day of each month, and (ii) profits from our Canadian operations, equal to a 1.66% carried working interest from all Canadian oil and gas wells operated by us.

On April 24, 2006, our board of directors authorized our President and Chief Executive Officer, Mr. James B. Panther, II with authority to issue up to 100,000 shares of our restricted common stock to certain persons that provided services to the company during the past 30 days without compensation. None of these securities have been issued.

On October 6, 2005, we entered into a convertible note financing transaction with twenty five (25) accredited investors pursuant to which the investors agreed to loan us an aggregate principal amount of $8 million. The notes are released in two tranches of which $6 million was received at closing and the balance of $2 million will be released to us upon the successful effectiveness of a registration statement. At their election, the investors are also entitled to invest up to an additional $2 million. Each investor will receive a Zero Coupon Note equal to 5% of total amount invested by each investor. We agreed to issue to the investors; senior secured convertible notes, zero coupon convertible notes and common stock purchase warrants.

Senior Secured Convertible Notes

The senior secured convertible notes issued at the initial closing are due October 6, 2007, and bear interest, in arrears, at a rate per annum equal to ten percent (10%), payable annually on October 1 of each year commencing October 1, 2006 at our option in (A) cash, (B) additional senior secured convertible promissory notes, or (C) in registered shares of our common stock. Interest is computed on the basis of a 360-day year of twelve (12) 30-day months.

Commencing on the fifth (5th) month following the issuance of the senior secured convertible notes and continuing thereafter on the first (1st) business day of each month we are required to pay an amount to each note holder equal to 1/20th of the original principal amount of the senior secured convertible note plus any accrued but unpaid interest. Payment may be made at our option in cash or registered shares of our common stock. If we elect to make payments in registered shares of our common stock, the number of shares issued to the note holder shall be discounted to eighty-seven and one-half percent (87.5%) of the average of the closing bid price of our common stock for the ten (10) trading days immediately preceding the payment date. Payment may be made in registered shares of our common stock only if: (A) the registration statement providing for the resale of the shares of common stock issuable upon conversion of the senior convertible notes is effective and has been effective, without lapse or suspension of any kind, for a period of twenty (20) consecutive calendar days, (B) trading in our common stock has note been suspended by the Securities and Exchange Commission or the OTC Bulletin Board (or other exchange or market on which our common stock is trading), (C) we are in material compliance with the terms and conditions of the senior secured convertible note and other financing documents, and (D) the issuance of shares of common stock to each note holder does not violate the note holder’s 4.9% or 9.9% ownership cap restrictions.

The senior secured convertible notes are convertible at any time, at the option of the note holders, into such number of fully paid and non-assessable shares of our common stock as is determined by dividing (x) that portion of the outstanding principal balance plus any accrued but unpaid interest under the note at the date that the note holder elects to convert by (y) the conversion price of forty cents ($0.40) which is subject to adjustment.

We may cause the conversion of the senior secured convertible notes if, at any time following the effective date of the registration statement which registers the shares underlying the notes, the closing bid price exceeds $0.80 for a period of ten (10) consecutive trading days and the average daily trading volume for such ten (10) consecutive trading day period exceeds 250,000 shares of common stock subject to certain conditions. Upon mandatory conversion, the principal amount of the senior secured convertible note plus all accrued and unpaid interest shall convert into a number of fully paid and nonassessable shares of common stock equal to the quotient of (i) the principal amount of the note plus all accrued and unpaid interest outstanding on the mandatory conversion date divided by (ii) the conversion price in effect on the mandatory conversion date.
So long as the registration statement is effective, in the event that the closing bid price of the common stock is greater than $0.40 and less than $1.25, the maximum number of shares of common stock that may be issued upon conversion of the note shall not exceed the greater of (1) twenty-five percent (25%) of the aggregate trading volume for the prior fifteen (15) days or (2) twenty percent (20%) of the original principal amount of the note.

Prepayment of the senior secured convertible note may be required at the option of the note holder subject to certain conditions. In addition, so long that less that ten (10%) of the original principal amount of the notes are outstanding, we can require prepayment of the notes by paying in cash, all or portion of the outstanding principal amount of the note together with all accrued and unpaid interest thereon with thirty (30) days prior written notice to the note holder at a price equal to one hundred twenty-five percent (125%) of the aggregate principal amount of the note plus any accrued but unpaid interest.

The senior secured convertible notes are secured by a security agreement that we and our subsidiaries entered into with the investors. The security agreement grants the investors a secured interest in all of the collateral, as defined in the agreement, of the company and its subsidiaries until such time as our obligations under the senior secured convertible note have been meet. In addition to the security agreement, Quest Canada Corp., our wholly owned Canadian subsidiary has entered into a guarantee and indemnity agreement with the investors, whereby Quest Canada has guaranteed payment of the note and agreed to indemnify the investors against losses arising from our failure to meet the obligations of the note. Quest Canada has also entered into a pledge and debenture agreement with the investors whereby Quest Canada has pledged $15 million in favor of the investors as a continuing collateral security for the payment and fulfillment of the note. We and our wholly owned subsidiary, Walstin Petroleum, LLC have entered into a deed of trust, security agreement, financing statement and assignment of rents and leases with the investors whereby some of our Texas properties, rents, royalties and proceeds have been conveyed to the trustee as collateral security for the note.

We have made the first three required principal and interest payments in cash pursuant to the terms of the notes. However, due to our current cash position, we do not intend to make any additional principal and interest payments in cash to the investors. Making the payments in cash would impair our ability to operate on a day-to-day basis. Should this Registration Statement become effective, we will be able to make any delinquent and future principal and interest payments under the terms of the notes to the investors in the form of registered shares of our common stock.

The fact that we will not make the June 2006 principal and interest payments to our investors in cash will mean that we will be in default under the terms of the notes. Such a default may provide the basis for the investors to force the liquidation of our assets.

Zero Coupon Notes

The zero coupon convertible notes are also due on October 6, 2007 and have terms which are substantially similar to the senior secured convertible notes. However, the zero coupon convertible notes do not bear interest.

Warrants

Also in connection with the transactions, we issued to each of the note holders, and to the Placement Agent, four types of warrants to acquire shares of our common stock, which are classified as “Series A,” “Series B,” “Series C” and “Placement Agent Series A,” “Placement Agent Series B,” “Placement Agent Series C,” and “Placement Agent Series D” Warrants. As discussed below, all warrants have substantially similar terms and conditions except for the exercise prices, the expiration dates and the absence of a call provision.

We issued to each of the note holders and to the Placement Agent, “Series A” warrants entitling the investors and the Placement Agent to acquire an aggregate of 27,500,000 shares of our common stock at an exercise price of $0.80 per share. The warrants issued to the investors have a “cashless exercise” provision which may be utilized by the holder only if one year has elapsed since the date of issuance of the warrant and a registration statement registering the common stock underlying the warrant is not in effect as required. The warrants issued to the Placement Agent have a “cashless exercise” provision which may be utilized by the holder without restriction. Subject to certain conditions, including the effectiveness of a registration statement providing for the resale of the common stock underlying the warrants, we may call the Series A warrants at any time so long as the value of our common stock is greater than $1.60 for a period of 10 consecutive days immediately prior to the call notice and the average daily trading volume during the 10 day call notice period exceeds 250,000 shares of common stock. The Series A warrants issued to the note holders are exercisable for a period of three (3) years. The Placement Agent Series A warrants are exercisable for a period of five (5) years.

We issued to each of the note holders and to the Placement Agent, “Series B” warrants entitling the investors and the Placement Agent to acquire an aggregate of 13,750,000 shares of our common stock at an exercise price of $0.46 per share. The warrants issued to the investors have a “cashless exercise” provision which may be utilized by the holder only if one year has elapsed since the date of issuance of the warrant and a registration statement registering the common stock underlying the warrant is not in effect as required. The warrants issued to the Placement Agent have a “cashless exercise” provision which may be utilized by the holder without restriction. Subject to certain conditions, including the effectiveness of a registration statement providing for the resale of the common stock underlying the warrants, we may call the Series B warrants at any time so long as the value of our common stock is greater than $0.56 for a period of 10 consecutive days immediately prior to the call notice and the average daily trading volume during the 10 day call notice period exceeds 250,000 shares of common stock. The Series B warrants issued to the note holders are exercisable for a period of two (2) years following the effective date of the registration statement providing for the resale of the shares of common stock underlying the warrants and the shares of common stock issuable upon conversion of the notes. The Placement Agent Series B warrants are exercisable for a period of five (5) years.
We issued to each of the note holders and to the Placement Agent, “Series C” warrants which entitle the investors and the Placement Agent to acquire an aggregate of 13,750,000 shares of our common stock at an exercise price of $0.56 per share. The warrants issued to the investors have a “cashless exercise” provision which may be utilized by the holder only if one year has elapsed since the date of issuance of the warrant and a registration statement registering the common stock underlying the warrant is not in effect as required. The warrants issued to the Placement Agent have a “cashless exercise” provision which may be utilized by the holder without restriction. The Series C warrants issued to the note holders are exercisable for a period of seven (7) years. There is no call provision in the Series C warrants. However, the Series C warrants are only exercisable for the number of shares of common stock that has been issued to the warrant holder pursuant to the warrant holder’s exercise of its Series B Warrant. The Placement Agent Series C warrants are exercisable for a period of seven (7) years.

We issued to the Placement Agent, Placement Agent “Series D” warrants which entitle the Placement Agent to acquire an aggregate of 2,500,000 shares of our common stock at an exercise price of $0.40 per share with a “cashless exercise” provision which may be utilized by the holder without restriction. The Placement Agent Series D warrants are exercisable for a period of five (5) years.

Assuming the total principal amount of each senior secured note and each zero coupon note held by each of the selling securityholders is converted into common stock at a conversion price of $0.40 and all the converted shares are sold in this offering, the outstanding shares will be increased by 20,400,000. Assuming all warrants held by the selling securityholders are exercised and all shares underlying the warrants are sold in this offering, the outstanding shares will be increased by an additional 57,500,000.

Effective May 23, 2005, we completed a series of simultaneous transactions. On May 23, 2005, we closed five simultaneous transactions with five investors pursuant to which we borrowed an aggregate principal amount of $787,500 and issued to the investors secured convertible notes and common stock purchase warrants. The amendment did not change the terms or maturity date of the notes. However, the expiration dates of the additional warrants that were issued to the investors and Placement Agent were adjusted to reflect the issuance date of the additional warrants. The shares which the selling securityholders are offering are issuable to the selling securityholders upon conversion of notes held by certain selling securityholders. Each note bears simple interest accruing at the annual rate of 10%, on May 23, 2006 which is the maturity date of the note. The simple interest payable on the notes are payable upon each conversion of the note, quarterly commencing July 1, 2005, and on the maturity date. The transactions were exempt pursuant to Section 4(2) of the Securities Act of 1933.

The individual note holders have the right, at their option, to convert the principal amount of the note, together with all accrued interest thereon in accordance with the provisions of and upon satisfaction of the conditions contained in the note, into fully paid and non-assessable shares of our common stock at a conversion price equal to the lesser of $0.30 or 70% of the average of the three lowest closing bid prices of our common stock as reported for the thirty trading days preceding the date of conversion. The conversion price is subject to adjustment from time to time upon the happening of certain events such as a merger, sale of our assets, stock split, combination or dividend, or in the event we issue shares of common stock for consideration of less than the exercise price. The holders of the notes are not entitled to convert the notes on a conversion date in connection with that number of shares of common stock which would be in excess of the sum of (i) the number of shares of common stock beneficially owned by the holder and its affiliates on a conversion date, (ii) any common stock issuable in connection with the unconverted portion of the notes, and (iii) the number of shares of common stock issuable upon conversion of the notes which would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding share of our common stock on the conversion date.

Subject to certain conditions, we can redeem the notes by paying the holder money equal to 150% of the principal amount of the notes together with 150% of the accrued unpaid interest thereon. The notes are secured by all of our assets of and our wholly-owed subsidiary, Quest Canada Corp., until the notes have been fully paid or fully converted into common stock.

We have also agreed to file a registration statement to register for resale by the investors up to 300% of the number of shares of common stock issuable to the note holders upon conversion of the notes.

We issued to each of the note holders and to the Placement Agent, “Series A” Common Stock Purchase Warrants entitling the investors and the Placement Agent to acquire an aggregate of 6,629,295 shares of our common stock at an exercise price of $0.25 per share. The warrants issued to the investors have a “cashless exercise” provision. The Series A warrants issued to the note holders are exercisable for a period of fifteen months. The Series A warrants issued to the Placement Agent are exercisable for a period of two years.

We issued to each of the note holders and to the Placement Agent, “Series B” Common Stock Purchase Warrants entitling the investors and the Placement Agent to acquire an aggregate of 6,629,295 shares of our common stock at an exercise price of $0.1503 per share. The warrants issued to the investors have a “cashless exercise” provision. The Series B warrants issued to the note holders are exercisable for a period of five years. The Series B warrants issued to the Placement Agent are exercisable for a period of two years.

We issued to each of the note holders and to the Placement Agent, “Series C” Common Stock Purchase Warrants which entitle the investors and the Placement Agent to acquire an aggregate of 6,629,295 shares of our common stock at an exercise price of $0.6533 per share. The warrants issued to the investors have a “cashless exercise” provision. The Series C warrants issued to the note holders are exercisable for a period of five years. The Series C warrants issued to the Placement Agent are exercisable for a period of two years.

We issued to the Placement Agent, “Placement Agent” Common Stock Purchase Warrants which entitle the Placement Agent to acquire an aggregate of 602,663 shares of our common stock at an exercise price of $0.30 per share with a “cashless exercise” provision. The Placement Agent warrants are exercisable for a period of twelve months.

On April 21, 2005, we issued 9,225,252 restricted common shares in consideration of the retirement of more than $461,000 in debt.

During the year ended March 31, 2005, pursuant to the Chairman, President and CEO Compensation Agreement dated February 1, 2004 by and between the company, Mr. Bartlett and BPYA 966 Holdings, Ltd., we issued 3,000,000 common shares to BPYA 966 Holdings, Ltd.

During the year ended March 31, 2005, pursuant to the Chief Financial Officer Compensation Agreement dated February 1, 2004 by and between the company, Mr. King and King Capital Corporation, we issued 2,000,000 restricted common shares to King Capital Corporation.

As previously reported on our Current Report on Form 8-K, on or about April 2003, we completed a private placement of 200,000 shares of our common stock at a purchase price of $0.50 per share for total proceeds of $100,000. The transaction was exempt pursuant to Section 4(2) of the Securities Act of 1933 and the provisions of Regulation D and Rule 506 thereunder.

As previously reported on our Current Report on Form 8-K, on April 16, 2002, our board of directors voted to issue a total of 25,000,000 shares of common stock to two (2) parties, King Capital Corporation and Campbell Capital Holdings Inc., in satisfaction of an outstanding debt of $125,000 owed by the company to both parties. The issuance of the shares to the company's creditors resulted in a change of control of the company. Subsequent to the issuance of the shares, King Capital Corporation owned approximately thirty eight (38%) percent of the outstanding shares of the company and Campbell Capital Holdings Inc. owned approximately forty three (43%) percent of the outstanding shares of the company. The transaction was exempt pursuant to Section 4(2) of the Securities Act of 1933.

Part II, Page 6

Exhibits

Exhibit No. Description

3.1.1 Articles of Incorporation (Attached as an exhibit to our Registration Statement on Form 10-SB filed on July 7, 1999).

3.1.2 Certificate of Amendment to Articles of Incorporation (Attached as an exhibit to our Current Report on Form 8-K filed on October 29, 2004).

3.1.3 Certificate of Amendment to Articles of Incorporation (Attached as Exhibit A to our Information Statement filed on Schedule 14C on September 6, 2005).

3.2 Bylaws (Attached as an exhibit to our Registration Statement on Form 10-SB filed on July 7, 1999).

4.1 Specimen Certificate of Quest Oil Corporation’s common stock (Attached as an exhibit to our Registration Statement on Form SB-2 filed on August 4, 2005).

4.2 Form of Series A Common Stock Purchase Warrant (Attached as an exhibit to our Current Report on Form 8-K filed on May 25, 2005).

4.3 Form of Series B Common Stock Purchase Warrant (Attached as an exhibit to our Current Report on Form 8-K filed on May 25, 2005).

4.4 Form of Series C Common Stock Purchase Warrant (Attached as an exhibit to our Current Report on Form 8-K filed on May 25, 2005).

4.5 Placement Agent Common Stock Purchase Warrant (Attached as an exhibit to our Registration Statement on form SB-2 filed on August 4, 2005).

4.6 2004 Stock Incentive Plan (Attached as an exhibit to our Registration Statement on Form S-8 filed on August 5, 2004).

4.7 Form of Series A Warrant for transaction closing on October 6, 2005 (Attached as an exhibit to our current report on Form 8-K filed on October 7, 2005).

4.8 Form of Series B Warrant for transaction closing on October 6, 2005 (Attached as an exhibit to our current report on Form 8-K filed on October 7, 2005).

4.9 Form of Series C Warrant for transaction closing on October 6, 2005 (Attached as an exhibit to our current report on Form 8-K filed on October 7, 2005).

4.10	Form of Placement Agent Series A Warrant for transaction closing on October 6, 2005 (Attached).

4.11 Form of Placement Agent Series B Warrant for transaction closing on October 6, 2005 (Attached).

4.12 Form of Placement Agent Series C Warrant for transaction closing on October 6, 2005 (Attached).

4.13 Form of Placement Agent Series D Warrant for transaction closing on October 6, 2005 (Attached).

4.14 Form of Employment and Consulting Agreement Warrant (Attached as an exhibit to our Currant Report of Form 8-K filed on May 3, 2005).

4.15 Form of Series D Common Stock Purchase Warrant (Attached as an exhibit to our Currant Report of Form 8-K filed on May 3, 2005).

5.1 Opinion of The Baum Law Firm, PC re: legality of shares (Attached).

10.1 Chief Financial Officer Compensation Agreement dated February 1, 2004, by and between the company, Cameron Scott King and King Capital Corporation. (Attached as Exhibit 10.2 to our Annual Report on Form 10-KSB filed on July 1, 2005).

10.2 Chairman, President and CEO Compensation Agreement dated February 1, 2004, by and between the company, Roderick C. Bartlett and BPYA 966 Holdings, Ltd. (Attached as Exhibit 10.3 to our Annual Report on Form 10-KSB filed on July 1, 2005).

10.3 Form of Subscription Agreement with investors dated May 23, 2005 (Attached as an exhibit to our Current Report on Form 8-K filed on May 25, 2005).

10.4 Form of Investor Note dated May 23, 2005 (Attached as an exhibit to our Current Report on Form 8-K filed on May 25, 2005).

10.5 Security Agreement dated May 23, 2005 by and between the company and Barbara Mittman acting as collateral agent. (Attached as an exhibit to our Current Report on Form 8-K filed on May 25, 2005).

10.6 Security and Pledge Agreement dated May 23, 2005 by and between the company and Barbara Mittman acting as collateral agent. (Attached as an exhibit to our Current Report on Form 8-K filed on May 25, 2005).

10.7 Collateral Agent Agreement dated May 23, 2005 by and between the company and Barbara Mittman. (Attached as an exhibit to our Registration Statement on Form SB-2 filed on August 4, 2005).

10.8 Guaranty Agreement dated May 23, 2005 by and between the company and Barbara Mittman acting as collateral agent. (Attached as an exhibit to our Current Report on Form 8-K filed on May 25, 2005).

10.9 Subordination Agreement dated May 23, 2005. (Attached as an exhibit to our Current Report on Form 8-K filed on May 25, 2005).

10.10 Acadia North, Alberta Participation Agreement dated January 28, 2005 by and between Vega Resources, Ltd. And Quest Canada Corp. (Attached as an exhibit to our Annual Report on Form 10-KSB filed on July 1, 2005).

10.11 Promissory Note Dated July 11, 2005 by and between Quest Oil Corporation and Coach Capital, LLC. (Attached as an exhibit to our Registration Statement on Form SB-2 filed on August 4, 2005).

10.12 Form of Note and Warrant Purchase Agreement for transaction closing on October 6, 2005 (Attached as an exhibit to our current report on Form 8-K filed on October 7, 2005).

10.13 Form of Senior Secured Convertible Promissory Note for transaction closing on October 6, 2005 (Attached as an exhibit to our current report on Form 8-K filed on October 7, 2005).

10.14 Form of Zero Coupon Convertible Promissory Note for transaction closing on October 6, 2005 (Attached as an exhibit to our current report on Form 8-K filed on October 7, 2005).

10.15 Form of Registration Rights Agreement for transaction closing on October 6, 2005 (Attached as an exhibit to our current report on Form 8-K filed on October 7, 2005).

10.16 Form of Deed of Trust for transaction closing on October 6, 2005 (Attached as an exhibit to our current report on Form 8-K filed on October 7, 2005).

10.17 Form of Pledge Agreement for transaction closing on October 6, 2005 (Attached as an exhibit to our current report on Form 8-K filed on October 7, 2005).

10.18 Form of Debenture for transaction closing on October 6, 2005 (Attached as an exhibit to our current report on Form 8-K filed on October 7, 2005).

10.19 Form of Security Agreement for transaction closing on October 6, 2005 (Attached as an exhibit to our current report on Form 8-K filed on October 7, 2005).

10.20 2006 Directors Compensation Program (Attached as an exhibit to our current report on Form 8-K filed on May 3, 2006).

10.21 April 24, 2006 Note Cancellation of Kruse Consulting Corporation (Attached as an exhibit to our current report on Form 8-K filed on May 3, 2006).

10.22 April 24, 2006 Employment Agreement with Joseph Wallen (Attached as an exhibit to our current report on Form 8-K filed on May 3, 2006).

10.23 April 24, 2006 Employment Agreement with James B. Panther, II (Attached as an exhibit to our current report on Form 8-K filed on May 3, 2006).

10.24  April 24, 2006 Employment Agreement with Mark L. Baum, Esq. (Attached as an exhibit to our current report on Form 8-K filed on May 3, 2006).

10.25 April 24, 2006 Settlement Agreement between Quest Oil Corporation and Darren Hayes (Attached as an exhibit to our current report on Form 8-K filed on May 3, 2006).

10.26 April 24, 2006 Consulting Agreement with Luis Leung (Attached as an exhibit to our current report on Form 8-K filed on May 3, 2006).

10.27 April 24, 2006 Consulting Agreement with Jerry Pence (Attached as an exhibit to our current report on Form 8-K filed on May 3, 2006).

10.28 April 24, 2006 Consulting Agreement with Cameron King (Attached as an exhibit to our current report on Form 8-K filed on May 3, 2006).

21.1 Subsidiaries (Attached).

23.1	Consent of MacKay, LLP (Attached).

23.2	Consent of Chapman Petroleum Engineering, Ltd. (Attached).

23.3  Consent of Gleason Engineering (Attached).

______________________

Part II, Page 8

Undertakings

We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

   (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

   (iii) To include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5) For determining any liability under the Securities Act of 1933:

(i) we shall treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective. For determining any liability under the Securities Act of 1933, we shall treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(ii) we shall treat each prospectus filed by us pursuant to Rule 424(b)(3) as part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

Part II, Page 9

(iii) we shall treat each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Part II, Page 10

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in, Texas on May 1, 2006.

QUEST OIL CORPORATION

By: /s/ Joseph F. Wallen
Chief Financial Officer

In accordance with the requirements of the Securities action of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Encinitas, California on June 1, 2006.

Signatures   Title       Date

/s/ James B. Panther, II   Director and President and Chief Executive Officer   June 1, 2006
James B. Panther, II

/s/ Joseph F. Wallen  Chief Financial Officer and Director   June 1, 2006
Joseph F. Wallen

/s/ Chris Phillips   Director       June 1, 2006
Chris Phillips

/s/ James Douglas Brown  Director       June 1, 2006
James Douglas Brown

Part II, Page 11

QUEST OIL CORPORATION

(FORMERLY GAMESTATE ENTERTAINMENT, INC.)

(An Exploration Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

AS AT MARCH 31, 2005 AND 2004

------INDEX------

Auditors’ Report

Consolidated Balance Sheets

Consolidated Statements of Operations

Consolidated Statements of Stockholders’ Deficit

Consolidated Cash Flow Statements

Notes to Consolidated Financial Statements

Auditors' Report

To the Shareholders of

Quest Oil Corporation
(formerly GameState Entertainment, Inc.)
(An Exploration Stage Company)

We have audited the consolidated balance sheets of Quest Oil Corporation (formerly GameState Entertainment, Inc.) (an exploration stage company) as at March 31, 2005 and 2004 and the consolidated statements of operations, changes in stockholders’ equity/(deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the generally accepted auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.

In our opinion, these consolidated financial statements present fairly in all material respects, the consolidated financial position of the Company as at March 31, 2005 and 2004 and the results of its consolidated operations and its cash flows for the years then ended in conformity with generally accepted accounting principles in the United States of America.

The accompanying consolidated financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company is in the exploration stage, has no established source of revenue and is dependent on its ability to raise capital from shareholders or other sources to sustain operations. These factors, along with other matters as set forth in Note 2, raise substantial doubt that the Company will be able to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

“MacKay LLP”

Vancouver, Canada. Chartered Accountants
June 22, 2005

QUEST OIL CORPORATION
(FORMERLY GAMESTATE ENTERTAINMENT, INC.)
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEETS
AS AT MARCH 31, 2005 AND 2004

(Stated In US Dollars)

ASSETS	March 31,	March 31,
	2005	2004

CURRENT ASSETS
Cash	$3,197	$-
Accounts receivable	5,000	-
Prepaid expenses and deposits	1,400	1,250

	9,597	1,250

OIL AND GAS PROPERTY (Notes 3(ii) and 4)	23,271	-

EQUIPMENT (Notes 3(iii) and 5)
Computer equipment	10,000	10,000
Less: accumulated amortization	3,000	-

	7,000	10,000

Total Assets	$39,868	$11,250

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Bank overdraft	$-	$313
Accounts payable	222,087	96,386
Accrued expenses	56,500	6,500
Convertible notes payable (Note 6)	55,479	57,380
Loans payable (Note 7)	511,181	-
Advances from shareholders (Note 10)	-	342,336

	845,247	502,915
LONG TERM
Loan payable (Note 8)	105,542	78,353

Total Liabilities	950,789	581,268

STOCKHOLDERS' DEFICIT
Preferred shares, 5,000,000 shares authorized, $0.001 par value;
no shares issued and outstanding (Note 9)
Common shares, 95,000,000 shares authorized, $0.001 par value;
27,855,760 and 16,461,920 shares issued and outstanding respectively (Note 10)	27,855	16,462
Additional paid-in capital	1,471,413	826,093
Accumulated deficit	(2,410,189)	(1,412,573)

Total Stockholders' Deficit	(910,921)	(570,018)

Total Liabilities and Stockholders' Deficit	$39,868	$11,250

COMMITMENTS (note 18)

SUBSEQUENT EVENTS (note 19)

Approved by the Directors:

"Cameron King"

"Rod Bartlett"

The accompanying notes are an integral part of these financial statements.

QUEST OIL CORPORATION
(FORMERLY GAMESTATE ENTERTAINMENT, INC.)
(An Exploration Stage Company)
                                                                                                                CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED MARCH 31, 2005 AND 2004

(Stated in US Dollars)
	March 31,	March 31,
	2005	2004

EXPENSES
Amortization	$3,000	$12,352
Auditing and accounting	17,686	10,551
Bank charges and interest	30,210	29,729
Consulting	384,736	35,374
Due diligence	19,392	-
Dues and subscriptions	-	458
Investor relations activities	6,706	-
Legal	57,758	7,937
Loss on foreign exchange	4,660	2,583
Management fees (note 10)	467,500	124,300
Marketing	-	159
Meals and entertainment	2,814	778
Office supplies and stationery	5,516	8,770
Parking	3,393	1,794
Regulatory fees	8,535	307
Rent	22,657	4,131
Telephone	4,304	1,707
Transfer agent	5,325	3,615
Travel	20,401	4,588

	1,064,593	249,133

OTHER REVENUES
Interest	941	-
Forgiveness of debt	66,036	-

	66,977	-

LOSS FOR THE YEAR BEFORE DISCONTINUED OPERATIONS	(997,616)	(249,133)

LOSS FROM DISCONTINUED OPERATIONS (note 17)	-	(176,422)

NET LOSS FOR THE YEAR	$(997,616)	$(425,555)

NET LOSS PER COMMON SHARE (Note 3(iv))	$(0.05)	$(0.02)

WEIGHTED AVERAGE NUMBER OF BASIC AND
DILUTED COMMON SHARES OUTSTANDING	21,634,516	12,338,632

The accompanying notes are an integral part of these financial statements.

QUEST OIL CORPORATION
(FORMERLY GAMESTATE ENTERTAINMENT, INC.)
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
AS AT MARCH 31, 2005

(Stated in US Dollars)

	Common Shares		Additional		Total
	Number		Paid-In	Accumulated	Stockholders'
	of Shares	Amount	Capital	Deficit	Equity/(Deficit)

Balance, March 31, 2001	161,920	$162	$442,393	$(759,459)	$(316,904)

Net loss for the year ended
March 31, 2002	-	-	-	(71,389)	(71,389)

Balance, March 31, 2002	161,920	162	442,393	(830,848)	(388,293)

Issuance of common shares in
exchange for debt at $0.005 per share	500,000	500	124,500	-	125,000

Net loss for the year ended
March 31, 2003	-	-	-	(156,170)	(156,170)

Balance, March 31, 2003	661,920	662	566,893	(987,018)	(419,463)

Issuance of common shares in
exchange for debt at $0.005 per share	15,000,000	15,000	60,000	-	75,000

Issuance of common shares in
exchange for assets $0.25 per share	800,000	800	199,200	-	200,000

Net loss for the year ended
March 31, 2004	-	-	-	(425,555)	(425,555)

Balance, March 31, 2004	16,461,920	16,462	826,093	(1,412,573)	(570,018)

Issuance of common shares in
exchange for debt at $0.25 per share (note 6)	40,000	40	9,960	-	10,000

Issuance of common shares in exchange for
legal, management and consulting fees (note 10)	11,161,540	11,161	585,552	-	596,713

Issuance of common shares for cash (note 10)	192,300	192	49,808	-	50,000

Net loss for year ended
March 31, 2005	-	-	-	(997,616)	(997,616)

Balance, March 31, 2005	27,855,760	$27,855	$1,471,413	$(2,410,189)	$(910,921)

.

The accompanying notes are an integral part of these financial statements.

QUEST OIL CORPORATION
(FORMERLY GAMESTATE ENTERTAINMENT INC.)
(An Exploration Stage Company)
CONSOLIDATED CASH FLOW STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2005 AND 2004

(Stated in US Dollars)

	March 31,	March 31,
	2005	2004
OPERATING ACTIVITIES
Net loss for the year	$(997,616)	$(425,555)
Add/(deduct) non-cash items
Amortization	3,000	12,352
Interest accrued	27,965	-
Forgiveness of debt	(66,036)	-
Legal, management and consulting fees paid with shares	596,714	-
Loss from discontinued operations	-	176,422

	(435,973)	(236,781)
Changes in non-cash working capital items
Accounts receivable	(5,000)	-
Prepaid expenses and deposits	(150)	(1,250)
Accounts payable	191,736	37,028
Accrued liabilities	50,000	-

Cash provided/(used) by operating activities	(199,387)	(201,003)

FINANCING ACTIVITIES
Bank overdraft	(313)	313
Convertible notes payable	-	21,092
Loans advanced	176,168	78,353
Advances from shareholders	-	101,245
Shares issued for cash	50,000	-

Cash provided/(used) by financing activities	225,855	201,003

INVESTING ACTIVITY
Oil and gas property	(23,271)	-

CASH INCREASE	3,197	-

CASH, BEGINNING OF YEAR	-	-

CASH, END OF YEAR	$3,197	$-

SUPPLEMENTAL DISCLOSURE:
Interest paid	$-	$29,729
Income taxes paid	$-	$-

NON-CASH ACTIVITIES:
Issued stock for reduction in debt	$-	$75,000
Issued stock for assets acquired	$-	$200,000
Conversion of note payable	$10,000	$-
Advances from shareholders converted to loans payable	$342,336	$-

The accompanying notes are an integral part of these financial statements.

QUEST OIL CORPORATION
(FORMERLY GAMESTATE ENTERTAINMENT, INC.)
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2005

1. ORGANIZATION AND DESCRIPTION OF THE BUSINESS
Quest Oil Corporation (“QOIL” or the “Company”) is in the business of acquiring and participating in development stage oil and gas properties around the globe. The Company was incorporated on January 19, 1999 under the laws of the State of Nevada, and its principal executive offices are presently headquartered in Arlington, Texas.

These consolidated financial statements include all activity of the Company and its wholly owned Canadian subsidiary, Quest Canada Corporation. The subsidiary was created for the purpose of holding Alberta oil and gas property acquisitions.

As a result of the change in business, cumulative from inception figures have not been presented as management does not consider that these figures would provide meaningful information.

The Company has elected a fiscal year-end of March 31.

2.  GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying consolidated financial statements, the Company incurred a net loss of $997,616 for the year ended March 31, 2005, and has negative working capital. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Significant accounting policies which affect the Company are summarized below:

    (i)  Accounting Method

The Company’s consolidated financial statements are prepared using the accrual method of accounting.

QUEST OIL CORPORATION
(FORMERLY GAMESTATE ENTERTAINMENT, INC.)
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2005

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    (ii) Oil and Gas Activities

The Company follows the full cost method of accounting for its oil and gas activities; accordingly, all costs associated with the acquisition, exploration, and development of oil and gas properties are capitalized   within the appropriate cost center. Any internal costs that are capitalized are limited to those costs that can be directly identified with acquisition, exploration, and development activities undertaken by the Company for its own account, and do not include any costs related to production, general corporate overhead, or similar activities.

All capitalized costs within a cost center are depleted on the units-of-production method based on estimated proved reserves attributable to the oil and gas properties owned by the Company.

For each cost center, capitalized costs less accumulated depletion and related deferred income taxes, may not exceed the cost center ceiling. The cost center ceiling is equal to the sum of: (a) the present value of estimated future net revenues from proved oil and gas reserves, less estimated future expenditures to be incurred in developing the proved reserves computed using a 10 percent discount factor; (b) the cost of properties not being amortized; (c) the lower of cost or fair market value of unproven properties included in the costs being amortized; and (d) income tax effects related to the differences between the book and tax basis of the properties. Any excess is charged to expense during the period in which the excess occurs.

Sales of oil and gas properties, whether or not being amortized currently, are accounted for as adjustments of capitalized costs, with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas attributable to a cost center. Abandonments of oil and gas properties are accounted for as adjustments of capitalized costs, and are amortized and subject to the cost center ceiling limitation.

(iii) Equipment

Equipment is recorded at historical cost. The declining-balance method is used for the assets at the following annual rates:

Computer equipment   30%

(iv) Loss Per Share

Basic loss per share was computed by dividing the net loss by the weighted average number of shares outstanding during the period. The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding. Diluted loss per share is the same as basic loss per share, as there are no outstanding common share equivalents at March 31, 2005.

(v) Provision for Taxes

Income taxes are provided for using the liability method of accounting in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

QUEST OIL CORPORATION
(FORMERLY GAMESTATE ENTERTAINMENT, INC.)
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2005

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(vi) Use of Estimates

The process of preparing consolidated financial statements requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the consolidated financial statements; accordingly, upon settlement, actual results may differ from estimated amounts.

(vii) Cash and Cash Equivalents

The Company considers all highly liquid investments with maturity of three months or less at the date of acquisition to be cash equivalents.

(viii) Derivative Instruments

At March 31, 2005, the Company had not engaged in any transactions that would be considered derivative instruments or hedging activities.

(ix) Compensated Absences

The Company has no employees. At such time as the Company hires personnel, its employees will be entitled to paid vacation, paid sick days, and personal days off depending on job classification, length of service, and other factors. The Company’s policy will be to recognize the cost of compensated absences when actually paid to employees.

(x) Foreign Currency Transactions

Monetary assets and liabilities are translated at year-end exchange rates; other assets and liabilities have been translated at the rates prevailing at the date of transaction. Revenue and expense items, except for amortization, are translated at the average rate of exchange for the year. Amortization is converted using rates prevailing at dates of acquisition. Gains and losses from foreign currency translation are included in the statement of loss.

All figures presented are in US dollars.

(xi) Financial Instruments

All significant financial assets, financial liabilities, and equity instruments of the Company are either recognized or disclosed in these consolidated financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk, and credit risk. Where practicable, the fair value of financial assets and financial liabilities have been determined and disclosed; otherwise, only available information pertinent to the fair value has been disclosed.

(xii) Stock based compensation

The Company has elected to value stock based compensation granted at the fair value as determined using the Black-Scholes option valuation model.

QUEST OIL CORPORATION
(FORMERLY GAMESTATE ENTERTAINMENT, INC.)
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2005

4.   OIL AND GAS PROPERTIES

(i)
On November 22, 2004, the Company entered into a Farm-in Agreement with Premium Petroleum Inc. to acquire an 80% working interest in the Boyne Lake gas prospect, located northeast of Edmonton, Alberta, Canada. Under the agreement, the Company must drill, complete, and tie-in one well at Boyne Lake on or before January 31, 2005 or such later date as mutually agreed by the parties. The Company is also to provide a total of CDN$296,000, or 80% of the costs, to be utilized in the Drill and Abandon drilling phase to earn its 80% working interest. The Company forwarded $19,392 (CDN$25,000) prior to March 31, 2005. The agreement has been terminated and accordingly the non-refundable deposit has been written off to operations.

(ii)
On February 15, 2005, the Company announced that it completed the acquisition to acquire a 100% working interest in the two-section Acadia North prospect located approximately 160 miles due east of Calgary, Alberta, Canada. Under the terms of the farm-in agreement with Moraine Resources Ltd., the Company must reprocess 8 kilometres of trade seismic line with the option to drill a new well into the proved reservoir sand, and a second well can be drilled on the second section after evaluating the first well. The 100% working interest is earned on the sections when the test wells are drilled. Budget forecasts for drilling, completion, and tie-in on a per well basis is estimated at $500,000. Following the completion of the required leasing, surveying, licensing, and site preparation, the Company plans to commence drilling.

5. EQUIPMENT

	Cost	Accumulated Amortization	31 Mar05 Net Book Value	31Mar04 Net Book Value

Computer equipment	$ 10,000	$ 3,000	$ 7,000	$ 10,000

6. CONVERTIBLE NOTES PAYABLE

There are three convertible notes payable at March 31, 2005. The notes are dated June 1, 2002 totaling $30,000 with interest at 2% per month compounded semi-annually which were due and payable on May 31, 2003. The principal and interest is convertible into common shares at a conversion price of $0.01 per share, at the option of the lender, with the conversion price of $0.01 based on the Company’s share structure as of June 1, 2002. Interest of $25,479 has been accrued to date. The lenders have not demanded payment as at March 31, 2005.

During the year ended March 31, 2005, the holders of two additional convertible promissory notes in the principal amount of $10,000 converted the notes into 40,000 common shares of the Company (see Note 10).

QUEST OIL CORPORATION
(FORMERLY GAMESTATE ENTERTAINMENT, INC.)
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2005

7. LOANS PAYABLE

Loans payable consist of the following at March 31, 2005:

(i)
There is a loan payable for $159,789 (March 31, 2004 - $Nil) including interest. The amount is unsecured with interest at 10% per annum. On October 18, 2004, two loans were assigned from Campbell Capital Advisory, Inc. and Javelin Enterprises which were related businesses under the control of shareholders of the Company to an arms length company; subsequent to the year end this loan was settled by the issuance of 3,225,252 common shares.

(ii)
There is a loan payable for $300,000 (March 31, 2004 - $Nil). The amount is unsecured and without interest. On October 18, 2004, this loan was assigned from King Capital Corporation, a company under the control of a shareholder, to three arms length companies; subsequent to the year end this loan was settled by the issuance of 6,000,000 common shares.

(iii)	There is a loan payable for $51,392 (March 31, 2004 - $Nil) including interest. The amount is unsecured with interest at 8% per annum and due on May 24, 2005.

8.  LOAN PAYABLE

A loan facility of $100,000 has been provided with $95,590 (March 31, 2004 - $75,796) advanced to the Company as of March 31, 2005. The loan is due in three years from the date of the first advance being September 11, 2006 with interest only payable quarterly at 8% per annum, simple interest. Interest of $9,952 has been accrued at March 31, 2005, to date no interest has been paid on the loan.

9. PREFERRED SHARES

The Company is authorized to issue up to 5,000,000 preferred shares with a par value of $0.001 per share. The preferred shares do not carry any pre-emptive or preferential rights to subscribe to any unissued stock or any other securities which the Company may be authorized to issue and does not carry voting rights. No preferred shares were issued as of March 31, 2005.

10. COMMON SHARES

The Company is authorized to issue up to 95,000,000 common shares with a par value of $0.001 per share.

The voting rights of the common shares are non-cumulative.

Upon incorporation, 7,310,660 common shares were sold, 7,170,000 at $0.001 per share and 140,660 at $0.50 per share.

During the year ended March 31, 2000, the Company issued 630,000 common shares for cash at $0.50 per share. The Company also issued 100,000 common shares in settlement of outstanding debt at $0.50 per share.

QUEST OIL CORPORATION
(FORMERLY GAMESTATE ENTERTAINMENT, INC.)
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2005

10. COMMON SHARES (continued)

During the year ended March 31, 2001, the Company issued 55,000 shares at $0.001 per share for a subscription receivable that was subsequently paid.

During the year ended March 31, 2003, the Company issued 25,000,000 shares at $0.005 per share for a total of $125,000, for a reduction of debt; the Company’s shares were consolidated on the basis of 1 new share for 50 old shares, all references to common stock have been retroactively restated; the Company issued 15,000,000 common shares at $0.005 per share for a total of $75,000 for a reduction of debt to related parties; and the Company issued 800,000 common shares to the sellers of the Netopia Internet Café in exchange for all the assets, goodwill, trademarks, and intellectual property of the business.

On July 16, 2004, the holders of the two convertible promissory notes totalling $10,000 converted the notes and accrued interest into 40,000 common shares of the Company.

On December 1, 2004, the Company issued 5,000,000 shares to the President and the Chief Financial Officer under their employment agreements, for which $250,000 has been recorded as stock based compensation. Pursuant to these agreements an additional 500,000 shares were to have been issued in February 2005, the cost of $12,500 is included in accrued liabilities at March 31, 2005.

On March 1, 2005, the Company issued 192,300 shares for cash proceeds of $50,000.

During the year ended March 31, 2005, the Company issued a total of 6,161,540 shares to consultants for services totalling $346,714. The Company has committed to the issuance of an additional 150,000 shares to consultants at March 31,2005, the cost of $7,500 is included in accrued liabilities at March 31, 2005.

11. WARRANTS AND OPTIONS

No warrants or options were issued and outstanding at March 31, 2005 and 2004.

12. RELATED PARTY TRANSACTIONS

During the year ended March 31, 2005, the Company entered into the following transactions with related parties:

(i)
Paid or accrued management fees of $180,000 (March 31, 2004 - $90,000) and rent and office expenses of $31,500 (March 31, 2004 - $nil) to companies related to the Chief Executive Officer and the Chief Financial Officer. In addition to the Company issued 3,000,000 and 2,000,000 restricted common shares and 250,000 free trading shares to those companies, and committed to issue an additional 500,000 restricted common shares, $287,500 was charged to operations during the year.

(ii)	At March 31, 2005 $144,742 included in accounts payable was owed to companies controlled by the Chief Executive Officer and Chief Financial Officer.

These transactions have been in the normal course of operations and, in management’s opinion, undertaken with the same terms and conditions as transactions with unrelated parties.

QUEST OIL CORPORATION
(FORMERLY GAMESTATE ENTERTAINMENT, INC.)
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2005

13.       FOREIGN OPERATIONS

The accompanying balance sheet includes the Company’s assets in Canada. Although Canada is considered politically and economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company’s operations.

14.       FINANCIAL INSTRUMENTS

Currency risk is the risk to the Company's earnings that arises from fluctuations of foreign exchange rates and the degree of volatility of these rates. The Company does not use derivative instruments to reduce its exposure to foreign currency risk.

At March 31, 2005 the Company had the following financial assets and liabilities:

CDN Dollars
Cash        $ 1,631
Accounts payable       $ 171,321

At March 31, 2005 Canadian dollar amounts were converted at a rate of $0.8267 US dollars to $1.00 Canadian dollar.

15.	SEGMENTED INFORMATION

During the year ended March 31, 2005, the Company’s operating activity was performed in the United States and Canada, during the year ended March 31, 2004 the Company operated solely in Canada. Geographical segments are presented as follows:

	U.S.	CANADA	TOTAL

Revenue	$ -	$ -	$ -
Administrative expenses	73,250	1,127,866	1,201,116

Income/(loss) for the period	(73,250)	(1,127,866)	(1,201,116)
Identifiable assets	$ -	$ 39,868	$ 39,868

16.	INCOME TAXES

At March 31, 2005, the Company had cumulative net operating losses of approximately $2,400,000 that may be offset against operating income in future years. No provision for taxes or tax benefits has been reported in these consolidated financial statements as there is not a measurable means of assessing future profits or losses.

QUEST OIL CORPORATION
(FORMERLY GAMESTATE ENTERTAINMENT, INC.)
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2005

17. DISCONTINUED OPERATIONS

During fiscal 2004, the Company ceased operations of its internet gaming business, at the time of disposal there were no assets recorded on the balance sheet related to the discontinued operation.

Operating results of the internet gaming segment of the business for the year ended March 31, 2004, are shown separately in the following statement.

2004

Revenue	$ 1,225
Expenses	175,197

Income/(loss) for the year	$ (176,422)

18.	COMMITMENTS

The Company has signed compensation agreements with companies related to the Chief Executive Officer and the Chief Financial Officer. Under these agreements which are renewable annually on February 1, the Company is obligated to:

i)	annual fees of $180,000 to be accrued and paid in cash;
ii)	issuance of 7,000,000 restricted shares in 6 month intervals, of which 5,000,000 have been issued and 500,000 have been accrued;
iii)	issuance of 250,000 free trading shares (issued during the year ended March 31, 2005)

The Company has signed consulting agreements with a number of parties. Under these agreements the Company is obligated to issue 700,000 restricted common shares, of which none were issued at March 31, 2005. The consultants had earned 150,000 shares and the cost these was accrued at March 31, 2005.

19. SUBSEQUENT EVENTS

On April 21, 2005, the Company issued 9,225,252 restricted common shares in consideration of the retirement of more than $461,000 in debt.

On May 23, 2005, the Company closed a $750,000 financing for net proceeds of $647,423, by issuing twelve-month convertible notes with a face value of $787,500, bearing simple interest at 10% annually, payable upon conversion of the notes, quarterly commencing July 1, 2005 and on the maturity date, May 23, 2006. The note holders have the right to convert the principal plus accrued interest into the Company’s common stock at a price equal to the lesser of $0.30 or seventy percent of the average of the three lowest closing bid prices for the 30 days preceding a conversion. The conversion price is subject to adjustment in the event shares are issued for consideration less than the exercise price, or certain other corporate events. The notes can be redeemed by the Company, subject to certain conditions, by payment of 150% of the principal and accrued interest,

QUEST OIL CORPORATION
(FORMERLY GAMESTATE ENTERTAINMENT, INC.)
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2005

19. SUBSEQUENT EVENTS (continued)

The investors and the placement agent received four separate series of warrants in connection with the convertible notes:

Series A warrants allow the holders to purchase up to 6,026,630 common shares for a period of 15 months at a price of $0.25 per share, and in the case of the placement agent Series A warrants up to 602,663 common shares for a period of two years at $0.25.

Series B warrants allow the holder to purchase up to 6,026,630 common shares for a period of 60 months at a price of $0.1503 per share, and in the case of the placement agent Series B warrants up to 602,663 common shares for a period of two years at $0.1503.

Series C warrants allow the holder to purchase up to 6,026,630 common shares for a period of 60 months at a price of $0.6533 per share, and in the case of the placement agent Series B warrants up to 602,663 common shares for a period of two years at $0.6533.

Placement agent warrants allow the holder to purchase up to 602,663 common shares for a period of 12 months at a price of $0.30 per share.

In addition to the convertible notes and warrants, the Company also executed a guaranty agreement and two security agreements.

QUEST OIL CORPORATION

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 31, 2005

(Prepared by Management)

------INDEX------

Auditor Review Letter

Interim Consolidated Balance Sheet

Interim Consolidated Statement of Operations

Interim Consolidated Statement of Stockholders’ Deficit

Interim Consolidated Cash Flow Statement

Notes to Interim Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

We have reviewed the accompanying consolidated balance sheet of Quest Oil Corporation (formerly GameState Entertainment, Inc.) as of December 31, 2005 and the related consolidated statement of operations for the three and nine-month periods ended December 31, 2005 and the consolidated statement of cash flows for the three and nine-month periods ended December 31, 2005. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the generally accepted auditing standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Quest Oil Corporation (formerly GameState Entertainment, Inc.) (an exploration stage company) as of March 31, 2005 and the related consolidated statements of operations, cash flows, and stockholders' equity/(deficit) for the year then ended (not presented herein); and in our report dated June 22, 2005 we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying balance sheet as of March 31, 2005, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

Note 2 of the Company's audited consolidated financial statements as of March 31, 2005, and for the year then ended discloses that the Company has suffered recurring losses from operations and has no established source of revenue at March 31, 2005. Our auditors' report on those financial statements includes an explanatory paragraph referring to the matters in Note 2 of those financial statements and indicating that these matters raised substantial doubt about the Company's ability to continue as a going concern. As indicated in Note 2 of the Company's unaudited interim financial statements as of December 31, 2005, and for the nine-months then ended, the Company has continued to suffer recurring losses from operations. The accompanying interim consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Respectfully Submitted,
“MacKay LLP”
Chartered Accountants
Vancouver, British Columbia, Canada
February 21, 2006

QUEST OIL CORPORATION
INTERIM CONSOLIDATED BALANCE SHEET
AS AT DECEMBER 31, 2005 WITH AUDITED FIGURES AT MARCH 31, 2005

(Prepared by Management)

(Stated in US Dollars)

ASSETS	(Unaudited)	(Audited)
	31Dec05	31Mar05

CURRENT ASSETS
Cash	$3,874,309	$3,197
Accounts receivable	442,162	5,000
Prepaid expenses and deposits	10,988	1,400
Current portion of deferred financing costs (Note 9)	422,999	-

	4,750,458	9,597

OIL AND GAS PROPERTIES (Notes 4(ii) and 6)	2,386,957	23,271

EQUIPMENT (Notes 4(iii) and 7)
Computer equipment	26,214	10,000
Furniture and equipment	77,860	-
Well service equipment	65,000	-
Less: accumulated amortization	12,099	3,000

	156,975	7,000

DEFERRED FINANCING COSTS (Notes 4(xiii) and 9)	317,248	-

Total Assets	$7,611,638	$39,868

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Accounts payable	$623,726	$222,087
Accrued expenses	46,500	56,500
Convertible notes payable	-	55,479
Loans payable (Note 8)	165,709	511,181
Interest on senior secured convertible notes payable (Note 9)	150,000	-

	985,935	845,247
LONG TERM
Senior secured convertible notes payable (Note 9)	750,000	-
Loan payable	-	105,542

	750,000	105,542

Total Liabilities	1,735,935	950,789

STOCKHOLDERS' DEFICIT
Preferred shares, 50,000,000 shares authorized, $0.001 par value;
no shares issued and outstanding (Note 10)	-	-
Common shares, 450,000,000 shares authorized, $0.001 par value;
66,653,433 and 27,855,760 shares issued and outstanding respectively (Note 11)	66,652	27,855
Additional paid-in capital	11,503,428	1,471,413
Accumulated deficit	(5,694,377)	(2,410,189)

Total Stockholders' Deficit	5,875,703	(910,921)

Total Liabilities and Stockholders' Deficit	$7,611,638	$39,868

Going concern (Note 2)
Commitments (Note 18)
Subsequent events (Note 19)

Approved by the Directors:

"Cameron King"

"Joseph Wallen"

The accompanying notes are an integral part of these financial statements.

QUEST OIL CORPORATION
INTERIM CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD ENDED DECEMBER 31, 2005 AND 2004

(Prepared by Management)

(Stated in US Dollars)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	Cumulative from
	inception of oil	Three Months	Three Months	Nine Months	Nine Months
	and gas operations	Ended	Ended	Ended	Ended
	01Oct04 - 31Dec05	31Dec05	31Dec04	31Dec05	31Dec04

SALES	$1,126,859	$1,126,859	$-	$1,126,859	$-
PRODUCTION EXPENSES	735,131	735,131	-	735,131	-

	391,728	391,728	-	391,728	-

GENERAL AND ADMINISTRATIVE EXPENSES
Advertising and promotion	45,371	29,591	7,465	45,371	7,465
Amortization	13,599	11,029	750	12,099	2,250
Auditing and accounting	37,066	9,965	3,818	22,054	6,492
Bad debt	5,000	-	-	5,000	-
Bank charges	9,284	(39,747)	9,783	1,549	32,258
Consulting	1,380,299	249,830	75,461	1,230,005	309,903
Due diligence	19,392	-	-	-	-
Financing fees	445,308	(148,340)	-	445,308	-
Foreign exchange loss	-	-	3,520	-	3,520
Interest	1,006,075	1,006,075	-	1,006,075	-
Investor relations activities	57,363	3,000	655	51,641	1,639
Legal	43,615	13,068	830	39,986	54,959
Management fees	838,609	412,000	25,034	481,075	135,000
Meals and entertainment	26,574	15,982	-	23,760	-
Office supplies and stationery	101,930	62,881	(1,683)	101,489	3,392
Regulatory fees	24,340	13,321	4,028	17,350	5,573
Rent	73,830	31,827	8,054	53,227	10,108
Salaries and benefits	40,450	35,814	-	40,450	-
Shareholder services	36,178	10,443	3,727	31,783	4,657
Stock based compensation	-	-	500,000	-	500,000
Telephone	8,344	4,014	-	4,040	-
Travel	133,442	66,859	13,169	111,437	14,958

	4,346,069	1,787,612	654,611	3,723,699	1,092,174

OTHER REVENUES
Gain on foreign exchange	43,078	14,676	-	47,738	-
Forgiveness of debt	64,659	-	64,659	-	66,036
Interest	986	45	-	45	-

	108,723	14,721	64,659	47,783	66,036

NET LOSS FOR THE PERIOD	$(3,845,618)	$(1,381,163)	$(589,952)	$(3,284,188)	$(1,026,138)

NET LOSS PER COMMON SHARE (Note 4(iv))		$(0.02)	$(0.03)	$(0.07)	$(0.05)

WEIGHTED AVERAGE NUMBER OF BASIC AND
DILUTED COMMON SHARES OUTSTANDING		65,467,812	23,303,587	48,667,872	19,628,031

The accompanying notes are an integral part of these financial statements.

QUEST OIL CORPORATION
INTERIM CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
AS AT DECEMBER 31, 2005

(Prepared by Management)

(Stated in US Dollars)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	Common Shares		Additional		Total
	Number		Paid-In	Accumulated	Stockholders'
	of Shares	Amount	Capital	Deficit	Equity/(Deficit)

Balance, March 31, 2001	161,920	$162	$442,393	$(759,459)	$(316,904)

Net loss for the year ended
March 31, 2002	-	-	-	(71,389)	(71,389)

Balance, March 31, 2002	161,920	162	442,393	(830,848)	(388,293)

Issuance of common shares in
exchange for debt at $0.005 per share	500,000	500	124,500	-	125,000

Net loss for the year ended
March 31, 2003	-	-	-	(156,170)	(156,170)

Balance, March 31, 2003	661,920	662	566,893	(987,018)	(419,463)

Issuance of common shares in
exchange for debt at $0.005 per share	15,000,000	15,000	60,000	-	75,000

Issuance of common shares in
exchange for assets $0.25 per share	800,000	800	199,200	-	200,000

Net loss for the year ended
March 31, 2004	-	-	-	(425,555)	(425,555)

Balance, March 31, 2004	16,461,920	16,462	826,093	(1,412,573)	(570,018)

Issuance of common shares in
exchange for debt at $0.25 per share	40,000	40	9,960	-	10,000

Issuance of common shares in exchange for
legal, management, and consulting fees	11,161,540	11,161	585,552	-	596,713

Issuance of common shares for cash	192,300	192	49,808	-	50,000

Net loss for year ended
March 31, 2005	-	-	-	(997,616)	(997,616)

Balance, March 31, 2005	27,855,760	27,855	1,471,413	(2,410,189)	(910,921)

Issuance of common shares in exchange for debt
at $0.05 per share	9,225,252	9,225	454,548	-	463,773

Issuance of common shares in exchange for
legal, consulting, and financing fees	5,096,057	5,096	1,183,957	-	1,189,053

Issuance of common shares on conversion
of convertible notes with interest	13,723,987	13,724	855,115	-	868,839

Issuance of common shares for acquisition
of Wallstin Petroleum LLC at $0.05 per share	1,500,000	1,500	73,500	-	75,000

Issuance of common shares in exchange for
warrants exercised	9,252,377	9,252	1,464,895	-	1,474,147

Warrants issued in exchange for providing
financing to the Company	-	-	6,000,000	-	6,000,000

Net loss for the period ended December 31, 2005	-	-	-	(3,284,188)	(3,284,188)

Balance, December 31, 2005	66,653,433	$66,652	$11,503,428	$(5,694,377)	$5,875,703

The accompanying notes are an integral part of these financial statements.

QUEST OIL CORPORATION
INTERIM CONSOLIDATED CASH FLOW STATEMENT
FOR THE PERIOD ENDED DECEMBER 31, 2005 AND 2004

(Prepared by Management)

(Stated in US Dollars)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	Cumulative from
	inception of oil	Three Months	Three Months	Nine Months	Nine Months
	and gas operations	Ended	Ended	Ended	Ended
	01Oct04 - 31Dec05	31Dec05	31Dec04	31Dec05	31Dec04

OPERATING ACTIVITIES
Net loss for the period	$(3,845,618)	$(1,381,163)	$(589,952)	$(3,284,188)	$(1,026,138)
Add/(deduct) non-cash items
Amortization and depletion	83,588	81,018	750	82,088	2,250
Bad debt	5,000	-	-	5,000	-
Forgiveness of debt	(64,659)	-	(64,659)	-	(66,036)
Legal,consulting, and financing fees paid
with shares	1,551,517	313,000	80,000	1,189,053	314,250
Accrued interest	968,774	968,774	-	968,774	-
Stock based compensation	-	-	500,000	-	500,000

	(1,301,398)	(18,371)	(73,861)	(1,039,273)	(275,674)
Changes in non-cash working capital items
Accounts receivable	(442,162)	(423,043)	-	(432,140)	-
Prepaid expenses and deposits	(10,988)	19,496	(10,742)	(9,588)	(10,742)
Accounts payable	522,339	217,653	33,008	401,639	105,295
Accrued liabilities	45,150	-	-	(10,000)	(5,150)

Cash provided/(used) by operating activities	(1,187,059)	(204,265)	(51,595)	(1,089,362)	(186,271)

FINANCING ACTIVITIES
Convertible notes payable, net of finance charges	6,451,369	4,797,482	3,230	6,004,339	13,310
Loans payable	(393,360)	(579,247)	511,995	12,759	535,374
Advances from shareholders	-	-	(443,827)	-	(342,336)
Shares issued for warrants exercised	1,474,147	997,211	-	1,474,147	-
Shares issued for cash	50,000	-	-	-	-

Cash provided/(used) by financing activities	7,582,156	5,215,446	71,398	7,491,245	206,348

INVESTING ACTIVITIES
Oil and gas property	(2,358,675)	(1,265,996)	(19,392)	(2,368,697)	(19,392)
Equipment acquired	(162,074)	(97,074)	-	(162,074)	-

Cash provided/(used) by investing activities	(2,520,749)	(1,363,070)	(19,392)	(2,530,771)	(19,392)

CASH INCREASE	3,874,348	3,648,111	411	3,871,112	685

CASH, BEGINNING OF PERIOD	(39)	226,198	(39)	3,197	(313)

CASH, END OF PERIOD	$3,874,309	$3,874,309	$372	$3,874,309	$372

SUPPLEMENTAL DISCLOSURE:
Interest paid	$37,301	$37,301	$-	$37,301	$-
Income taxes paid	$-	$-	$-	$-	$-

NON-CASH ACTIVITIES:
Issued stock for reduction in debt	$463,773	$-	$-	$463,773	$10,000
Issued stock for assets acquired	$75,000	$-	$-	$75,000	$-
Issued stock for legal, consulting, finders fees	$1,551,517	$313,000	$580,000	$1,189,053	$814,250
Bad debt expensed	$5,000	$-	$-	$5,000	$-
The accompanying notes are an integral part of these financial statements.

QUEST OIL CORPORATION
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2005

(Prepared by Management)

    1.  ORGANIZATION AND DESCRIPTION OF THE BUSINESS

Quest Oil Corporation (“QOIL” or the “Company”) is in the business of acquiring and participating in development stage oil and gas properties around the globe. The Company was incorporated on January 19, 1999 under the laws of the State of Nevada, and its principal executive offices are presently headquartered in Houston, Texas.

These interim consolidated financial statements include all activity of the Company and its wholly owned subsidiaries: Quest Canada Corporation; Wallstin Petroleum LLC; and Petrostar Oil Services Inc. Quest Canada Corporation was created for the purpose of holding Alberta oil and gas property acquisitions. Wallstin Petroleum LLC was acquired for their management expertise and contacts in Texas. Petrostar Oil Services Inc. was created for the purpose of servicing the oil and gas properties in Texas.

As a result of the change in business, cumulative from inception figures for the oil and gas operations have presented for the period of October 1, 2004 to date.

The Company has elected a fiscal year-end of March 31.

2. GOING CONCERN

The accompanying interim consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying interim consolidated financial statements, the Company incurred a net loss of $3,284,188 for the period ended December 31, 2005. These interim consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Management intends to finance anticipated ongoing expenses and capital requirements with funds generated from cash provided by operating activities; available cash and cash investments; and capital raised through debt and equity offerings.

3. BASIS OF PRESENTATION

These interim consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim consolidated financial information and with the instructions to Form 10-KSB and Item 310(b) of Regulation S-B. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the period ended December 31, 2005 and 2004 are not necessarily indicative of the results that may be expected for any interim period or the entire year. These interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended March 31, 2005. The Company applies the same accounting policies and methods in these interim consolidated financial statements as those in the audited annual consolidated financial statements.

QUEST OIL CORPORATION
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2005

(Prepared by Management)

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Significant accounting policies which affect the Company are summarized below:

(i) Accounting Method

The Company’s interim consolidated financial statements are prepared using the accrual method of accounting.

(ii) Oil and Gas Activities

The Company follows the full cost method of accounting for its oil and gas activities; accordingly, all costs associated with the acquisition, exploration, and development of oil and gas properties are capitalized within the appropriate cost center. Any internal costs that are capitalized are limited to those costs that can be directly identified with acquisition, exploration, and development activities undertaken by the Company for its own account, and do not include any costs related to production, general corporate overhead, or similar activities.

All capitalized costs within a cost center are depleted on the units-of-production method based on estimated proved reserves attributable to the oil and gas properties owned by the Company.

For each cost center, capitalized costs less accumulated depletion and related deferred income taxes, may not exceed the cost center ceiling. The cost center ceiling is equal to the sum of: (a) the present value of estimated future net revenues from proved oil and gas reserves, less estimated future expenditures to be incurred in developing the proved reserves computed using a 10 percent discount factor; (b) the cost of properties not being amortized; (c) the lower of cost or fair market value of unproven properties included in the costs being amortized; and (d) income tax effects related to the differences between the book and tax basis of the properties. Any excess is charged to expense during the period in which the excess occurs.

Sales of oil and gas properties, whether or not being amortized currently, are accounted for as adjustments of capitalized costs, with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas attributable to a cost center. Abandonments of oil and gas properties are accounted for as adjustments of capitalized costs, and are amortized and subject to the cost center ceiling limitation.

Future site restoration and abandonment costs of the Company’s petroleum and natural gas properties are provided for when a reasonable estimate can be made. The estimated provision is reduced by expected equipment salvage values at the time of the abandonment. The resulting net estimated provision, if any, is charged against earnings over the remaining life of the Company’s reserves on a unit-of production basis. Actual expenditures are applied against the accumulated provision account.

(iii) Equipment

Equipment is recorded at historical cost. The declining-balance method is used for the assets at the following annual rates:

Computer equipment   30%
Furniture and equipment   20%
Well service equipment   20%

QUEST OIL CORPORATION
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2005

(Prepared by Management)

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(iv) Loss Per Share

Basic loss per share was computed by dividing the net loss by the weighted average number of shares outstanding during the period. The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding. Diluted loss per share is the same as basic loss per share, as the inclusion of common stock equivalents would be anti-dilutive.

(v) Provision for Taxes

Income taxes are provided for using the liability method of accounting in accordance with Statement of Accounting Standards No. 109, “Accounting for Income Taxes”. A deferred tax assets or liability is recorded for all temporary differences between financial and tax reporting. Deferred tax expense/(benefit) results from the net change during the year of deferred tax assets and liabilities.

(vi) Use of Estimates

The process of preparing interim consolidated financial statements requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the interim consolidated financial statements; accordingly, upon settlement, actual results may differ from estimated amounts.

(vii) Cash and Cash Equivalents

The Company considers all highly liquid investments with maturity of three months or less at the date of acquisition to be cash equivalents.

(viii) Derivative Instruments

At December 31, 2005, the Company had not engaged in any transactions that would be considered derivative instruments or hedging activities.

(ix) Compensated Absences

The Company has nine employees among the parent and all subsidiary companies. As the Company hires personnel, its employees will be entitled to paid vacation, paid sick days, and personal days off depending on job classification, length of service, and other factors. The Company’s policy will be to recognize the cost of compensated absences when actually paid to employees.

(x) Foreign Currency Transactions

Monetary assets and liabilities are translated at year-end exchange rates; other assets and liabilities have been translated at the rates prevailing at the date of the transaction. Revenue and expense items, except for amortization, are translated at the average rate of exchange for the year. Amortization is converted using rates prevailing at dates of acquisition. Gains and losses from foreign currency translation are included in the statement of operations. All figures presented are in US dollars.

QUEST OIL CORPORATION
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2005

(Prepared by Management)

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(xi) Financial Instruments

All significant financial assets, financial liabilities, and equity instruments of the Company are either recognized or disclosed in these interim consolidated financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk, and credit risk. Where practicable, the fair value of financial assets and financial liabilities have been determined and disclosed; otherwise, only available information pertinent to the fair value has been disclosed.

(xii) Stock Based Compensation

The Company has elected to value stock based compensation granted at the fair value as determined using the Black-Scholes option valuation model.

(xiii) Deferred Financing Costs

Deferred financing costs are amortized over the length of the underlying debt.

5. BUSINESS COMBINATION

On August 5, 2005, the Company entered into a Membership Interest Exchange Agreement with all the members of Wallstin Petroleum LLC, a Texas limited liability company. Pursuant to the terms of the agreement, the members agreed to exchange 100% of their membership interest in Wallstin Petroleum LLC for a total of 1,500,000 restricted shares of common stock. The shares were issued under Rule 144.

The Interim Consolidated Statement of Operations includes the results of operations of Wallstin Petroleum LLC for the period from August 5, 2005 to December 31, 2005.

The net assets acquired at fair value are summarized as follows:

Assets	$ -
Liabilities	-

Net assets acquired	$ -

6. OIL AND GAS RESERVES AND RELATED FINANCIAL INFORMATION

(i) Oil and gas properties

(a) Acadia North Property, Alberta, Canada

On February 15, 2005, the Company announced that it completed the acquisition to acquire a 100% working interest in the two-section Acadia North prospect located approximately 160 miles due east of Calgary, Alberta, Canada. Under the terms of the farm-in agreement with Moraine Resources Ltd., the Company must reprocess 8 kilometres of trade seismic line with the option to drill a new well into the proved reservoir Viking sand, and a second well can be drilled on the second section after evaluating the first well. The 100% working interest is earned on the sections when the test wells are drilled.

QUEST OIL CORPORATION
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2005

(Prepared by Management)

6. OIL AND GAS RESERVES AND RELATED FINANCIAL INFORMATION (continued)

(i) Oil and gas properties (continued)

(a) Acadia North Property, Alberta, Canada (continued)

On July 20, 2005 well 15-34 was drilled to depth and cased and subsequently, on August 10, 2005 well 10-22 was drilled and cased waiting for flow testing and production economics. Well 10-22 was classified as a producer and was brought into production on October 15, 2005.

Under the terms of a loan agreement dated September 6, 2005, the Company awarded a 5% carried interest in the Acadia North Property to an arm’s length third party.

(b) Empress Property, Alberta, Canada

On August 12, 2005 the Company entered into an agreement with Vega Resources Inc., an Alberta company, for a 100% working interest with a variable Gross Over-Riding Royalty based on production on four sections of Crown PNG property.

At present the well is currently shut in and awaiting geophysical review and 3D seismic acquisition. $1,102,762 has been spent on the property to date.

Under the terms of a loan agreement dated September 6, 2005, the Company awarded a 5% carried interest in the Empress Property to an arm’s length third party.

(c) Hawkeye Lease Property, Eastland County, Texas

On August 5, 2005, the Company concluded the purchase of the Hawkeye Lease for a sum of $90,000 for 100% working interest and a net revenue interest of 78% or a 22% royalty burden. Exploration and workover expenditures for restoring the 97 oil wells and testing the deeper Barnett Shale play are budgeted for $808,000.

Under the terms of a loan agreement dated September 6, 2005, the Company awarded a 5% carried interest in the Hawkeye Lease Property to an arm’s length third party.

(d) Nettie Gardner Lease Property, McCulloch County, Texas

On June 29, 2005, the Company purchased the Nettie Gardner Lease for $17,500 for a 100% working interest and a net revenue interest of 80% or a 20% royalty burden. The lease will require development and workover expenditures of approximately $323,000 for workover of one well and drilling and completion of five new wells.

(e) Midkiff Lease Property, Eastland County, Texas

On December 1, 2005, the Company purchased the Midkiff leases for $210,000 for a 100% working interest and a net revenue interest of 80% or a 20% royalty burden. The leases will require workover expenditures of approximately $485,000.

QUEST OIL CORPORATION
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2005

(Prepared by Management)

6. OIL AND GAS RESERVES AND RELATED FINANCIAL INFORMATION (continued)

(ii). Costs incurred in oil and gas property acquisition and exploration

The costs incurred in oil and gas property acquisition and exploration activities at December 31, 2005 are summarized as follows:

	Acadia North	Empress	Hawkeye	Nettie Gardner	Midkiff	Total

Balance, March 31, 2005	$ 23,271	$ -	$ -	$ -	$ -	$ 23,271
Additions during the period:
Acquisition costs	-	-	165,000	17,500	210,000	392,500
Exploration costs	851,054	1,102,762	8,919	8,451	-	1,971,186
Balance,December 31, 2005	$ 874,325	$ 1,102,762	$ 173,919	$ 25,951	$210,000	$2,386,957

(iii). Proved oil and gas reserve quantities (unaudited)

Proved reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions and current regulatory practices. Reserves are considered proved when commercial production has been established by actual production or well tests. The portion of the reservoir considered proved is the area delineated by drilling and reasonable interpretation of available data after considering fluid contacts, if any.

Proved reserves may be developed or undeveloped. Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells or undrilled acreage, or from existing wells where a relatively major expenditure is required for completion. Reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units are claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation.

(a) Acadia North Property, Alberta, Canada

At December 31, 2005, the estimated oil and gas reserves presented for the Acadia North Property were derived from a report dated September 1, 2005 prepared by Chapman Petroleum Engineering Ltd., an independent engineering firm located in Calgary, Alberta. The Company cautions that there are many inherent uncertainties in estimating proved reserve quantities and in projecting future production rates and the timing of development expenditures; accordingly, these estimates are likely to change as future information becomes available, and these changes could be material.

Estimated quantities of proved reserves (all of which are classified as proved developed) are as follows:

QUEST OIL CORPORATION
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2005

(Prepared by Management)

6. OIL AND GAS RESERVES AND RELATED FINANCIAL INFORMATION (continued)

(iii) Proved oil and gas reserve quantities (unaudited) (continued)

(a) Acadia North Property, Alberta, Canada (continued)

	Crude Oil (Gross MTSB)	Natural Gas (Gross MMscf)

Proved developed reserves, March 31, 2005	-	-
95% working interest in reserves	-	1,766
Production	-	(130)

Proved developed reserves, December 31, 2005	-	1,636

(b) Hawkeye Lease Property, Eastland County, Texas

At December 31, 2005, the estimated oil and gas reserves presented for the Hawkeye Lease Property were derived from a report dated September 1, 2005 prepared by Gleason Engineering, an independent engineering firm located in Arlington, Texas. The Company cautions that there are many inherent uncertainties in estimating proved reserve quantities and in projecting future production rates and the timing of development expenditures; accordingly, these estimates are likely to change as future information becomes available, and these changes could be material.

Estimated quantities of proved reserves (all of which are classified as proved undeveloped) are as follows:

	Crude Oil (Gross BBL)	Natural Gas (Gross MMscf)

Proved undeveloped reserves, March 31, 2005	-	-
95% working interest in reserves	272,262	-
Production	-	-

Proved undeveloped reserves, December 31, 2005	272,262	-

(c) Nettie Gardner Lease Property, McCulloch County, Texas

At December 31, 2005, the estimated oil and gas reserves presented for the Nettie Gardner Lease Property were derived from a report dated September 1, 2005 prepared by Gleason Engineering, an independent engineering firm located in Arlington, Texas. The Company cautions that there are many inherent uncertainties in estimating proved reserve quantities and in projecting future production rates and the timing of development expenditures; accordingly, these estimates are likely to change as future information becomes available, and these changes could be material.

QUEST OIL CORPORATION
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2005

(Prepared by Management)

6. OIL AND GAS RESERVES AND RELATED FINANCIAL INFORMATION (continued)

(iii) Proved oil and gas reserve quantities (unaudited) (continued)

(c) Nettie Gardner Lease Property, McCulloch County, Texas (continued)

Estimated quantities of proved reserves (all of which are classified as proved undeveloped) are as follows:

	Crude Oil (Gross BBL)	Natural Gas (Gross mcf)

Proved undeveloped reserves, March 31, 2005	-	-
100% working interest in reserves	15,392	26,646
Production	-	-

Proved undeveloped reserves, December 31, 2005	15,392	26,646

(d) Midkiff Lease Property, Eastand County, Texas

At December 31, 2005, the estimated oil and gas reserves presented for the Nettie Gardner Lease Property were derived from a report dated January 1, 2006 prepared by Gleason Engineering, an independent engineering firm located in Arlington, Texas. The Company cautions that there are many inherent uncertainties in estimating proved reserve quantities and in projecting future production rates and the timing of development expenditures; accordingly, these estimates are likely to change as future information becomes available, and these changes could be material.

Estimated quantities of proved reserves (all of which are classified as proved undeveloped) are as follows:

	Crude Oil (Gross BBL)	Natural Gas (Gross mcf)

Proved undeveloped reserves, March 31, 2005	-	-
100% working interest in reserves	177,471	-
Production	-	-

Proved undeveloped reserves, December 31, 2005	177,471	-

QUEST OIL CORPORATION
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2005

(Prepared by Management)

6. OIL AND GAS RESERVES AND RELATED FINANCIAL INFORMATION (continued)

(iv) Standardized measure of discounted future net cash flows relating to proved oil and gas reserve quantities (unaudited)

(a) Acadia North Property, Alberta, Canada

The table below sets out a standardized measure of the estimated discounted future net cash flows attributable to the Company’s interest in proved undeveloped oil and gas reserves. Estimated future cash inflows were computed by using forecasted prices and costs to the estimated future production of proved gas reserves at December 31, 2005 discounted by 10%. The future production and development costs represent the estimated future expenditures to be incurred in developing and producing the proved reserves, assuming continuation of existing economic conditions.

Future cash inflows	$ 8,040,911

Future cash outflows:
Development costs	172,153
Production costs	3,868,133

Future net cash flows	4,000,625

Adjustment to discount future annual cash flows at 10%	767,000

Standardized measure of discounted future cash flows, before tax	$ 3,233,625

(b) Hawkeye Lease Property, Eastland County, Texas

The table below sets out a standardized measure of the estimated discounted future net cash flows attributable to the Company’s interest in proved undeveloped oil and gas reserves. Estimated future cash inflows were computed by using forecasted prices and costs to the estimated future production of proved gas reserves at December 31, 2005 discounted by 10%. The future production and development costs represent the estimated future expenditures to be incurred in developing and producing the proved reserves, assuming continuation of existing economic conditions.

Future cash inflows	$ 8,228,660

Future cash outflows:
Development costs	260,000
Production costs	3,061,219

Future net cash flows	4,907,441

Adjustment to discount future annual cash flows at 10%	1,880,183

Standardized measure of discounted future cash flows, before tax	$ 3,027,258

QUEST OIL CORPORATION
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2005

(Prepared by Management)

6. OIL AND GAS RESERVES AND RELATED FINANCIAL INFORMATION (continued)

(iv) Standardized measure of discounted future net cash flows relating to proved oil and gas reserve quantities (unaudited)

(c) Nettie Gardner Lease Property, McCulloch County, Texas

The table below sets out a standardized measure of the estimated discounted future net cash flows attributable to the Company’s interest in proved undeveloped oil and gas reserves. Estimated future cash inflows were computed by using forecasted prices and costs to the estimated future production of proved gas reserves at December 31, 2005 discounted by 10%. The future production and development costs represent the estimated future expenditures to be incurred in developing and producing the proved reserves, assuming continuation of existing economic conditions.

Future cash inflows	$ 2,175,084

Future cash outflows:
Development costs	263,600
Production costs	497,558

Future net cash flows	1,413,926

Adjustment to discount future annual cash flows at 10%	472,141

Standardized measure of discounted future cash flows, before tax	$ 941,785

(d) Midkiff Lease Property, Eastland County, Texas

The table below sets out a standardized measure of the estimated discounted future net cash flows attributable to the Company’s interest in proved undeveloped oil and gas reserves. Estimated future cash inflows were computed by using forecasted prices and costs to the estimated future production of proved gas reserves at December 31, 2005 discounted by 10%. The future production and development costs represent the estimated future expenditures to be incurred in developing and producing the proved reserves, assuming continuation of existing economic conditions.

Future cash inflows	$ 3,539,160

Future cash outflows:
Development costs	248,576
Production costs	1,507,247

Future net cash flows	1,783,337

Adjustment to discount future annual cash flows at 10%	360,556

Standardized measure of discounted future cash flows, before tax	$1,422,781

QUEST OIL CORPORATION
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2005

(Prepared by Management)

7. EQ  7. EQUIPMENT

	Cost	Accumulated Amortization	31Dec05 Net Book Value	31Mar05 Net Book Value

Computer equipment	$ 26,214	$ 2,409	$ 23,805	$ 7,000
Furniture and equipment	77,860	6,440	71,420	-
Well service equipment	65,000	3,250	61,750	-

	$ 169,074	$ 12,099	$ 156,975	$ 7,000

8. LOANS PAYABLE

There is a loan payable for $54,405 (March 31, 2005 - $51,392) including interest. The amount is unsecured with interest at 8% per annum and was due on May 24, 2005.

A loan facility of $100,000 has been provided with $95,590 (March 31, 2005 - $95,590) advanced to the Company as at December 31, 2005 with a total of $111,304 (March 31, 2005 - $105,542) owing including interest. The loan is due in three years from the date of the first advance being September 11, 2006 with interest only payable quarterly at 8% per annum, simple interest. To date no interest has been paid on the loan. The principal and interest is convertible into common shares of the Company at $0.05 per share at the option of the lender.

9. SENIOR SECURED CONVERTIBLE NOTES PAYABLE

On October 6, 2005, the Company closed a $8,000,000 financing with twenty-five accredited investors with the notes released in two tranches with $6,000,000 received on closing and the balance of $2,000,000 to be received upon the successful effectiveness of the registration statement filed with the Securities and Exchange Commission. The investors also have the option to invest up to an additional $2,000,000 and receive a zero coupon note equal to 5% of the total amount invested by each investor. Debt issue costs of $845,997 were deferred and are being amortized over the term of the notes.

The senior secured convertible notes bear interest, in arrears, at a rate of 10% per annum, payable annually on October 1 of each year commencing October 1, 2006 at the Company’s option in cash, additional senior secured convertible promissory notes, or registered shares of the Company’s common stock. Commencing on the fifth month following the issuance of the senior secured convertible notes and continuing thereafter on the first business day of each month, the Company is required to pay an amount equal to 1/20th of the original principal amount of the senior secured convertible notes plus accrued but unpaid interest. Payment may be made at the Company’s option in cash or registered shares of the Company’s common stock. If the Company elects to make payment in registered shares of the Company’s common stock, the number of shares issued to the note holder shall be discounted to 87.5% of the average of the closing bid price of the common stock for the ten trading days immediately preceding the payment date. Payment may be made in registered shares of the Company’s common stock only if: (a) the registration statement providing for the resale of the shares of common stock issuable upon conversion of the senior secured convertible notes is effective and has been effective without lapse or suspension of any kind for a period of twenty consecutive calendar days, (b) trading in the Company’s common stock has not been suspended by the Securities and Exchange Commission or the OTC Bulletin Board (or other exchange or market on which the Company’s common stock is trading), (c) the Company is in material compliance with the terms and conditions of the senior secured convertible notes and other financing documents, and (d) the issuance of the shares to each note holder does not violate the note holder’s 4.9% or 9.9% ownership cap restrictions.

QUEST OIL CORPORATION
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2005

(Prepared by Management)

9. SENIOR SECURED CONVERTIBLE NOTES PAYABLE (continued)

The senior secured convertible notes are convertible at any time at the option of the note holder into such number of fully paid and non-assessable shares of the Company’s common stock as is determined by dividing that portion of the outstanding principal balance plus any accrued but unpaid interest at the date the note holder elects to convert, by the conversion price of $0.40, which is subject to adjustment.

The Company may cause the conversion of the senior secured convertible notes if, at any time following the effective date of the registration statement which registers the shares underlying the notes, the closing bid prices exceeds $0.80 for a period of ten consecutive trading days and the average daily trading volume for such ten consecutive trading day period exceeds 250,000 shares of common subject to certain conditions. Upon mandatory conversion, the principal amount of the senior secured convertible notes plus all accrued and unpaid interest shall convert into a number of fully paid and nonassessable shares of common stock equal to the quotient of the principal amount of the notes plus all accrued and unpaid interest outstanding on the mandatory conversion date, divided by the conversion price in effect on the mandatory conversion date.

So long as the registration statement is effective, in the event that the closing bid price of the common stock is greater than $0.40 and less than $1.25, the maximum number of shares of common stock that may be issued upon conversion of the notes shall not exceed the greater of 25% of the aggregate trading volume for the prior fifteen days or 20% of the original principal amount of the notes.

Prepayment of the senior secured convertible notes may be required at the option of the note holder subject to certain conditions. In addition, so long as 10% of the original principal amount of the notes are outstanding, the Company can require prepayment of the notes by paying in cash, all or portion of the outstanding principal amount of the notes together with all accrued and unpaid interest thereon with thirty days prior written notice to the note holder at a price equal to 125% of the aggregate principal amount of the notes plus any accrued but unpaid interest.

The senior secured convertible notes are secured by a security agreement that grants the investors a secured interest in all of the collateral, as defined in the agreement, of the Company and its subsidiaries until such time as our obligations under the senior secured convertible notes have been meet. In addition to the security agreement, Quest Canada Corp., our wholly owned Canadian subsidiary has entered into a guarantee and indemnity agreement with the investors, whereby Quest Canada Corp. has guaranteed payment of the notes and agreed to indemnify the investors against losses arising from our failure to meet the obligations of the notes. Quest Canada Corp. has also entered into a pledge and debenture agreement with the investors whereby Quest Canada Corp. has pledged $15 million in favor of the investors as a continuing collateral security for the payment and fulfillment of the notes. In addition, the Company and our wholly owned subsidiary, Wallstin Petroleum, LLC have entered into a deed of trust, security agreement, financing statement and assignment of rents and leases with the investors whereby our Texas property, rents, royalties and proceeds have been conveyed to the trustee as collateral security for the notes.

The zero coupon convertible notes, when issued, are also due on October 6, 2007 and have terms which are substantially similar to the senior secured convertible notes; however, the zero coupon convertible notes do not bear interest.

Also in connection with the transaction, the Company issued to each of the note holders, and to the Placement Agent, four types of warrants to acquire shares of our common stock, which are classified as “Series A,” “Series B,” “Series C” and “Placement Agent Series A,” “Placement Agent Series B,” “Placement Agent Series C,” and “Placement Agent Series D” Warrants. As discussed below, all warrants have substantially similar terms and conditions except for the exercise prices, the expiration dates and the absence of a call provision.

QUEST OIL CORPORATION
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2005

(Prepared by Management)

9. SENIOR SECURED CONVERTIBLE NOTES PAYABLE (continued)

The Company issued to each of the note holders and to the Placement Agent, “Series A” warrants entitling the investors and the Placement Agent to acquire an aggregate of 27,500,000 shares of common stock at an exercise price of $0.80 per share with a “cashless exercise” provision. Subject to certain conditions, including the effectiveness of a registration statement providing for the resale of the common stock underlying the warrants, the Company may call the Series A warrants at any time so long as the value of the common stock is greater than $1.60 for a period of 10 consecutive days immediately prior to the call notice and the average daily trading volume during the 10 day call notice period exceeds 250,000 shares of common stock. The Series A warrants issued to the note holders are exercisable for a period of 3 years. The Placement Agent Series A warrants are exercisable for a period of 5 years.

The Company issued to each of the note holders and to the Placement Agent, “Series B” warrants entitling the investors and the Placement Agent to acquire an aggregate of 13,750,000 shares of common stock at an exercise price of $0.46 per share with a “cashless exercise” provision. Subject to certain conditions, including the effectiveness of a registration statement providing for the resale of the common stock underlying the warrants, the Company may call the Series B warrants at any time so long as the value of the common stock is greater than $0.56 for a period of 10 consecutive days immediately prior to the call notice and the average daily trading volume during the 10 day call notice period exceeds 250,000 shares of common stock. The Series B warrants issued to the note holders are exercisable for a period of 2 years following the effective date of the registration statement providing for the resale of the shares of common stock underlying the warrants and the shares of common stock issuable upon conversion of the notes. The Placement Agent Series B warrants are exercisable for a period of 5 years.

The Company issued to each of the note holders and to the Placement Agent, “Series C” warrants which entitle the investors and the Placement Agent to acquire an aggregate of 13,750,000 shares of common stock at an exercise price of $0.56 per share with a “cashless exercise” provision. The Series C warrants issued to the note holders are exercisable for a period of seven 7 years. There is no call provision in the Series C warrants; however, the Series C warrants are only exercisable for the number of shares of common stock that has been issued to the warrant holder pursuant to the warrant holder’s exercise of its Series B Warrant. The Placement Agent Series C warrants are exercisable for a period of 7 years.

The Company issued to the Placement Agent, Placement Agent “Series D” warrants which entitle the Placement Agent to acquire an aggregate of 2,500,000 shares of common stock at an exercise price of $0.40 per share with a “cashless exercise” provision. The Placement Agent Series D warrants are exercisable for a period of 5 years.

Assuming the total principal amount of each senior secured note and each zero coupon note held by each of the selling security holders is converted into common stock at a conversion price of $0.40 and all the converted shares are sold in the offering, the outstanding shares will be increased by 20,400,000. Assuming all warrants held by the selling security holders are exercised and all shares underlying the warrants are sold in the offering, the outstanding shares will be increased by an additional 57,500,000.

The Company has valued the warrants granted at $6,000,000 using the Black-Scholes model; accordingly, the beneficial conversion feature was valued at $Nil. These costs have been presented as contra-debt accounts. The value of the warrants is being amortized to interest expense over the life of the notes, being 24 months. Amortization expense for the nine months ended December 31, 2005 was $750,000. The net value of the loan payable as of December 31, 2005 was $750,000.

QUEST OIL CORPORATION
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2005

(Prepared by Management)

10. PREFERRED SHARES

The Company is authorized to issue up to 50,000,000 preferred shares with a par value of $0.001 per share. The preferred shares do not carry any pre-emptive or preferential rights to subscribe to any unissued stock or any other securities which the Company may be authorized to issue and does not carry voting rights. No preferred shares were issued as of December 31, 2005.

11. COMMON SHARES

The Company is authorized to issue up to 450,000,000 common shares with a par value of $0.001 per share.

The voting rights of the common shares are non-cumulative.

Upon incorporation, 7,310,660 common shares were sold, 7,170,000 at $0.001 per share and 140,660 at $0.50 per share.

During the year ended March 31, 2000, the Company issued 630,000 common shares for cash at $0.50 per share. The Company also issued 100,000 common shares in settlement of outstanding debt at $0.50 per share.

During the year ended March 31, 2001, the Company issued 55,000 shares at $0.001 per share for a subscription receivable that was subsequently paid.

During the year ended March 31, 2003, the Company issued 25,000,000 shares at $0.005 per share for a total of $125,000, for a reduction of debt; the Company’s shares were consolidated on the basis of 1 new share for 50 old shares; the Company issued 15,000,000 common shares at $0.005 per share for a total of $75,000 for a reduction of debt to related parties; and the Company issued 800,000 common shares to the sellers of the Netopia Internet Café in exchange for all the assets, goodwill, trademarks, and intellectual property of the business.

On July 16, 2004, the holders of the two convertible promissory notes totalling $10,000 converted the notes and accrued interest into 40,000 common shares of the Company.

On December 1, 2004, the Company issued 5,000,000 shares to the President and the Chief Financial Officer under their employment agreements, for which $250,000 has been recorded as stock based compensation. Pursuant to these agreements, an additional 500,000 shares were to have been issued in February 2005, and the cost of $12,500 is included in accrued liabilities at December 31, 2005.

On March 1, 2005, the Company issued 192,300 shares for cash proceeds of $50,000.

During the year ended March 31, 2005, the Company issued a total of 6,161,540 shares to consultants for services totalling $346,714. The Company has committed to the issuance of an additional 150,000 shares to consultants, and the cost of $7,500 is included in accrued liabilities at December 31, 2005.

On April 21, 2005, the Company issued 9,225,252 restricted common shares in consideration of the retirement of $463,773 in debt.

On August 5, 2005, the Company issued 1,500,000 common shares for the acquisition of Wallstin Petroluem LLC.

QUEST OIL CORPORATION
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2005

(Prepared by Management)

11. COMMON SHARES (continued)

On August 5, 2005, the Company issued 100,000 common shares to an arm’s length party in lieu of fees.

On August 15, 2005, the Company issued a total of 1,274,430 common shares upon the exercise of placement agents warrants issued in conjunction with the convertible notes issued on May 23, 2005 (see Note 12).

On September 6, 2005, the Company issued 2,000,000 common shares to a lender for providing a loan facility to the Company.

During the period ended September 30, 2005, the Company issued 2,708,876 common shares upon the exercise of warrants attached to the convertible notes issued on May 23, 2005 (see Note 12).

During the period ended September 30, 2005, the Company issued 7,447,187 common shares upon the conversion of the convertible notes plus accrued interest issued on May 23, 2005.

During the period ended September 30, 2005, the Company issued a total of 2,476,057 common shares to consultants for services totalling $876,053.

On October 3, 2005, the Company issued 608,878 common shares upon the exercise of 608,878 Class A warrants for total proceeds of $152,219 (see Note 12).

On October 4, 2005, the Company issued 6,276,800 common shares for the convertible note issued June 1, 2002.

On October 5, 2005, the Company issued 1,205,326 common shares upon the exercise of 1,205,326 Class B warrants for total proceeds of $181,160 (see Note 12).

On October 10, 2005, the Company issued 998,004 common shares upon the exercise of 998,004 Class B warrants for total proceeds of $150,000 (see Note 12).

On October 11, 2005, the Company issued 700,000 common shares upon the exercise of 700,000 Class A warrants for total proceeds of $175,000 (see Note 12).

On October 13, 2005, the Company issued 400,000 common shares for legal and consulting services.

On October 25, 2005, the Company issued 1,006,863 common shares upon the exercise of 1,006,863 Class B warrants for total proceeds of $151,332 (see Note 12).

On December 19, 2005, the Company issued 120,000 common shares for legal and consulting services.

On December 27, 2005, the Company issued 750,000 common shares upon the exercise of 750,000 Class A warrants for total proceeds of $187,500 (see Note 12).

12. WARRANTS AND OPTIONS

No options were issued and outstanding at December 31, 2005.

The following warrants were issued and outstanding at December 31, 2005 in connection with the convertible notes issued on May 23, 2005 and which have been paid in full:

QUEST OIL CORPORATION
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2005

(Prepared by Management)

12. WARRANTS AND OPTIONS (continued)

	Placement Agent Warrants	Class A Warrants	Class B Warrants	Class C Warrants

Issued	602,663	6,629,293	6,629,293	6,629,293
Exercised	(602,663)	(3,361,540)	(5,821,733)	-

Outstanding	-	3,267,753	807,560	6,629,293

- Class A warrants allow the holders to purchase up to 6,026,630 common shares for a period of 15 months at a price of $0.25 per share and in the case of the placement agent Class A warrants to purchase up to 602,663 common shares for a period of 2 years at $0.25 with a “cashless exercise” provision. At December 31, 2005, all the Class A placement agent warrants were exercised.

- Class B warrants allow the holders to purchase up to 6,026,630 common shares for a period of 60 months at a price of $0.1503 per share and in the case of the placement agent Class B warrants to purchase up to 602,663 common shares for a period of 2 years at $0.1503 with a “cashless exercise” provision. At December 31, 2005, all the Class B placement agent warrants were exercised.

- Class C warrants allow the holders to purchase up to 6,026,630 common shares for a period of 60 months at a price of $0.6533 per share and in the case of the placement agent Class C warrants to purchase up to 602,663 common shares for a period of 2 years at $0.6533 with a “cashless exercise” provision.

- Placement agent warrants allow the placement agent to purchase up to 602,663 common shares for a period of 12 months at price of $0.30 per share with a “cashless exercise” provision. At December 31, 2005, all the placement agent warrants were exercised.

The following warrants were issued and outstanding at December 31, 2005 in connection with the senior secured convertible notes issued on October 7, 2005:

	Series A Warrants	Series B Warrants	Series C Warrants	Series D Warrants

Issued	27,500,000	13,750,000	13,750,000	2,500,000
Exercised	-	-	-	-

Outstanding	27,500,000	13,750,000	13,750,000	2,500,000

Series A warrants allow the note holders and the Placement Agent to purchase up to 27,500,000 shares of common stock at an exercise price of $0.80 per share with a “cashless exercise” provision. Subject to certain conditions, including the effectiveness of a registration statement providing for the resale of the common stock underlying the warrants, the Company may call the Series A warrants at any time so long as the value of the common stock is greater than $1.60 for a period of 10 consecutive days immediately prior to the call notice and the average daily trading volume during the 10 day call notice period exceeds 250,000 shares of common stock. The Series A warrants issued to the note holders are exercisable for a period of 3 years. The Placement Agent Series A warrants are exercisable for a period of 5 years.

QUEST OIL CORPORATION
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2005

(Prepared by Management)

12. WARRANTS AND OPTIONS (continued)

- Series B warrants allow the note holders and the Placement Agent to purchase up to 13,750,000 shares of common stock at an exercise price of $0.46 per share with a “cashless exercise” provision. Subject to certain conditions, including the effectiveness of a registration statement providing for the resale of the common stock underlying the warrants, the Company may call the Series B warrants at any time so long as the value of the common stock is greater than $0.56 for a period of 10 consecutive days immediately prior to the call notice and the average daily trading volume during the 10 day call notice period exceeds 250,000 shares of common stock. The Series B warrants issued to the note holders are exercisable for a period of 2 years following the effective date of the registration statement providing for the resale of the shares of common stock underlying the warrants and the shares of common stock issuable upon conversion of the notes. The Placement Agent Series B warrants are exercisable for a period of 5 years.

- Series C warrants allow the note holders and the Placement Agent to purchase up to 13,750,000 shares of common stock at an exercise price of $0.56 per share with a “cashless exercise” provision. The Series C warrants issued to the note holders are exercisable for a period of seven 7 years. There is no call provision in the Series C warrants; however, the Series C warrants are only exercisable for the number of shares of common stock that has been issued to the warrant holder pursuant to the warrant holder’s exercise of its Series B Warrant. The Placement Agent Series C warrants are exercisable for a period of 7 years.

- Series D warrants allow the Placement Agent to purchase up to 2,500,000 shares of common stock at an exercise price of $0.40 per share with a “cashless exercise” provision. The Placement Agent Series D warrants are exercisable for a period of 5 years.

13. RELATED PARTY TRANSACTIONS

During the period ended December 31, 2005, the Company entered into the following transactions with related parties:

(i) paid or accrued management fees of $481,075 (December 31, 2004 - $135,000) to a company related to the Chief Executive Officer;

(ii) paid or accrued rent of $21,400 (September 30, 2004 - $Nil) to a company related to the Chief Executive Officer; and

(ii) at December 31, 2005, $357,292 (March 31, 2005 - $144,742) included in accounts payable was owed to a company controlled by the Chief Executive Officer.

These transactions have been in the normal course of operations and, in management’s opinion, undertaken with the same terms and conditions as transactions with unrelated parties.

14. FOREIGN OPERATIONS

The accompanying balance sheet includes the Company’s assets in Canada. Although Canada is considered politically and economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company’s operations.

QUEST OIL CORPORATION
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2005

(Prepared by Management)

15. FINANCIAL INSTRUMENTS

Currency risk is the risk to the Company’s earnings that arise from fluctuations of foreign exchange rates and the degree of volatility of these rates. The Company does not use derivative instruments to reduce its exposure to foreign currency risk.

At December 31, 2005, the Company has the following financial assets and liabilities in Canadian dollars:

Cash    $ 239,106
Accounts receivable  $ 305,558
Accounts payable   $ 133,060

At December 31, 2005, the Canadian dollar amounts were converted at a rate of $0.84 US dollars to $1.00 Canadian dollar.

16. SEGMENTED INFORMATION

During the period ended December 31, 2005, the Company’s operating activity was performed in the United States and Canada. Geographical segments are presented as follows:

	U.S.	Canada	Total
Net Revenue	$ -	$ 391,728	$ 391,728
Administrative expenses	3,029,073	646,843	3,675,916
Income/(loss) for the period	$ (3,029,073)	$ (255,115)	$ (3,284,188)
Identifiable assets	$ 5,125,144	$ 2,486,494	$ 7,611,638

17. INCOME TAXES

At December 31, 2005, the Company had cumulative net operating losses of approximately $5,600,000 that may be offset against operating income in future years. No provision for taxes or tax benefits has been reported in these interim consolidated financial statements as there is not a measurable means of assessing future profits or losses.

18. COMMITMENTS

The Company has signed compensation agreements with companies related to the former Chief Executive Officer and the current Chief Executive Officer. The compensation agreement with a company related to the former Chief Executive Officer was terminated on June 30, 2005 upon the resignation as the Chief Executive Officer.

Under these agreements which are renewable annually on February 1, the Company is obligated to:

(i) annual fees of $180,000 to be accrued and paid in cash;

(ii) issuance of 7,000,000 restricted shares in 6 month intervals of which 5,000,000 have been issued and 500,000 have been accrued; and
(iii) issuance of 250,000 free trading shares which were issued during the year ended March 31, 2005.

The Company has also signed consulting agreements with a number of parties. Under these agreements the Company is obligated to issue 700,000 restricted common shares of which none were issued as at December 31, 2005 (see Note 19).

QUEST OIL CORPORATION
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2005

(Prepared by Management)

19. SUBSEQUENT EVENTS

On January 16, 2006, 500,000 common shares were issued to a consultant valued at $0.05 per share pursuant to their consulting agreement dated February, 2005 (see Note 18).

On February 6, 2006 the Company signed a joint venture participation agreement with Gaither Petroleum for a 4.5% interest in the Odum-Martin Ranch No. 1 horizontal well. Other participants include Sauder Management Company, Triad Oil and Gas LLC, Ryder Scott Oil Company and Carrizo Oil and Gas Inc. (NASD:CRZO). The Company’s commitment will be 4.5% of $3,000,000 or $135,000.

On February 8, 2006, 600,000 warrants were exercised at $0.25 for gross cash proceeds of $150,000.